Exhibit 10.1
Execution Version

$180,000,000
LOAN AND SECURITY AGREEMENT
Dated as of February 18, 2010
by and among
TACTICAL HOLDCORP, INC.,
as Holdings,
ATLANTIC DIVING SUPPLY, INC.
and certain of its Subsidiaries,
as Borrowers
and
MAR-VEL INTERNATIONAL, INC.
and certain other Subsidiaries of the Company,
as Subsidiary Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
SUNTRUST BANK,
RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC.,
A SUBSIDIARY OF RBS CITIZENS, NA and
BANK OF AMERICA, N.A.,
each, as a Syndication Agent

WELLS FARGO CAPITAL FINANCE, LLC,
as Sole Lead Arranger, Manager and Bookrunner

i

continued

continued

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INDEX TO EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Information Certificate
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Notice of Prepayment
Exhibit H	Form of Notice of Conversion or Continuation
Exhibit I	Form of Note
Exhibit J	Form of Instrument of Assignment
Exhibit K	Form of Notice of Assignment
SCHEDULES

Schedule 1.1(a)	Lenders and Commitments
Schedule 1.1(b)	Existing Cash Equivalents
Schedule 6.1	Commercial Tort Claims
Schedule 6.2(b)	Chattel Paper; Instruments
Schedule 8.2	Name; State of Organization; Chief Executive Office; Collateral Locations
Schedule 8.6	Litigation
Schedule 8.9	Employee Benefits
Schedule 8.10	Deposit Accounts; and Securities Accounts
Schedule 8.11	Intellectual Property
Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency
Schedule 8.13	Labor Disputes
Schedule 8.15	Material Contracts; Material Government Contracts
Schedule 8.16	Real Property
Schedule 9.15	Post-Closing Conditions
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 10.7	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement dated February 18, 2010 is entered into by and among TACTICAL HOLDCORP, INC., a Delaware corporation (“Holdings”), ATLANTIC DIVING SUPPLY, INC. (d/b/a ADS, Inc.), a Virginia corporation (the “Company”) and any Subsidiary of the Company that becomes a party hereto as a “Borrower” in accordance with the terms hereof (together with the Company, the “Borrowers”), MAR-VEL INTERNATIONAL, INC., a New Jersey corporation and each additional Subsidiary of the Company that becomes a party hereto as a “Guarantor” (collectively, the “Subsidiary Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Assumption (collectively, the “Lenders,” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent” as hereinafter further defined) and in its capacity as Issuing Lender for letters of credit hereunder (in such capacity, “Issuing Lender” as hereinafter further defined).
W I T N E S S E T H:
     WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrowers; and
     WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and the Administrative Agent is willing to act as administrative agent for the Lenders on the terms and conditions set forth herein and the other Loan Documents;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Defined Terms. For purposes of this Agreement, the following terms have the respective meanings given to them below:
     “Accounts” means, as to each Loan Party, all present and future accounts, as defined in the UCC, of such Loan Party.
     “Acquisition” means any transaction or series of related transactions for the purpose of resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or all or substantially all of any business unit, division, product line or line of business of any Person, (b) the acquisition in excess of fifty percent (50%) of all classes of Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
     “Adjusted Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the LIBOR for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent on behalf of the Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.
     “Administrative Agent Payment Account” means the account of the Administrative Agent as the Administrative Agent may from time to time designate to the Administrative Borrower as the Administrative Agent Payment Account for purposes of this Agreement and the other Loan Documents.
     “Administrative Borrower” means the Company, in its capacity as the administrative borrower on behalf of itself and the other Borrowers pursuant to Section 2.10 and its successors and assigns in such capacity.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests, (c) any director or executive officer of such Person and (d) solely for purposes of Section 10.7, any Affiliate (as described in clause (b) above) of any director or executive officer of the Company. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
     “Aggregate Commitment” means the aggregate Commitments of all of the Lenders hereunder, as such amount may be increased, reduced or otherwise modified pursuant to the terms of this Agreement. The Aggregate Commitment on the Closing Date shall be $180,000,000.
     “Agreement” means, on any date, this Loan and Security Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

     “Applicable Margin” means for Eurodollar Rate Loans, Base Rate Loans and Letter of Credit Fees, the appropriate applicable percentages corresponding to the Level of Average Excess Availability determined as of the most recent Calculation Date as shown below:

		Applicable Margin for		Applicable Margin
	Average Excess	Eurodollar Rate	Applicable Margin	for Letter of Credit
Level	Availability	Loans	for Base Rate Loans	Fees
1	Greater than $25,000,000	2.75%	1.25%	2.75%

2	Less than or equal to $25,000,000 but greater than $15,000,000	3.00%	1.50%	3.00%

3	Less than or equal to $15,000,000	3.25%	1.75%	3.25%
     The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which the Administrative Borrower provides the monthly Borrowing Base Certificate in accordance with the provisions of Section 7.1(a) for the last month of the applicable quarterly period; provided that (i) the initial Applicable Margin shall be based on Level 2 (as shown above) and shall remain at Level 2 until the first Calculation Date that occurs after the six-month anniversary of the Closing Date, and, thereafter, the Level shall be determined by the Average Excess Availability for the applicable quarterly period, and (ii) if the Administrative Borrower fails to provide the monthly Borrowing Base Certificate to the Administrative Agent as required by and within the time limits set forth in Section 7.1(a) or an Event of Default shall have occurred and be continuing, the Applicable Margin shall be based on Level 3 until five (5) Business Days after the applicable monthly Borrowing Base Certificate is provided or such Event of Default is no longer continuing, whereupon the Level shall be determined by the Average Excess Availability as of the most recent Calculation Date. Except as set forth above, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.
     “Approved Fund” means any Person (other than a natural Person), including without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided that any such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A hereto (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.11.
     “Assignment of Claims Act” means the Assignment of Claims Act of 1940, as it may be amended from time to time, together with all regulations promulgated from time to time in respect thereof.

     “Average Excess Availability” means, as of the end of each calendar quarter, the daily average amount (calculated for such calendar quarter) of Excess Availability.
     “Bank Product Agreement” means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
     “Bank Product Amount” has the meaning given to such term in the definition of Bank Products.
     “Bank Product Obligations” has the meaning given to such term in the definition of Obligations.
     “Bank Product Provider” means any Lender or any of its Affiliates that provides any Bank Products to any Loan Party; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Obligations.
     “Bank Products” means any one or more of the following types or services or facilities provided to a Loan Party by a Bank Product Provider: (a) credit cards, stored value cards or purchase cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Loan Party pursuant to agreement or overdraft for any accounts of a Loan Party maintained at the Administrative Agent or any Bank Product Provider that are subject to the control of the Administrative Agent pursuant to any Deposit Account Control Agreement to which the Administrative Agent or such Bank Product Provider is a party, as applicable, (ii) controlled disbursement services and (iii) E-payables or comparable services, and (c) Hedge Agreements if and to the extent permitted hereunder. In connection with any Bank Product, each Bank Product Provider, other than the Administrative Agent and its Affiliates, shall provide written notice to the Administrative Agent (1) prior to entering into a Bank Product of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time and (2) in connection with any Bank Product that is a Hedge Agreement, from time to time but no less frequently than monthly, the mark-to-market exposure with respect to Bank Products consisting of Hedge Agreements provided by such Bank Product Provider, giving effect to any netting with respect to all such Bank Products consisting of Hedge Agreements provided by such Bank Product Provider to the Loan Parties, as reasonably determined by such Bank Product Provider. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
     “Base Rate” means, on any date, the greatest of (a) the rate from time to time publicly announced by Wachovia as its prime rate, with the understanding that the “prime rate” is one of Wachovia’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto (and each change in the prime rate shall be effective as of the opening of business on the day such change in such prime rate occurs), (b) the Federal Funds Rate in effect on such day plus one-half percent (0.50%) and (c) the LIBOR Rate for a one month Interest Period on such day plus one and one-half percent (1.50%) (provided that if the LIBOR Rate is not available on such date as described in Article 4 or otherwise, the most recently available LIBOR Rate for a one month Interest Period shall be used).
     “Base Rate Loans” means any Loan made to a Borrower that bears interest based on the Base Rate.

     “Blocked Accounts” has the meaning given to such term in Section 6.3(a).
     “Borrowers” has the meaning given to such terms in the preamble hereof.
     “Borrowing Base” means, as of any date of calculation, the amount equal to:
          (a) up to ninety percent (90%) of Eligible Government Accounts; plus
          (b) up to eighty-five percent (85%) of Eligible Commercial Accounts; plus
          (c) the least of (i) up to sixty-five percent (65%) multiplied by the Value of Eligible Inventory, (ii) up to eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and (iii) $55,000,000; minus
          (d) Reserves.
     The amounts of Eligible Inventory of any Borrower shall, at the Administrative Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.
     “Borrowing Base Certificate” means a borrowing base certificate in substantially the form of Exhibit B hereto.
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
     “Calculation Date” has the meaning given to such term in the definition of Applicable Margin.
     “Capital Expenditures” means expenditures for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.
     “Capital Leases” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
     “Cash Dividends” means, for any applicable period of computation, the aggregate amount of all Restricted Payments paid in cash by the Company pursuant to Section 10.6(c)(ii) and (e) during such period.
     “Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) those investments identified on Schedule 1.1(b). For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”.
     “Cash Taxes” means, for any applicable period of computation, without duplication, the sum of (a) all federal, state, local and foreign income taxes paid in cash by the Borrowers during such period (net of all income tax refunds and credits received in cash by the Borrowers during such period), which number for the applicable period of computation shall not be less than zero, determined on a combined basis in accordance with applicable law and GAAP and (b) Permitted Tax Distributions paid by the Company during such period.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means (a) the failure of the Permitted Holders, collectively, to directly own and control in excess of 50% of the Voting Stock of Holdings on a fully-diluted basis (taking into account all Voting Stock that the Permitted Holders have the right to acquire pursuant to any option right); or (b) the failure of Holdings to directly own and control one hundred percent (100%) of each class of Capital Stock of the Company; or (c) except as otherwise permitted pursuant to Section 10.4 or 10.5, the failure of the Company to, directly or indirectly, own and control one hundred percent (100%) of each class of the Capital Stock of each Subsidiary Loan Party; or (d) during any year following the Closing Date, individuals who at the beginning of such year constituted the board of directors of the Company or Holdings (together with any new directors whose election to the applicable board of directors or whose nomination for election by the equityholders of the Company or Holdings, as applicable, was approved by a vote of at least a majority of the members of the applicable board of directors then still in office who were either directors at the beginning of such year or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company or Holdings, as applicable, then still in office.
     “Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 14.2).

     “Closing Date Dividend” has the meaning given to such term in Section 10.6(c)(i).
     “Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     “Collateral” has the meaning given to such term in Section 6.1.
     “Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from a lessor of premises to any Loan Party, or another person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of a premises on which any of such Collateral is located, in favor of the Administrative Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
     “Commercial Accounts” means all Accounts other than Government Accounts.
     “Commitment” means, at any time, as to each Lender, the principal amount set forth beside such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.11, as the same may be adjusted from time to time in accordance with the terms hereof.
     “Commitment Fee” has the meaning given to such term in Section 3.2(a).
     “Commitment Fee Rate” means, on any date of calculation, one-half of one percent (0.50%) per annum.
     “Company” has the meaning given to such term in the preamble.
     “Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C hereto.
     “Credit Facility” means the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2 and 2.3.
     “Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement (including the failure to make available to the Administrative Agent amounts required pursuant to a Settlement Advance or to make a required payment in connection with a Letter of Credit), (b) notified any Borrower (and the Borrowers have notified the Administrative Agent), the Administrative Agent or any other Lender (and such Lender has notified the Administrative Agent) in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Default Rate” means the applicable rate set forth in Section 3.1(c).
     “Deferred Revenue Excess” has the meaning set forth in the definition of “Eligible Government Accounts”.
     “Deposit Account Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, the Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in the deposit account without further consent by such Loan Party and has such other terms and conditions as the Administrative Agent may reasonably require.
     “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of Holdings, the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
     “Dollars” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia.
     “EBITDA” means, for any applicable period of computation, determined on a combined basis for the Borrowers in accordance with GAAP, (a) Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Net Income: (i) Interest Expense for such period, (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrowers for such period, (iii) depreciation and amortization of the Borrowers for such period, (iv) any non-cash charges for such period (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (v) non-cash losses for such period from the proposed or actual disposition of material assets, (vi) Transaction Costs for such period, (vii) costs and expenses incurred in connection with the relocation of the Company’s headquarters for such period and (viii) financial advisory and other related fees and expenses for such period in an amount acceptable to the Administrative Agent, minus (c) without duplication, the sum of the following to the extent included in calculating Net Income: (i) non-cash, extraordinary or non-recurring gains for such period and (ii) non-cash gains for such period from the proposed or actual disposition of material assets.
     “Eligible Accounts” means Accounts created by a Borrower that in each case satisfy the criteria set forth below as reasonably determined by the Administrative Agent:
          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;
          (b) such Accounts (i) are evidenced by an invoice delivered to the related account debtor, (ii) are not unpaid more than sixty (60) days after the original due date therefor and (iii) are not unpaid more than ninety (90) days after the date of the original invoice thereof;
          (c) such Accounts comply with the following terms and conditions: (i) the amounts shown on any invoice delivered to the Administrative Agent or schedule thereof delivered to the Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Administrative Agent to the extent required pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to the Administrative Agent and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms;
          (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;
          (e) such Accounts do not consist of percentage of completion accounts or progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to the Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;
          (f) such Accounts are not owing by creditors or suppliers;
          (g) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or materially delay payment thereunder;
          (h) such Accounts are subject to the first priority, valid and perfected security interest of the Administrative Agent;

          (i) such Accounts are not subject to any other Liens and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens, in each case other than Liens permitted under Section 10.2 that are subordinated to the Lien of the Administrative Agent pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or Affiliate of any Loan Party;
          (k) there are no proceedings or actions which are pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
          (l) such Accounts are not owed by an account debtor who has Accounts classified as ineligible under clause (b) above which constitute more than thirty-five percent (35%) of the total Accounts of such account debtor;
          (m) the account debtor is not located in a state requiring the filing of a “Notice of Business Activities Report” or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a “Notice of Business Activities Report” or equivalent report for then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;
          (n) such Accounts do not include any billing for interest, fees or late charges (but the portion of the Accounts in excess of such amounts shall be deemed Eligible Accounts if such Accounts are otherwise Eligible Accounts);
          (o) such Accounts are owed by account debtors deemed creditworthy at all times by the Administrative Agent in good faith; and
          (p) no portion of any such Accounts is evidenced by a promissory note or other instrument or by chattel paper.
The criteria for Eligible Accounts set forth above may be changed and any new criteria for Eligible Accounts may be established by the Administrative Agent in good faith in order to address either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Administrative Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. Prior to the inclusion of any Accounts acquired in connection with any Permitted Acquisition as Eligible Accounts, the Administrative Agent or its designee shall have conducted an audit and field examination with respect to such Accounts, the results of which audit and field examination shall be reasonably satisfactory to the Administrative Agent.
     “Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person) that is approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), provided that neither Holdings, the Company nor any Subsidiary or Affiliate thereof shall qualify as an Eligible Assignee.

     “Eligible Commercial Accounts” means Eligible Accounts consisting of Commercial Accounts that, in each case, satisfy the additional criteria set forth below as reasonably determined by the Administrative Agent:
          (a) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or, at the Administrative Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to the Administrative Agent and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to the Administrative Agent and if required by Section 6.2(f), the original of such letter of credit has been delivered to the Administrative Agent or the Administrative Agent’s agent and the issuer thereof, and such Borrower has complied with the other applicable terms of Section 6.2(f) with respect to the assignment of the proceeds of such letter of credit to the Administrative Agent or naming the Administrative Agent as transferee beneficiary thereunder, as the Administrative Agent may specify, or (ii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount acceptable to the Administrative Agent, or (iii) such Account, when aggregated with all such other Accounts, is not in excess of $2,000,000 and is otherwise acceptable in all respects to the Administrative Agent (subject to such lending formula with respect thereto as the Administrative Agent may reasonably determine), then so long as such Account is otherwise an Eligible Account, such Account will be included as an Eligible Commercial Account;
          (b) such Accounts are not otherwise subject to any potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, rebate, credit or allowance (provided that if such Accounts are otherwise Eligible Commercial Accounts, the portion of such Accounts in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Commercial Accounts);
          (c) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten percent (10%) of the sum of (i) the aggregate amount of all otherwise Eligible Commercial Accounts plus (ii) the aggregate amount of all Eligible Government Accounts (but the portion of the Accounts not in excess of such percentage shall be deemed Eligible Commercial Accounts);
          (d) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof; and
          (e) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices and policies of such Borrower as of the Closing Date and such credit limit is reasonably acceptable to the Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Commercial Accounts if such Accounts are otherwise Eligible Commercial Accounts).
     “Eligible Government Accounts” means Eligible Accounts consisting of Government Accounts but excluding any portion of a Government Account:

          (a) against which the applicable U.S. Governmental Authority has exercised its right of setoff or deduction or has formally notified a Borrower of its intention to do so;
          (b) relating to the last payment due to a Borrower under a prime contract between such Borrower and the applicable U.S. Governmental Authority, unless (i) such contract is a “Fixed Price Contract” (as defined in Federal Acquisition Regulation Part 16.2, or any successor regulation) which does not include any provision for progress payments, incentive arrangements, or price redetermination or (ii) the Administrative Agent has otherwise consented in writing to the inclusion of such Account as an Eligible Government Contract;
          (c) to the extent such Government Account is offset by a deferred revenue deposit related to such Government Account (but only to the extent of such deferred revenue deposit; provided, that to the extent any such deferred revenue deposit exceeds the related Government Account (such excess, the “Deferred Revenue Excess”), such Deferred Revenue Excess shall reduce the related Eligible Inventory related to such Government Account on a dollar for dollar basis); and
          (d) as to which such Borrower shall not have executed a Notice of Assignment and an Instrument of Assignment with respect to the underlying Government Contract and any other agreements, instruments and documents and performed all acts that the Administrative Agent may reasonably require to ensure compliance with the Assignment of Claims Act (or any other similar state laws); provided, however, that the filing of such Notice of Assignment and Instrument of Assignment with the applicable U.S. Governmental Authority shall not occur until required pursuant to Section 6.2(h).
     “Eligible Inventory” means, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, except to the extent consisting of any of the following as determined by the Administrative Agent:
          (a) work-in-process;
          (b) components which are not part of finished goods;
          (c) spare parts for equipment;
          (d) display items, samples, tooling and packaging and shipping materials;
          (e) supplies used or consumed in such Borrower’s business;
          (f) Inventory located on leased premises or in the possession of a warehouseman or processor, unless such lessor, warehouseman or processor has delivered a Collateral Access Agreement with respect thereto or an appropriate Reserve with respect to rent has been established with respect thereto;
          (g) Inventory located at any premises if the Value of the Inventory located at such premises is less than $100,000 unless otherwise agreed by the Administrative Agent in its sole discretion;
          (h) Inventory subject to a Lien of any other Person which Lien is not subordinated to the Lien of the Administrative Agent pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
          (i) bill and hold goods;

          (j) unsalable, unserviceable, obsolete or slow moving Inventory;
          (k) Inventory that is not subject to the first priority, valid and perfected security interest of the Administrative Agent;
          (l) returned, damaged and/or defective Inventory;
          (m) Inventory subject to a negotiable warehouse receipt or other negotiable Document;
          (n) Inventory purchased or sold on consignment;
          (o) Inventory located outside the United States of America or Inventory that is in transit (other than Inventory that is otherwise Eligible Inventory and is in transit between domestic locations of the Borrowers); and
          (p) Inventory related to any Government Account to the extent of any Deferred Revenue Excess.
The criteria for Eligible Inventory set forth above may be changed and any new criteria for Eligible Inventory may be established by the Administrative Agent in good faith in order to address either: (i) an event, condition or other circumstance arising after the Closing Date or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no written notice thereof from the Administrative Borrower prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Administrative Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. Prior to the inclusion of any Inventory acquired in connection with any Permitted Acquisition as Eligible Inventory, the Administrative Agent or its designee shall have conducted an appraisal and field examination with respect to such Inventory, the results of which appraisal and field examination shall be reasonably satisfactory to the Administrative Agent.
     “Environmental Laws” means all foreign, Federal, State, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law, civil law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     “Equipment” means, as to each Loan Party, all of such Loan Party’s now owned and hereafter acquired equipment, as defined in the UCC, wherever located, including all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     “ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
     “ERISA Affiliate” means any person required to be aggregated with the Company or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation, (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan, (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate in excess of $500,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $500,000.
     “Eurodollar Rate Loans” means any Revolving Loan made to a Borrower that bears interest based on the Adjusted Eurodollar Rate.
     “Event of Default” has the meaning given to such term in Section 11.1.
     “Excess Availability” means the amount, as determined by the Administrative Agent, calculated at any date, equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base (as set forth in the Borrowing Base Certificate most recently delivered by the Administrative Borrower) minus (b) the sum of (i) the Total Outstanding as of such date plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of any Borrower which are outstanding more than thirty (30) days past due as of the end of the immediately preceding month or at the Administrative Agent’s option, as of a more recent date based on such reports as the Administrative Agent may from time to time request (other than trade payables or other obligations being contested or disputed by such Borrower in good faith) plus (iii) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of the end of the immediately preceding month or at the Administrative Agent’s option, as of a more recent date based on such reports as the Administrative Agent may from time to time request (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.
     “Exchange Act” means the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

     “Excluded Bank Account” means (a) deposit accounts specifically and exclusively used for, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) that certain deposit account in existence on the Closing Date with Merrill Lynch Capital Corporation (or any successor thereto) so long as such account (i) does not at any time have more than $1,000,000 on deposit therein and (ii) is used solely for the purpose of the Company’s credit card program with Merrill Lynch Capital Corporation, (c) that certain deposit account in existence on the Closing Date with Charter Bank (or any successor thereto) so long as such account does not at any time have more than $250,000 on deposit therein or (d) any other deposit account or securities account which, individually or in the aggregate, does not at any time have more than $50,000 on deposit therein.
     “Excluded Taxes” means, with respect to the Administrative Agent, Issuing Lender, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) any taxes imposed on or measured by its overall net income (however denominated) or net profits of such Person (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such recipient (i) is organized or incorporated, (ii) maintains its principal lending office or, in the case of any Lender or Issuing Lender, its applicable lending office with respect to this Agreement or (iii) has a present or former connection other than a connection resulting from entering into this Agreement, receiving any payment or enforcing any right under this Agreement; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender or Issuing Lender is located and (c) in the case of any Foreign Lender, any withholding tax payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Assumption) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.5(g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Party with respect to such withholding tax pursuant to Section 4.5(b).
     “Existing Facility” means, collectively, (a) the credit facility of the Company evidenced by that certain Loan Agreement dated as of August 22, 2007 (as amended from time to time prior to the date hereof) by and between the Company, as borrower, and Wachovia Bank, National Association, as lender and (b) the credit facility of the Company evidenced by that certain Loan Agreement dated as of August 26, 2006 (as amended from time to time prior to the date hereof) by and between the Company, as borrower, and Wachovia Bank, National Association, as lender.
     “Facility Increase” has the meaning given to such term in Section 2.7.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement, dated as of January 12, 2010, by and among the Company, Wachovia and Wells Fargo Foothill, LLC (now known as Wells Fargo Capital Finance, LLC), setting forth certain fees payable by the Borrowers in connection with the Credit Facility, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     “Filing Threshold Amount” means $10,000,000 plus proportionate increases thereto to reflect any Facility Increases.
     “Fixed Charge Coverage Ratio” means, as of the last day of each fiscal month of the Borrowers, the ratio of (a) (i) EBITDA plus (ii) cash interest income minus (iii) Unfinanced Capital Expenditures minus (iv) Cash Taxes to (b) Fixed Charges, in each case, computed for the twelve (12) consecutive fiscal month period then ending. For purposes of calculating the Fixed Charge Coverage Ratio for any applicable period during which any Permitted Acquisition of a Borrower (or of a Person that becomes a Borrower) or any Asset Disposition is consummated, (i) income statement items and balance sheet items (whether positive or negative) attributable to the business or Person acquired in such Permitted Acquisition or the asset(s) subject to such Asset Disposition shall be included or excluded, as applicable, in such calculations to the extent relating to such applicable period and the Permitted Acquisition or Asset Disposition shall be deemed to have occurred as of the first day of such applicable period, (ii) EBITDA may be adjusted to include operating and other expense reductions and other adjustments for such period resulting from such Permitted Acquisition and (iii) Indebtedness of a business or Person that is retired in connection with such Permitted Acquisition or Asset Disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, in each case, to the extent that such adjustments in clauses (i), (ii) and (iii) of this sentence (A) are identified by the Borrowers and supported by documentation reasonably acceptable to the Administrative Agent and (b) approved by the Administrative Agent in its sole discretion. For purposes of this definition, “Asset Disposition” means the disposition of any or all of the assets of any Borrower, whether by sale, lease, transfer or otherwise.
     “Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (a) all Interest Expense paid in cash by the Borrowers for such period plus (b) Scheduled Indebtedness Payments made by the Borrowers during such period plus (c) Cash Dividends paid in cash by the Borrowers for such period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which, in each case, are applicable to the circumstances as of the date of determination consistently applied.
     “Government Accounts” means Accounts owing directly by any U.S. Governmental Authority to a Borrower under a prime contract entered into between such U.S. Governmental Authority and such Borrower.
     “Government Contract” means any written agreement, commitment, contract, instrument or other binding arrangement between the Company or any Subsidiary thereof and any U.S. Governmental Authority.
     “Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guarantors” means, collectively, Holdings, the Subsidiary Guarantors and any other Person that at any time after the Closing Date becomes a party hereto pursuant to a joinder agreement in substantially the form of Exhibit E pursuant to which such Person shall become a party to the Guaranty as a joint and several “Guarantor”.
     “Guaranty” means the guaranty made by the Guarantors of the Obligations under Article 13 in favor of the Administrative Agent, for the benefit of the Secured Parties.
     “Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
     “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
     “Holdings” has the meaning given to such term in the preamble.
     “Increase Effective Date” has the meaning given to such term in Section 2.7.
     “Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations of any such Person in respect of Disqualified Capital Stock, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness is assumed by or is a personal liability of such Person, all as of such time, (h) all net obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements, (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (l) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), and (m) all obligations of such person under take or pay or similar arrangements.
     “Indemnitee” has the meaning given to such term in Section 14.4.
     “Information Certificate” means a certificate of the Loan Parties substantially in the form of Exhibit D hereto.
     “Instrument of Assignment” means each instrument of assignment executed by a Loan Party with respect to any Material Government Contract to which such Loan Party is a party, substantially in the form of Exhibit J hereto.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and inventions, including all renewals, extensions, combinations, divisions, or reissues thereof, (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names and other business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof, (“Trademarks”); (c) copyrights and all works of authorship including all registrations, applications, renewals, extensions and reversions thereof (“Copyrights”); (d) all computer software, source code, executable code, data, databases and documentation thereof; (e) all trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (f) all other intellectual property or proprietary rights in any discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and advertising and promotional materials; and (g) all rights to sue at law or in equity for any infringement or other impairment or violation thereof and all products and proceeds of the foregoing.
     “Intellectual Property Agreements” means all licenses or other written agreements under which any Loan Party’s right to use any Intellectual Property arose or pursuant to which such Loan Party licenses or otherwise distributes any Intellectual Property to any third party.
     “Interest Expense” means, for any applicable period of computation, all interest expense of the Borrowers for such period, determined on a combined basis in accordance with GAAP.
     “Interest Period” means for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as the Administrative Borrower on behalf of any Borrower may elect; provided that:
          (a) the Administrative Borrower on behalf of such Borrower may not elect an Interest Period that will extend beyond the Maturity Date;

          (b) no such Interest Period shall be less than thirty (30) days;
          (c) the Interest Period shall commence on the date the Revolving Loan is made or continued as, or converted into, a Eurodollar Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (d) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and
          (e) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
     “Inventory” means, as to each Loan Party, all present and future inventory, as defined in the UCC, of such Loan Party.
     “Investment” means, with respect to a Person, any investment in any other Person, whether by means of (a) purchase or acquisition of obligations or securities of such other Person, (b) capital contribution to such other Person, (c) loan or advance to such other Person, (d) making of a time deposit with such other Person, (e) guarantee or assumption of, or providing any collateral or letter of credit for, any obligation of such other Person, (f) Acquisition or (g) otherwise.
     “Investment Property Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, any Loan Party (as the case may be) and any securities intermediary that maintains a securities account of such Loan Party, acknowledging that such securities intermediary has custody, control or possession of such securities account on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such securities account, and has such other terms and conditions as the Administrative Agent may require.
     “Issuing Lender” means with respect to any Letter of Credit, Wachovia in its capacity as issuer of such Letters of Credit hereunder, or any successor issuer of such Letters of Credit hereunder.
     “Leases” has the meaning given to such term in Section 8.16.
     “Lender” means each financial institution signatory hereto as a Lender and each other Person made a party to this Agreement as a Lender in accordance with Section 14.11.
     “Lending Party” means the Administrative Agent or any Lender.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any obligations related to such Letter of Credit.
     “Letter of Credit Limit” means $10,000,000.

     “Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the Issuing Lender has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Lender with respect to such Lender’s participation in Letters of Credit as provided in Section 2.3 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Loan or otherwise.
     “Letters of Credit” means all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by the Issuing Lender for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.
     “LIBOR Rate” means, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, such rate is not available, then “LIBOR Rate” means the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “License Agreements” has the meaning set forth in Section 8.11.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Documents, the Pledge Agreement, all Deposit Account Control Agreements, all Investment Property Control Agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement; provided that in no event shall the term “Loan Documents” be deemed to include any Hedge Agreement or other Bank Product Agreement.
     “Loan Parties” means, collectively, Borrowers and the Guarantors.
     “Loans” means, collectively, the Revolving Loans and Swingline Loans.
     “MAR-VEL Bank Account” means that certain deposit account of MAR-VEL International, Inc. with PNC Bank, National Association in existence on the Closing Date.
     “Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any other Loan Document; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Administrative Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Loan Party to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any other Loan Document as and when to be performed; or (f) the ability of the Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any other Loan Document.
     “Material Contract” means (a) any contract or other agreement, written or oral, of the Company or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Company or any of its Subsidiaries the breach, nonperformance, cancellation or failure to renew of which by any party thereto could reasonably be expected to have a Material Adverse Effect, in each case, other than Material Government Contracts.
     “Material Event of Default” means an Event of Default described in Section 11.1(a), (b)(i), (e), (f), (g), (h), (k), (l) or (m).
     “Material Government Contract” means any Government Contract, and where applicable, individual delivery and individual task orders under any Government Contract, (i) listed on Schedule 8.15 or (ii) (A) involving, or which may involve, monetary liability under open orders or accounts receivable thereunder in an amount in excess of $2,000,000 over the remaining term of such contract and (B) that has a remaining term of greater than six (6) months.
     “Material Release or Non-Compliance” means (a) the occurrence of any event involving the release, spill or discharge of any Hazardous Material or (b) any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of any Environmental Law by any Loan Party or the release, spill or discharge of any Hazardous Material if, in the case of each of the foregoing clauses (a) or (b), the release, spill or discharge, or the alleged or actual non-compliance or violation of Environmental Law by any Loan Party could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means the earlier to occur of (a) February 18, 2013, (b) the date of termination of the entire Aggregate Commitment by the Administrative Borrower pursuant to Section 2.6 or (c) the date on which the Obligations have been accelerated pursuant to Section 11.2(b) and in connection therewith, the Obligations have become immediately due and payable and the Aggregate Commitment has been terminated.
     “Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to the Administrative Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.
     “Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.
     “Net Income” means, for any applicable period of computation, the net income (or net deficit) of the Borrowers for such period determined on a combined basis in accordance with GAAP; provided that there shall be excluded from Net Income the net income (or net deficit) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower.
     “Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by the Administrative Agent in accordance with Section 7.3, net of all associated costs and expenses of such liquidation, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.
     “Non-Consenting Lender” has the meaning given to such term in Section 14.2(c).
     “Note” means any promissory note substantially in the form of Exhibit I hereto made by the Borrowers in favor of a Lender evidencing such Lender’s Commitment, and any amendments, supplements and modifications thereto and replacements or renewals thereof.
     “Notice of Borrowing” has the meaning given to such term in Section 2.4(a).
     “Notice of Conversion or Continuation” has the meaning given to such term in Section 3.1(b)(ii).
     “Notice of Default or Failure of Condition” has the meaning given to such term in Section 12.3(a).
     “Notice of Prepayment” has the meaning given to such term in Section 2.5(b).
     “Noticed Bank Product” means any Bank Product provided by the Administrative Agent or any of its Affiliates and any other Bank Product for which the applicable Bank Product Provider (a) has disclosed to the Administrative Agent prior to the Closing Date (which disclosure shall comply with the information provisions set forth in the definition of “Bank Products”) or (b) shall have complied with the notice and other information provisions set forth in the definition of “Bank Products”.
     “Notices of Assignment” means each notice of assignment executed by any Loan Party with respect to any Material Government Contract to which such Loan Party is a party, substantially in the form of Exhibit K hereto.
     “Obligations” means (a) any and all Loans, Letter of Credit Obligations, Special Agent Advances and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to the Administrative Agent or any Lender and/or any of their Affiliates or the Issuing Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any other Loan Document or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any such Loan Party under the United States Bankruptcy Code or any similar statute (including, to the extent permitted under applicable law, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) subject to the priority in right of payment set forth in Section 11.3, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising (collectively, the “Bank Product Obligations”).
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Other Taxes” has the meaning given to such term in Section 4.5(c).
     “Overadvance” has the meaning given to such term in Section 2.8(a).
     “Participant” has the meaning given to such term in Section 14.11(d).
     “Patriot Act” has the meaning given to such term in Section 14.14.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which any Loan Party or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     “Permits” has the meaning given to such term in Section 8.7.
     “Permitted Acquisition” means any Acquisition by any Borrower where:
          (a) the business, assets or division acquired are for use, or the Person acquired is engaged, in a Permitted Line of Business;
          (b) if the Acquisition involves a merger or other combination, such Borrower is the surviving entity or the continuing or surviving entity shall become a Borrower if and when required to do so under Section 9.9;
          (c) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
          (d) the Permitted Acquisition Consideration to be paid by the Borrowers in connection with (i) such Acquisition and all other Acquisitions during the twelve month period in which such Acquisition occurs is less than $10,000,000 in the aggregate and (ii) such Acquisition and all other Acquisitions during the term of this Agreement is less than $25,000,000 in the aggregate;
          (e) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with Section 9.14;
          (f) immediately after giving effect to such Acquisition, Pro Forma Excess Availability, as determined by the Administrative Agent, shall not be less than the Threshold Amount;
          (g) such Acquisition shall be non-hostile and shall have been approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons;
          (h) reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all Lien search reports and Lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired, other than Liens permitted by Section 10.2;

          (i) not less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person, assets and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of (A) pro forma compliance with Section 9.14 and (B) pro forma EBITDA relating thereto, in each case, calculated in a manner reasonably satisfactory to the Administrative Agent;
          (j) any acquired Person has executed and delivered to the Administrative Agent this Agreement and to the extent applicable, the Guaranty, and the other provisions of Section 9.9 have been satisfied; and
          (k) a certificate, in form, scope and substance acceptable to the Administrative Agent of a senior officer of the Company confirming satisfaction of each of the foregoing conditions precedent shall have been delivered to the Administrative Agent prior to such Acquisition.
For purposes of this definition and notwithstanding anything contained in this Agreement to the contrary, “Pro Forma Excess Availability” means Excess Availability calculated on a pro forma basis to include (i) any Eligible Accounts and Eligible Inventory to be acquired in connection with such Acquisition (determined pursuant to field exams, appraisals or other methodologies reasonably acceptable to the Administrative Agent), (ii) the borrowing of any Loans used to finance such Acquisition, as applicable, and (iii) prepayments of the Loans occurring on the date of such Acquisition made from the proceeds from the incurrence of Indebtedness or the issuance of Capital Stock of the Company (or a combination thereof) in excess of the Permitted Acquisition Consideration for such Acquisition.
     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any Indebtedness incurred or assumed in connection therewith, earnouts (valued at the maximum amounts reasonably expected to be payable thereunder as determined in good faith by the Company’s board of directors), deferred payments, or Capital Stock of the Company, net of the applicable acquired company’s cash and Cash Equivalents (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable documentation for such Permitted Acquisition.
     “Permitted Holder” shall mean (a) Luke M. Hillier, (b) Robert Scott LaRose, (c) Daniel J. Clarkson and (d) any trust, partnership, corporation, limited liability company or other lawful entity controlled by any or all of the foregoing. The term “control” for purposes of this definition shall have the meaning set forth in the definition of “Affiliate”.
     “Permitted Line of Business” shall mean businesses in substantially the same fields as the businesses conducted by the Loan Parties and their Subsidiaries on the Closing Date and business activities reasonably related, ancillary or complementary thereto.
     “Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances, refunds, renews, replaces, defeases or extends such Original Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of the Permitted Refinancing Indebtedness shall not exceed the principal amount of the Original Indebtedness except by an amount equal to any premium or other similar amount reasonably determined by the Company to be required to be paid in connection therewith, accrued and unpaid interest thereon, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Original Indebtedness, (c) such Permitted Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (i) upon the occurrence of an event of default or a change in control, (ii) upon the sale or other disposition of any assets securing such Permitted Refinancing Indebtedness, or (iii) as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity date of such Original Indebtedness and (B) the date that is six months after the Maturity Date; (d) such Permitted Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Original Indebtedness and, in each case, shall constitute an obligation of such Subsidiary or of the Company only to the extent of their obligations in respect of such Original Indebtedness; (e) any Permitted Refinancing Indebtedness of any Subordinated Indebtedness shall be on subordination terms substantially the same as those applicable to the Original Indebtedness or more favorable to the Lenders and (f) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or by any Lien having a higher priority in respect of the Obligations than the Lien that secured such Original Indebtedness.
     “Permitted Tax Distributions” has the meaning given to such term in Section 10.6(d).
     “Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Loan Party may incur liability.
     “Pledge Agreement” means that certain Pledge Agreement dated the date hereof by and between the Administrative Agent and the Loan Parties thereto, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and the Company, as such agreement may be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.
     “Pro Forma Excess Availability” has the meaning given to such term in the definition of “Permitted Acquisition”.
     “Pro Rata Share” means as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, as adjusted from time to time in accordance with the provisions of Section 14.11; provided that if the Aggregate Commitment shall have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interests in the Letters of Credit and Swingline Loans and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.
     “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

     “Real Property” means all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all rights of any Loan Party in any easements and appurtenances relating thereto, wherever located.
     “Records” means, as to each Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Loan Party with respect to the foregoing maintained with or by any other person).
     “Register” has the meaning given to such term in Section 14.11(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Report” has the meaning given to such term in Section 12.9(a).
     “Required Lenders” means, at any time, those Lenders whose Pro Rata Shares aggregate in excess of fifty percent (50%) of the Aggregate Commitments, or if the Aggregate Commitment shall have been terminated, the Lenders to whom in excess of fifty percent (50%) of the Total Outstandings are owing; provided that the Pro Rata Share of, and the portion of the Total Outstandings, as applicable, owing or deemed owing to, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Reserves” means as of any date of determination, such amounts as the Administrative Agent may from time to time reasonably establish and revise in good faith reducing the amount of Loans and Letters of Credit that would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral, its value or the amount that might be received by the Administrative Agent from the sale or other disposition or realization upon such Collateral, (ii) the assets, business obligations, liabilities or prospects of any Loan Party or (iii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Loan Party to the Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which the Administrative Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at the Administrative Agent’s option, be established to reflect: (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in such Accounts for any period to the aggregate dollar amount of the sales for such period) as calculated by the Administrative Agent for any period is or is reasonably anticipated to be greater than five percent (5%); (B) returns, discounts, claims (including, without limitation, warranty claims), credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (C) sales, excise or similar taxes included in the amount of any such Accounts reported to the Administrative Agent; (D) factors that may negatively impact the Value of Inventory, including, without limitation, change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks; (E) testing variances identified as part of the Administrative Agent’s periodic field examinations; (F) a reserve of up to three months’ rent and other charges that could be payable to any owner or lessor of premises where any Collateral is located, other than for those locations where the Administrative Agent has received a Collateral Access Agreement that the Administrative Agent has accepted in writing; (G) amounts due or to become due to owners and licensors of material Intellectual Property used by any Borrower; (H) obligations, liabilities or indebtedness (contingent or otherwise) of Loan Parties to the Administrative Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Administrative Agent in any Collateral; and (I) reserves with respect to the Service Contract Act (41 U.S.C. 351, et seq., as amended). The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve and shall be established by the Administrative Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties the Administrative Agent may, at its option, deduct such Reserve from the Aggregate Commitment, at any time that such limit is less than the amount of the Borrowing Base. Notwithstanding the foregoing, the Administrative Agent shall establish Reserves against the mark-to-market exposure under all Noticed Bank Products consisting of Hedge Agreements.
     “Responsible Officer” means, for any Loan Party, any of the chief executive officer, chief financial officer, treasurer or controller of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Company or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of the Company or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.
     “Revolving Loans” means the loans now or hereafter made by or on behalf of any Lender or by the Administrative Agent for the account of any Lender on a revolving basis (including any Overadvance) pursuant to the Credit Facility (involving advances, repayments and re-advances) as set forth in Section 2.1.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.
     “Sale and Lease-Back Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property (other than the Collateral) to any Person and has or will take back a lease of such property from such Person or its Affiliates pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life of such property, in all cases, so long as such lease is characterized as an operating lease.
     “Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

     “Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Issuing Lender, (c) the Lenders, and (d) the Bank Product Providers.
“Settlement Advance” has the meaning given to such term in Section 3.6(a).
     “Scheduled Indebtedness Payments” means, for any applicable period of computation, the sum of all scheduled payments of principal on Total Indebtedness for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a combined basis in accordance with GAAP; it being understood that Scheduled Indebtedness Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 2.1.
     “Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
“Special Agent Advances” has the meaning given to such term in Section 2.8(b).
     “Subordinated Indebtedness” means Indebtedness of the Company and its Subsidiaries that is subordinate in right of payment to the right of the Administrative Agent and the Lenders to receive the prior payment in full of all of the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.
     “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Stock of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Except as otherwise set forth in this Agreement, all references to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” has the meaning given to such term in the preamble hereof and shall include any other Person that at any time after the Closing Date becomes party to a guarantee in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to the Obligations or who is the owner of any property that is security for the Obligations.
     “Subsidiary Loan Parties” means, collectively, the Borrowers (other than the Company) and the Subsidiary Guarantors and “Subsidiary Loan Party” means any such Person.
     “Swingline Lender” means Wachovia, in its capacity as swingline lender hereunder, and its successors and assigns.

“Swingline Limit” means $10,000,000.
“Swingline Loans” has the meaning given to such term in Section 2.2(a).
“Taxes” has the meaning given to such term in Section 4.5(a).
     “Threshold Amount” means $24,000,000 plus proportionate increases thereto to reflect any Facility Increases.
     “Total Indebtedness” means, as of any date of determination, all Indebtedness of the Borrowers, determined on a combined basis in accordance with GAAP.
     “Total Outstandings” means, as of any date of calculation, the aggregate principal amount of all Loans, Special Agent Advances and Letter of Credit Obligations outstanding as of such date.
“Trademark” has the meaning given to such term in the definition of “Intellectual Property”.
     “Transaction Costs” means all arrangement, underwriting, upfront and similar fees and out-of-pocket expenses paid by the Borrowers in connection with the Credit Facility (including, without limitation, any legal fees and expenses and due diligence fees and expenses), such fees approved by the Administrative Agent.
     “Transactions” means, collectively, (a) the repayment in full of all Indebtedness under the Existing Facility, (b) the initial Loans and Letters of Credit issued on the Closing Date and (c) the payment of the Transaction Costs in connection with items (a) and (b) above.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.
     “Unfinanced Capital Expenditures” means, for any applicable period of computation, Capital Expenditures made by the Borrowers during such period (other than Capital Expenditures related to the relocation of the Company’s headquarters), which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Loans) or any issuance of Capital Stock by any Borrower to fund such Capital Expenditure.
     “U.S. Governmental Authority” means the federal government of the United States of America or any agency or instrumentality thereof or any state of the United States of America approved by the Administrative Agent or any agency or instrumentality thereof.
     “Value” means, as determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided that for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent prior to the Closing Date, if any.
     “Voting Stock” means with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
     “Wachovia” means Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.
     Section 1.2 Interpretative Provisions.
          (a) All terms used herein that are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Loan Party, the Administrative Agent and the Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.2.
          (g) All references to the term “good faith” used herein when applicable to the Administrative Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Loan Parties shall have the burden of proving any lack of good faith on the part of the Administrative Agent or any Lender alleged by any Loan Party at any time.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, on a combined basis in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Borrowers most recently received by the Administrative Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Issuing Lender and Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (at the same time as the delivery of any annual, quarterly or monthly financial statements given in accordance with the provisions of Section 9.6) or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary thereof at “fair value”, as defined therein.
          (i) All time references in this Agreement and the other Loan Documents shall be to Eastern Daylight or Eastern Standard Time, as then in effect, from time to time unless otherwise indicated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (m) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or any Lender’s involvement in their preparation.
ARTICLE 2
CREDIT FACILITIES
     Section 2.1 Revolving Loans. Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in Dollars to the Borrowers from time to time from the Closing Date to the Maturity Date in amounts requested (or deemed to be requested) by the Administrative Borrower on behalf of the Borrowers; provided that, subject to the terms of Section 2.8, after giving effect to any Revolving Loan (a) the Total Outstandings shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans of each Lender, together with such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swingline Loans and Letter of Credit Obligations, shall not exceed such Lender’s Commitment. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Loans until the Maturity Date.
     Section 2.2 Swingline Loans.
          (a) Availability. Subject to and upon the terms and conditions of this Agreement (including, without limitation, Section 12.3(a)), the Swingline Lender may, but shall not be obligated to, make loans to each Borrower in Dollars (each such loan, a “Swingline Loan”) from time to time from the Closing Date to the Maturity Date in amounts requested by the Administrative Borrower on behalf of such Borrower up to the aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Limit; provided that, subject to the terms of Section 2.8, after giving effect to any Swingline Loan, such Swingline Loan shall not cause the Total Outstandings to exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow the applicable Swingline Loans hereunder. Each such Swingline Loan shall be requested by the Administrative Borrower pursuant to Section 2.4(a) and shall be made available by the Swingline Lender to the relevant Borrower in accordance with Section 2.4(b).
          (b) Refunding.
          (i) Swingline Loans shall be refunded by Lenders in accordance with the settlement procedures set forth in Section 3.6(b).
          (ii) The applicable Borrowers shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the applicable Borrowers hereby authorize the Administrative Agent to charge any account maintained by such applicable Borrowers with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of the applicable Swingline Loans to the extent amounts received from Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the applicable Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in accordance with their respective Pro Rata Share (unless the amounts so recovered by or on behalf of such applicable Borrowers pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Swingline Lender has received notice in the manner required pursuant to Section 13.4 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
          (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 and Section 3.6 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article 5. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2 and Section 3.6, one of the events described in Section 11.1(f), (g) or (h) shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in any Swingline Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
          (c) Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the applicable outstanding Swingline Loans. On demand by the Swingline Lender or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Pro Rata Share of the outstanding Swingline Loans on terms reasonably satisfactory to the Administrative Agent and the Swingline Lender. Any such cash collateral shall be deposited in a separate account with the Administrative Agent as collateral for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Swingline Lender immediately for each Defaulting Lender’s Pro Rata Share of any Swingline Loans which have not otherwise been refunded by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.2.
     Section 2.3 Letters of Credit.
          (a) Letters of Credit. Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents (including, without limitation, Section 12.3(a)), at the request of the Administrative Borrower on behalf of a Loan Party or any Subsidiary thereof, the Administrative Agent agrees to cause the Issuing Lender to issue, and the Issuing Lender agrees to issue one or more Letters of Credit in Dollars, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions reasonably acceptable to the Administrative Agent and the Issuing Lender.
          (b) Requests for Letters of Credit. The Administrative Borrower requesting a Letter of Credit on behalf of a Borrower shall give the Administrative Agent and the Issuing Lender at least two (2) Business Days’ prior written notice of the Administrative Borrower’s request for the issuance of a Letter of Credit on such Borrower’s behalf together with an application, in form and substance reasonably satisfactory to the Issuing Lender and the Administrative Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required by the Administrative Agent or the Issuing Lender. Such notice shall be irrevocable and shall (i) specify the original face amount of the Letter of Credit requested (which shall be in a minimum amount of $50,000, unless otherwise agreed to by the Administrative Agent and the Issuing Lender) or identify the Letter of Credit to be amended, renewed or extended, (ii) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the Maturity Date) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iii) whether such Letter of Credit may be drawn in a single or in partial draws, (iv) the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance or occur after the Maturity Date; provided that (A) a Letter of Credit may be subject to automatic extension for additional one-year periods pursuant to the terms of the Letter of Credit Documents reasonably acceptable to the Issuing Lender and (B) such Letter of Credit may have an expiration date after the Maturity Date if (x) each of the Administrative Agent and the Issuing Lender consent in writing prior to the issuance thereof, (y) all Letter of Credit Obligations associated with any such Letter of Credit are cash collateralized or otherwise supported in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender on or prior to the Maturity Date and (z) except with respect to drawings made under such Letter of Credit on or prior to the Maturity Date, each Lender, other than the Issuing Lender, shall be released on the Maturity Date from its obligation to participate in such Letter of Credit)), (v) the purpose for which such Letter of Credit is to be issued, (vi) the name and address of the beneficiary of the requested Letter of Credit, (vii) such other information as shall be necessary to enable the Issuing Lender to prepare, amend, renew or extend such Letter of Credit and (viii) the proposed terms of the Letter of Credit. In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) are reasonably satisfactory to the Administrative Agent and Issuing Lender. The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) Conditions Precedent. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 5 and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to the Administrative Agent: (i) the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) subject to the terms of Section 2.8, after giving effect to the issuance of such Letter of Credit, the Total Outstandings at such time shall not exceed the lesser of (A) the Borrowing Base at such time and (B) the Aggregate Commitment at such time.
          (d) Reimbursement. Each Borrower shall reimburse immediately the Issuing Lender for any draw under any Letter of Credit issued for the account of such Borrower and pay the Issuing Lender the amount of all other charges and fees payable to the Issuing Lender in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against the Issuing Lender or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due, if such drawing is not reimbursed by the Borrowers as provided in the immediately preceding sentence, shall constitute a request by the Borrower for whose account such Letter of Credit was issued to the Administrative Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by the Administrative Agent on behalf of the Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Revolving Loan (or Special Agent Advance, as applicable) shall be the date of the drawing or, as to other amounts, the due date therefor. Any payments made by or on behalf of the Administrative Agent or any Lender to the Issuing Lender and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).
          (e) Assumption of Risk. Each Loan Party assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit. None of the Administrative Agent or any Lender shall be responsible for paying any foreign, Federal, State or local taxes, duties or levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. The provisions of this Section 2.3 shall survive the payment of Obligations and the termination of this Agreement.
          (f) Inventory. In connection with Inventory purchased pursuant to any Letter of Credit, Loan Parties shall, at the Administrative Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Administrative Agent holds a security interest that upon the Administrative Agent’s request, such items are to be delivered to the Administrative Agent and/or subject to the Administrative Agent’s order, and if they shall come into such Loan Party’s possession, to deliver them, upon the Administrative Agent’s request, to the Administrative Agent in their original form. Except as otherwise provided herein, the Administrative Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing. Except as the Administrative Agent may otherwise specify, Loan Parties shall designate Issuing Lender as the consignee on all bills of lading and other negotiable and non-negotiable documents for Inventory purchased pursuant to any Letter of Credit.
          (g) Loan Party as Account Party. Each Loan Party hereby irrevocably authorizes and directs Issuing Lender to name such Loan Party as the account party therein and to deliver to the Administrative Agent all instruments, documents and other writings and property received by the Issuing Lender pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant to any Loan Party any right or authority to pledge the credit of the Administrative Agent or any Lender in any manner. Loan Parties shall be bound by any reasonable interpretation made in good faith by the Administrative Agent, or the Issuing Lender under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Loan Party.
          (h) Participations. Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation therein equal to such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of the applicable Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its Pro Rata Share of such unreimbursed drawing or other amounts then due to the Issuing Lender in connection therewith. If such amount is not made available by a Lender when due, the Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to the Administrative Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans.
          (i) Obligations Absolute. The obligations of the Borrowers to pay the applicable Letter of Credit Obligations and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuing Lender with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Article 5 or any other event or circumstance. Any reimbursement pursuant to Section 2.3(f) shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Lender under any Letter of Credit or make any other payment in connection therewith.
          (j) Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 2.3, no Issuing Lender shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements reasonably satisfactory to it to eliminate such Issuing Lender’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the liability with respect to such Letter of Credit. On demand by the Issuing Lender or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender which, in any case, is not in excess of an amount equal to one hundred five percent (105%) of such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations plus such Defaulting Lender’s Pro Rata Share of the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Any such cash collateral shall be deposited in a separate account with the Administrative Agent as collateral for the payment and performance of each Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.3.
     Section 2.4 Procedure for Advance of Loans.
          (a) Requests for Borrowing.
          (i) Requested Loans. To request a Revolving Loan or a Swingline Loan on behalf of a Borrower, the Administrative Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit F hereto (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each Eurodollar Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Eurodollar Rate Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Loan or Swingline Loan, (D) in the case of a Revolving Loan, whether the Loans are to be Eurodollar Rate Loans or Base Rate Loans, and (E) in the case of a Eurodollar Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. Any Loan or any portion thereof as to which the Administrative Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan in the case of a Revolving Loan, and any Eurodollar Rate Loan for which the Administrative Borrower fails to specify an Interest Period shall be deemed to have an Interest Period of one (1) month. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

          (ii) Revolving Loans Deemed to be Requested.
          (A) Unless payment is timely made by the Company pursuant to Section 3.5(a) or otherwise as set forth in Section 3.5(b), on the date when any Obligation (whether principal, interest, fees, costs, expenses, other charges, Letter of Credit Obligations or Obligations in respect of Bank Products) shall become due, the Administrative Borrower shall be deemed to have requested Revolving Loans that bear interest based on the Base Rate on such date in the amount of Obligations then due. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligations. In addition, the Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of the Company maintained with the Administrative Agent or any of its Affiliates.
          (B) If the Company establishes a controlled disbursement account with the Administrative Agent or any Affiliate thereof, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover such check or other payment shall be deemed to be a request for Revolving Loans that bear interest based on the Base Rate on such date of presentation in the amount of the check and items presented for payment. The proceeds of such Revolving Loans may be disbursed directly to the controlled disbursement account or to such other appropriate account as determined by the Administrative Agent in consultation with the Administrative Borrower.
          (b) Disbursement of Revolving Loans and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Share of the Revolving Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of such Borrower identified in writing to the Administrative Agent or as may be otherwise agreed upon in writing by the Administrative Borrower and the Administrative Agent from time to time. Subject to Section 3.6, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested (or deemed requested) pursuant to this Section 2.4 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Share of such Revolving Loan. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(c).
          (c) Authorization to Make Loans. The Administrative Agent and the Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of the Administrative Borrower or any Borrower or other authorized person or if such Loans are necessary to satisfy any Obligations. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of the Administrative Borrower or in accordance with the terms and conditions of this Agreement.
     Section 2.5 Repayments and Prepayments.

          (a) Repayment on Maturity Date. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(c), together, in each case, with all accrued but unpaid interest thereon.
          (b) Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit G (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each Eurodollar Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.6.
          (c) Mandatory Prepayments.
          (i) Except as provided in Section 2.8, if at any time the Total Outstandings exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment, the Borrowers shall repay promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) upon the earlier of (A) any Responsible Officer of the Administrative Borrower obtaining knowledge thereof and (B) demand from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Loans and third, with respect to any Letters of Credit then outstanding, to a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount requested by the Administrative Agent which, in any case, will not be in excess of an amount equal to one hundred five percent (105%) of the outstanding Letter of Credit Obligations.
          (ii) If at any time any Loan Party or any of its Subsidiaries shall receive proceeds from (A) any insurance or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any Collateral or (B) the sale (or series of sales) or other disposition of Collateral, the Borrowers shall prepay Loans in an amount equal to one hundred percent (100%) of such proceeds, which proceeds shall promptly upon receipt thereof be deposited into a Blocked Account and payments therefrom shall be applied by the Administrative Agent for the account of the Lenders first to the principal amount of outstanding Swingline Loans and second to the principal amount of outstanding Revolving Loans, without a corresponding reduction of the Aggregate Commitment.
          (d) Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any Eurodollar Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.6.

          (e) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.5 shall affect any Loan Party’s obligations under any Hedging Agreement entered into with a Bank Product Provider.
     Section 2.6 Optional Reduction of Commitments. The Administrative Borrower shall have the right to terminate or permanently reduce the unused portion of the Aggregate Commitment at any time or from time to time upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the Total Outstandings would exceed the Aggregate Commitment after such proposed reduction.
     Section 2.7 Optional Increase of Commitments. At any time following the Closing Date, the Company shall have the right, from time to time and upon not less than fifteen (15) Business Days (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent (which notice shall not obligate the Company to increase the Aggregate Commitment) to increase the Aggregate Commitment (each such increase, a “Facility Increase”); provided that:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from any such requested Facility Increase or borrowings thereunder;
          (b) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Facility Increase and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;
          (c) each Facility Increase shall be in an aggregate principal amount of at least $5,000,000 or a whole multiple of $1,000,000 in excess thereof;
          (d) the aggregate amount of all Facility Increases made pursuant to this Section 2.7 shall not exceed $25,000,000;
          (e) Facility Increases shall not increase or otherwise affect the Letter of Credit Limit or the Swingline Limit;
          (f) the Commitment of any Lender shall not be increased without the approval of such Lender;
          (g) in connection with each proposed Facility Increase, the Company shall first provide all then existing Lenders with an opportunity to commit to such Facility Increase on a ratable basis (provided that no Lender shall have an obligation to commit to all or a portion of the proposed Facility Increase) and, if, within ten (10) Business Days after the Company has delivered notice thereof to such existing Lenders, sufficient commitments cannot be obtained from such existing Lenders (it being agreed that any Lender that does not deliver a notice of such Lender’s intention to commit to such Facility Increase within such period shall be deemed to have declined to commit to such Facility Increase), then the Company may seek commitments from other Eligible Assignees that are reasonably acceptable to both the Administrative Agent and the Company or from existing Lenders in an amount in excess of such Lender’s ratable share of such Facility Increase;
          (h) in the event that any existing Lender or any new lender commits to such requested Facility Increase, (i) any new lender will execute an accession agreement to this Agreement, (ii) the Commitment of any existing Lender that has committed to provide any of the requested increase shall be increased, (iii) the Pro Rata Shares of the Lenders shall be adjusted, (iv) the Borrowers shall make such borrowings and repayments as shall be necessary to affect the reallocation of the Commitments (and the Borrowers shall pay any amounts due under Section 4.6 in connection therewith), and (v) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Lenders have agreed to increase their respective Commitments or make new commitments in response to the Company’s request for an increase pursuant to this Section 2.7 and which other changes do not adversely affect the rights of those Lenders not participating in the increase other than a change in the Lenders’ Pro Rata Shares to reflect the Facility Increase;
          (i) if the Aggregate Commitment is increased in accordance with this Section 2.7, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Facility Increase and the Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the final allocation of such Facility Increase and Increase Effective Date;
          (j) the Administrative Agent and the Lenders shall have received any fees and expenses payable by the Loan Parties in respect of such Facility Increase; and
          (k) each Facility Increase shall be subject to all of the terms and conditions of this Agreement, and shall be secured by the Collateral and guaranteed by Guarantors pursuant to the terms hereof.
     Section 2.8 Overadvances; Special Agent Advances.
          (a) Additional Loans. No Loan shall be made nor shall any Letter of Credit be provided to any Borrower intentionally and with actual knowledge that such Loan or Letter of Credit would cause the Total Outstandings to exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment (such excess, an “Overadvance”), without the prior consent of all of the Lenders, except, that, notwithstanding anything to the contrary contained herein and unless its authority has been revoked in writing by the Required Lenders or an Event of Default shall have occurred and be continuing (other than as a result of such Overadvance), the Administrative Agent may require the Lenders to honor requests for such additional Loans or the Issuing Lender may provide such additional Letters of Credit, intentionally and with actual knowledge that such Loans or Letters of Credit will cause an Overadvance, as the Administrative Agent may deem necessary or advisable in its discretion; provided that:
          (i) the aggregate principal amount of all additional Loans and additional Letters of Credit to any Borrower that may be made or provided after obtaining such actual knowledge of such Overadvance shall not exceed the lesser of (A) five percent (5%) of the Aggregate Commitment and (B) $7,500,000;
          (ii) the sum of (A) the aggregate outstanding principal amount of the Loans and Letters of Credit (including the additional Loans and additional Letters of Credit made pursuant to this Section 2.8(a)), plus (B) the amount of Special Agent Advances made pursuant to Section 2.8(b) then outstanding, shall not exceed the Aggregate Commitment; and
          (iii) no such additional Loan or Letter of Credit shall be outstanding more than forty-five (45) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), in each case, except as the Required Lenders may otherwise agree.
Each Lender shall provide the amount of its Pro Rata Share of any such additional Loans or Letters of Credit pursuant to the terms of this Agreement. Such additional Loans and Letters of Credit shall bear interest at the interest rate then applicable to Base Rate Loans (including any Default Rate, if then applicable).
          (b) Special Agent Advances. The Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans or any other Obligations or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Lender in respect of any Letter of Credit Obligations; provided that (A) the aggregate principal amount of the Special Agent Advances outstanding at any time shall not exceed the lesser of (x) five percent (5%) of the Aggregate Commitment and (y) $7,500,000, (B) the aggregate principal amount of the Special Agent Advances outstanding at any time, plus the then outstanding principal amount of the Loans and Letters of Credit (including the additional Loans and the additional Letters of Credit made pursuant to Section 2.8(a)), shall not exceed the Aggregate Commitment and (C) no such Special Agent Advance shall be outstanding more than forty five (45) days after the date such Special Agent Advance is made, except as the Required Lenders may otherwise agree. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the interest rate then applicable to Base Rate Loans plus two percent (2%), and shall be payable on demand. Each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance not to exceed such Lender’s Commitment. If such funds are not promptly made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the Federal Funds Rate for each day during such period and if such amounts are not paid within three (3) days of the Administrative Agent’s demand, at the highest interest rate provided for in Section 3.1 applicable to Base Rate Loans. The Required Lenders may at any time by written notice to the Administrative Agent (x) revoke the Administrative Agent’s authority to make further Special Agent Advances and (y) instruct the Administrative Agent to demand repayment of outstanding Special Agent Advances from the Loan Parties. Absent such revocation, the Administrative Agent’s determination that funding of a Special Agent Advance is appropriate shall be conclusive.
     Section 2.9 Joint and Several Liability of the Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan

Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Borrowers shall be liable for all amounts due to the Administrative Agent and the Lenders under this Agreement, regardless of which Borrower actually receives the Loans, Letter of Credit Obligations or other extensions of credit hereunder or the amount of such Loans, Letter of Credit Obligations or other extensions of credit received or the manner in which the Administrative Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all the Borrowers.
          (b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.9, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.9, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.9 shall not be discharged except by payment or performance and then only to the extent of such payment or performance. The obligations of each Borrower under this Section 2.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any other Borrower or any of the Lenders.

          (d) Each Borrower hereby agrees that to the extent that another Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment. Each Borrower’s right of contribution shall be subject to the terms and conditions set forth in clause (g). The provisions of this clause (d) shall in no respect limit the obligations and liabilities of any Borrower to the Administrative Agent and the other Secured Parties, and each Borrower shall remain liable to the Administrative Agent and the other Secured Parties for the full amount of the Obligations of such Borrower hereunder.
          (e) The provisions of this Section 2.9 are made for the benefit of the Lenders and their successors and assigns, and subject to Section 11.2, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.
          (f) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).
          (g) With respect to the Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, the Administrative Agent and the Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of the Borrowers, any of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.
     Section 2.10 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from the Administrative Agent or any Lender in the name or on behalf of such Borrower. The Administrative Agent and the Lenders may disburse the Loans to such bank account of the Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
          (b) The Administrative Borrower hereby accepts the appointment by the Borrowers to act as the agent and attorney-in-fact of the Borrowers pursuant to this Section 2.10. The Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of the Company, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
          (c) Each Loan Party hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Administrative Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.
          (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.
ARTICLE 3
GENERAL LOAN PROVISIONS
     Section 3.1 Interest.
          (a) Interest Rate Options. The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the outstanding principal amount of the Loans (including, without limitation Overadvances made pursuant to Section 2.8(a)) and Special Agent Advances as follows:
          (i) as to Base Rate Loans, a rate equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans;
          (ii) as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin then in effect for Eurodollar Rate Loans;
          (iii) as to Swingline Loans, a rate equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans; and
          (iv) as to Special Agent Advances, the rate described in Section 2.8(b).
     All interest accruing hereunder on and after the date of any Event of Default or the Maturity Date shall be payable on demand.
          (b) Base Rate and Eurodollar Rate Loans.
          (i) The Administrative Borrower on behalf of any Borrower shall select Base Rate Loans or Eurodollar Rate Loans and the Interest Period applicable thereto at the time a

Notice of Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion or Continuation is given pursuant to Section 3.1(b)(ii).
          (ii) The Borrowers shall have the option to (A) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more Eurodollar Rate Loans and (B) upon the expiration of any Interest Period, (x) convert all or any part of its outstanding Eurodollar Rate Loans in a principal amount equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (y) continue such Eurodollar Rate Loans as Eurodollar Rate Loans; provided that, in the case of a conversion of Base Rate Loans into, or the continuation of, Eurodollar Rate Loans, no Event of Default shall have occurred and be continuing. Whenever any Borrower desires to convert or continue Loans as provided above, the Administrative Borrower on behalf of such Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached as Exhibit H hereto (a “Notice of Conversion or Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (1) the Loans to be converted or continued, and, in the case of any Eurodollar Rate Loan to be converted or continued, the last day of the then-current Interest Period therefor, (2) the effective date of such conversion or continuation (which shall be a Business Day), (3) the principal amount of such Loans to be converted or continued, and (4) the Interest Period to be applicable to such converted or continued Eurodollar Rate Loan. The Administrative Agent shall promptly notify the Lenders of such notice.
          (iii) No more than five (5) Interest Periods may be in effect at any one time with respect to Eurodollar Rate Loans.
          (iv) Any Eurodollar Rate Loans shall be automatically continued as a Eurodollar Rate Loan with an Interest Period of one (1) month upon the last day of the applicable Interest Period, unless the Administrative Agent has received a request to continue or convert such Eurodollar Rate Loan in accordance with the terms hereof.
          (c) Default Rate. Notwithstanding anything to the contrary contained herein, (i) immediately, automatically and without notice to the Borrowers, upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (f) or (g), or (ii) at Required Lenders’ option and upon prior written notice by the Administrative Agent to the Administrative Borrower, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request Eurodollar Rate Loans or Letters of Credit, (B) all outstanding Eurodollar Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurodollar Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (z) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
          (d) Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by the Administrative Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any interest or deemed interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by the Administrative Agent or any Lender shall be applied, first, to the payment of then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.1 shall be deemed to be incorporated into each of the other Loan Documents (whether or not any provision of this Section 3.1 is referred to therein).
          (e) Interest Payment and Computations. Interest on Base Rate Loans shall be payable by the Borrowers to the Administrative Agent, for the account of the Administrative Agent and the Lenders, monthly in arrears not later than the first day of each calendar month. Interest on any Eurodollar Rate Loan shall be payable on the last day of each applicable Interest Period. Interest on Base Rate Loans bearing interest based on the “prime rate” shall be calculated on the basis of actual number of days elapsed over a year of 365 days. All other computations of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall change simultaneously with each change in the Base Rate.
     Section 3.2 Fees.
          (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Lender (other than any Defaulting Lender from and after the date such Lender became a Defaulting Lender), a fee on the unused amount of the Aggregate Commitments (a “Commitment Fee”), which shall be payable on the first day of each calendar month in arrears, determined by multiplying: (i) the amount, if any, by which (A) the Aggregate Commitment exceeds (B) the average daily amount of Total Outstandings (other than outstanding Swingline Loans and Special Agent Advances) during the immediately preceding calendar month (or part thereof) by (ii) the Commitment Fee Rate. The obligation of the Borrowers to pay any Commitment Fees that remain unpaid shall survive the termination of this Agreement.
          (b) Letter of Credit Fee. In consideration for the issuance of Letters of Credit hereunder, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lender from and after the date such Lender became a Defaulting Lender), a fee at a per annum rate for each day from the date of issuance thereof to the date of expiration equal to the Applicable Margin then in effect for Letter of Credit Fees on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding calendar month (or part thereof), payable in arrears as of the first day of each succeeding calendar month, computed for each day from the date of issuance to the date of expiration. The obligation of the Borrowers to pay any letter of credit fees that remain unpaid shall survive the termination of this Agreement.
          (c) Letter of Credit Fronting Fee. In addition to the letter of credit fees provided above, the Borrowers shall pay to the Issuing Lender for its own account (without sharing with the Lenders) a letter of credit fronting fee of one-fourth percent (0.25%), payable in arrears as of the first day of each succeeding calendar month, of the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration thereof, negotiation fees agreed to by the Borrowers and the Issuing Lender from time to time, the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit and in the case of documentary Letters of Credit, the Issuing Lender’s customary processing fees.
          (d) Other Fees. The Borrowers shall pay to the Administrative Agent and the Lead Arrangers the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by the Administrative Agent from the Borrowers on or about the Closing Date, the Administrative Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of the Administrative Agent with such Lender.
     Section 3.3 Loan Accounts. The Loans made by each Lender (and the purchases by such Lender of participations in Letters of Credit and Swingline Loans) hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers (and the purchases by such Lender of participations in Letters of Credit and Swingline Loans) and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Commitment in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     Section 3.4 Pro Rata Treatment, Sharing of Payments, Funding by Lenders, Etc.
          (a) Except to the extent otherwise provided in this Agreement or as otherwise agreed by the Lenders: (i) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (ii) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders (other than Defaulting Lenders) entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
          (b) Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Lender may otherwise have, while any Event of Default exists the Administrative Agent, each Lender and each of their respective Affiliates shall be entitled, at its option (but subject, as among the Administrative Agent and the Lenders, to the provisions of Section 12.3(b) and Section 3.4(c)), to offset balances held by it for the account of such Loan Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any Loans owed to such Person or any other amount payable to such Person hereunder (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify the Administrative Borrower and the Administrative Agent thereof; provided that such Person’s failure to give such notice shall not affect the validity thereof.
          (c) Except as otherwise expressly permitted by this Agreement, if any Lender (including the Administrative Agent) shall obtain from any Loan Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (d) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section 3.4 may exercise, in a manner consistent with this Section 3.4, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (e) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.4 applies, such Lender shall, to the extent practicable, assign such rights to the Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 3.4 to share in the benefits of any recovery on such secured claim.
          (f) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (g) Nothing in this Section 3.4 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.
     Section 3.5 Payments Generally.
          (a) Except as otherwise provided in clause (b) below, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent Payment Account, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes hereunder. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. All principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of any applicable Borrower maintained by the Administrative Agent in the manner set forth in clause (b) below and the Administrative Agent shall notify the applicable Borrower from time to time or upon the request of any such Borrower, of any charge to such Borrower’s loan account for interest, fees, costs, expenses and other charges (other than principal).
          (b) All amounts that shall have been swept into the Administrative Agent Payment Account pursuant to Section 6.3(a) as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists in the Administrative Agent Payment Account, the balance shall not accrue interest in favor of the Company. The Company irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply the same against the Obligations then due and owing, in accordance with the terms of this Agreement. Except as otherwise provided in Section 11.3, all amounts applied to repay the Obligations pursuant to this Section 3.5(b) shall be applied in the manner determined by the Administrative Agent in its sole discretion.
          (c) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not apply any payments which it receives (or any amounts applied to repay the Obligations pursuant to clause (b) above) to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans; provided that the Administrative Agent will attempt to honor any written request received from the Administrative Borrower to hold such payment until the expiration of the applicable Interest Period, it being understood and agreed that the Administrative Agent shall have no liability for any failure to do so.
          (d) To the extent that any Loan Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent. This Section 3.5(d) shall remain effective notwithstanding any contrary action which may be taken by the Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 3.5 shall survive the payment of the Obligations and the termination of this Agreement.
     Section 3.6 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between the Administrative Agent and Lenders, the Administrative Agent may, at its option, subject to the terms of this Section 3.6, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Revolving Loans (each such advance by the Administrative Agent, a “Settlement Advance”).
          (b) With respect to (i) all Swingline Loans and (ii) all Revolving Loans made by the Administrative Agent on behalf of Lenders as provided in this Section 3.6, the amount of each Lender’s Pro Rata Share of such outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided that the Administrative Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly. The Administrative Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as the Administrative Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by the Administrative Agent and received by a Lender prior to 12:00 noon, then such Lender shall make the settlement transfer described in this Section 3.6 by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 noon, then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to the Administrative Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s (other than a Defaulting Lender) Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, the Administrative Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent. The Administrative Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such

Loans have been funded by such Lender. Because the Administrative Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by the Administrative Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section 3.6. Each Lender acknowledges and agrees that its obligation to refund Loans in accordance with the terms of this Section 3.6 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article 5. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Loans pursuant to this Section 3.6, one of the events described in Section 11.1(f), (g) or (h) shall have occurred, each Lender will, on the date the applicable Loan would have been made, purchase an undivided participating interest in any Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Loan.
          (c) To the extent that the Administrative Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower or with the collected proceeds on deposit in the Administrative Agent Payment Account as described in Section 3.5(b), the Administrative Agent may apply such amounts repaid directly to any amounts made available by the Administrative Agent pursuant to this Section 3.6. In lieu of weekly or more frequent settlements, the Administrative Agent may, at its option, at any time require each Lender to provide the Administrative Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to the Administrative Agent’s disbursement of such Revolving Loan to Borrower. In such event, all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.
          (d) If the Administrative Agent is not funding a particular Revolving Loan to a Borrower (or the Administrative Borrower for the benefit of such Borrower) pursuant to subsections (a) and (b) above on any day, but is requiring each Lender to provide the Administrative Agent with immediately available funds on the date of such Revolving Loan as provided in subsection (c) above, the Administrative Agent may assume that each Lender will make available to the Administrative Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and the Administrative Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If the Administrative Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the Federal Funds Rate for each day during such period and if such amounts are not paid within three (3) days of the Administrative Agent’s demand, at the highest interest rate provided for in Section 3.1 applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by the Administrative Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to the Administrative Agent for its own account within five (5) Business Days of the Administrative Borrower’s receipt of such notice.
          (e) Nothing in this Section 3.6 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any

Lender (including, without limitation, a Defaulting Lender) or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment. In the event that a Lender is a Defaulting Lender, the Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 3.9.
     Section 3.7 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested (or deemed requested) hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder. Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     Section 3.8 Bank Products. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents solely for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider (including, without limitation, Bank Product Providers that provide Noticed Bank Products and any other Bank Product Provider) unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Loan Parties may obtain Bank Products from any Bank Product Provider, although no Loan Party is required to do so. Each Loan Party acknowledges and agrees that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
     Section 3.9 Defaulting Lenders. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Loan Party to the Administrative Agent for the Defaulting Lender’s benefit or any collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments (A) first, to the Swingline Lender to the extent of any Swingline Loans that were made by the Swingline Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of the Letter of Credit Obligations that were required to be, but were not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other non-Defaulting Lender), (D) fourth, to a suspense account maintained by the Administrative Agent, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of any Borrower as if such Defaulting Lender had made its portion of such Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with Section 11.3. Subject to the foregoing, the Administrative Agent may hold and, in its sole discretion, re-lend to a Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. The provisions of this Section 3.9 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, the Administrative Agent and the Borrowers shall have waived, in writing, the application of this Section 3.9 to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Administrative Agent, provides adequate assurance reasonably acceptable to the Administrative Agent of its ability to perform its future obligations hereunder. The operation of this Section 3.9 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Loan Parties, at their option, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender in the manner set forth in Section 4.9(b). In the event of a direct conflict between the priority provisions of this Section 3.9 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.9 shall control and govern.
ARTICLE 4
YIELD PROTECTION
     Section 4.1 Inability to Determine Applicable Interest Rate. If the Administrative Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (such notice, the “Initial Notice”) to the Administrative Borrower and each Lender of such determination. Thereafter, no Loans may be made as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such Initial Notice no longer exist (in which case the Administrative Agent shall give prompt notice to the Administrative Borrower and the Lenders). Upon receipt of the Initial Notice, the Administrative Borrower may revoke any Notice of Borrowing or Notice of Continuation or Conversion then submitted by it. If the Administrative Borrower does not revoke such notice, the Lenders shall make, convert or continue such Loans, as proposed by the Administrative Agent, in the amount specified in such notice submitted by the Administrative Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.
     Section 4.2 Changed Circumstances. Notwithstanding anything to the contrary contained herein, if (i) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan, (ii) the Required Lenders determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market or (iii) the Required Lenders determine that the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then, in each case, such Lender or Lenders shall give notice thereof to the Administrative Agent and the Administrative Borrower and may (A) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (i) or (ii) above) and (B) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.
     Section 4.3 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or the Issuing Lender; (b) subject any Lender or the Issuing Lender to any tax of any kind whatsoever other than any Excluded Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Taxes or Other Taxes covered by Section 4.5 or Excluded Taxes and the imposition of, or any change in the rate of, any taxes payable by such Lender or the Issuing Lender described in Sections 4.5(d)); or (c) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     Section 4.4 Capital Requirements. If any Lender or the Issuing Lender determines in good faith that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
     Section 4.5 Taxes.
          (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind imposed by any Governmental Authority, excluding all Excluded Taxes (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, the Issuing Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5), such Lender, the Issuing Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (c) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (collectively, “Other Taxes”).
          (d) Each Loan Party shall indemnify each Lender, the Issuing Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.5) paid by such Lender, the Issuing Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date such Lender, the Issuing Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender, the Issuing Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          (e) As soon as practicable after any payment of Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreements of any Loan Party hereunder or under any of the other Loan Documents, the agreements and obligations of such Loan Party contained in this Section 4.5 shall survive the termination of this Agreement and the payment in full of the Obligations.
          (g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Loan Documents shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connected with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, a certificate of the Foreign Lender to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless the Administrative Borrower and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder or under any of the other Loan Documents to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 4.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (i) If the Administrative Agent, the Issuing Lender or any Lender determines, in its sole discretion, that it has received a refund of an additional amount from any Loan Party pursuant to Section 4.5(b), the Administrative Agent, the Issuing Lender or such Lender shall pay to such Loan Party an amount equal to such refund, net of all out-of-pocket expenses of the Administrative Agent, the Issuing Lender or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund. Each Loan Party, upon request of the Administrative Agent, the Issuing Lender or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Lender or such Lender in the event the Administrative Agent, the Issuing Lender or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, the Issuing Lender or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
     Section 4.6 Breakage Indemnity. The Borrowers shall pay to the Administrative Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to the Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to, or continuation of, any Eurodollar Rate Loan does not occur on a date specified therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by the Administrative Borrower). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     Section 4.7 Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 4.3 or 4.4 and delivered to the Administrative Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     Section 4.8 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to Sections 4.3 or 4.4 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this such Sections for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Lender, as the case may be, becomes aware of the event giving rise to such Lender’s or the Issuing Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 4.9 Mitigation; Replacement of Lenders.
          (a) If Section 4.2 applies, any Lender requests compensation under Sections 4.2, 4.3 or 4.4, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.5, then such Lender shall promptly, and in any event if so requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or the Administrative Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject the Administrative Agent or such Lender to any unreimbursed cost or expense and the Administrative Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 4.9 shall affect or postpone any of the obligations of the Borrowers or the rights of the Administrative Agent or such Lender pursuant to this Section 4.9. The Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation or assignment.
          (b) If Section 4.2 applies, any Lender requests compensation under Sections 4.2, 4.3 or 4.4, or becomes a Defaulting Lender, or the Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 4.5, then within one hundred twenty (120) days thereafter, the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 14.11), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (i) the Administrative Borrower has received the prior written consent of the Administrative Agent and the Issuing Lender, in accordance with, and subject to, the provisions of Section 14.11, (ii) the Administrative Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.11, (iii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swingline Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder (other than, in the case of a Defaulting Lender, Bank Product Obligations owed thereto), from the assignee (to the extent of such outstanding principal) and the Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 4.6), (iv) such assignment will result in a reduction in such compensation and payments, and (v) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply. Nothing in this Section 4.9 shall impair any rights that any Borrower or the Administrative Agent may have against any Lender that is a Defaulting Lender.
     Section 4.10 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not be required to acquire Dollar deposits in the London interbank market or any other offshore Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Eurodollar Rate. All of the provisions of this Article 4 shall be deemed to apply as if the Administrative Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Eurodollar Rate by acquiring such Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.
ARTICLE 5
CONDITIONS PRECEDENT
     Section 5.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of the Lenders to make the initial Loans or of Issuing Lender to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) the Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Lender requesting a promissory note, a Note and (iii) counterparts of all other

Loan Documents and all instruments and documents (including, without limitation, the Information Certificate) required to be delivered hereunder, in each case conforming to the requirements hereunder and thereunder and executed by a duly authorized officer or director of each party thereto or of the general partner of any partnership party thereto, and in each case in form and substance reasonably satisfactory to the Lenders;
          (b) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) all releases, terminations and such other documents as the Administrative Agent may request to evidence and effectuate the termination of the Existing Facility, including, but not limited to, a payoff letter, and (ii) the termination and release by each of the lenders under the Existing Facility of any interest in and to any assets and properties of each Loan Party, duly authorized, executed and delivered by it or each of them, including, but not limited to, (A) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Loan Party, as debtor and (B) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Loan Party in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;
          (c) all requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Administrative Agent may have requested in connection therewith, such documents where requested by the Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Loan Party which shall set forth the same complete corporate name of such Loan Party as is set forth herein and certificates of good standing in (i) the state of organization, (ii) the state where such Loan Party’s principal place of business is located and (iii) each state where such Loan Party owns material real property, in each case, certified by the Secretary of State (or equivalent Governmental Authority), the bylaws or articles of each Loan Party and resolutions of the board of directors (or equivalent governing body) of each Loan Party approving and authorizing the Loan Documents and the transactions contemplated thereby);
          (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, all consents, approvals, waivers, acknowledgments and other agreements from third persons (including any Governmental Authorities) which the Administrative Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including, without limitation, Collateral Access Agreements;
          (e) the Borrowers shall have a cash management system in a place that is reasonably satisfactory to the Administrative Agent and, except as otherwise required by Schedule 9.15, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) Deposit Account Control Agreements by and among the Administrative Agent, each Loan Party and each bank where such Loan Party has a deposit account (other than an Excluded Bank Account) and (ii) Investment Property Control Agreements by and among the Administrative Agent, each Loan Party and each securities intermediary, commodity intermediary or other person that maintains a securities account (other than an Excluded Bank Account) of such Loan Party, in each case, duly authorized, executed and delivered by the Administrative Agent, such Loan Party and such bank, intermediary or other person, as applicable;
          (f) the Administrative Agent shall have received (i) all filings and recordations that are necessary to perfect the security interest of the Administrative Agent in the Collateral and (ii)

evidence, in form and substance reasonably satisfactory to the Administrative Agent, that upon such filings and recordations, the Administrative Agent will have a valid perfected first priority Lien upon all of the Collateral;
          (g) the Administrative Agent shall have received and reviewed Lien and judgment search results for the jurisdiction of organization of each Loan Party; and the jurisdiction of the chief executive office of each Loan Party, which search results shall be in form and substance satisfactory to the Administrative Agent;
          (h) the Administrative Agent shall have received a duly completed and executed Instruments of Assignments and Notice of Assignment for each Material Government Contract;
          (i) the Administrative Agent shall have received originals of certificates representing all of the issued and outstanding shares of the Capital Stock of each Loan Party (other than Holdings) and each Subsidiary of each Loan Party, in each case, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof;
          (j) the Administrative Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to the Administrative Agent, and certificates of insurance policies and/or endorsements naming the Administrative Agent as loss payee and additional insured;
          (k) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an opinion letter of legal counsel to the Loan Parties, with respect to the Loan Parties, which such opinions shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders;
          (l) the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by an authorized officer of the Company certifying that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of such officer, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, which action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Agreement (including the initial extensions of credit hereunder), the other Loan Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct, (C) Holdings and its Subsidiaries, taken as a whole, are Solvent and (D) each Borrower is Solvent;
          (m) the Administrative Agent shall have received (i) a bring-down field exam with respect to the Collateral in form and substance, and with results, reasonably satisfactory to the Administrative Agent and (ii) an initial Borrowing Base Certificate including, inter alia, calculations demonstrating that Excess Availability as of the Closing Date is not less than the Threshold Amount, in each case, after giving pro forma effect to (A) the payment of fees and expenses of the Transactions, (B) the initial Revolving Loans made or to be made and Letters of Credit issued or to be issued in connection with the Transactions and (C) the payment of the Closing Date Dividend;
          (n) (i) the pro forma capital and ownership structure, the shareholding arrangements and the management of the Company and its Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent will be reasonably satisfied with the terms and amounts of any intercompany loans among the Loan Parties and the flow of funds in connection with the closing;
          (o) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, all financial information, projections, budgets, business plans, cash flows of the Borrowers and such other financial information as the Administrative Agent may request, including, without limitation, (i) an opening pro forma balance sheet of the Borrowers as of the Closing Date, (ii) (A) projected monthly balance sheets, income statements, and statements of cash flows for the Borrowers and Excess Availability for the period from the Closing Date through the end of the fiscal year ending December 31, 2011 and (B) projected quarterly balance sheets, income statements, and statements of cash flow for the Borrowers and Excess Availability for all periods thereafter during the term of this Agreement, in each case for subclauses (A) and (B) above, with the results and assumptions set forth therein in form and substance satisfactory to the Administrative Agent (and not inconsistent with information provided to the Lenders prior to the Closing Date), (iii) any updates or modifications to the projected financial statements of the Borrowers delivered to the Administrative Agent prior to the Closing Date, (iv) current agings of Accounts, current perpetual Inventory records and roll forwards of Accounts and Inventory through the Closing Date, together with supporting documentation, each in form and substance satisfactory to the Administrative Agent and (v) copies of unaudited financial statements of the Borrowers for the fiscal monthly period ended December 31, 2009;
          (p) the Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Company and its Subsidiaries (including, without limitation, (i) receipt and review of third party inventory appraisals, in form and containing assumptions and appraisal methods satisfactory to the Administrative Agent by an appraiser acceptable to the Administrative Agent on which the Administrative Agent and the Lenders are permitted to rely, (ii) field exams of the business and collateral of the Company and its Subsidiaries in accordance with the Administrative Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of the Company and its Subsidiaries and (iii) receipt and review of all Material Contracts and Material Government Contracts) in scope and determination satisfactory to the Administrative Agent in its sole discretion;
          (q) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, statements demonstrating that the accounts payable of the Company and its Subsidiaries are at a level and in a condition consistent with historical practices;
          (r) the Administrative Agent shall have received a certificate provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of each Loan Party, the name and address of each Loan Party and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each Loan Party in accordance with the Act, in form and substance satisfactory to the Administrative Agent and the Lenders;
          (s) the Administrative Agent shall have received a table setting forth the sources and uses of the initial Revolving Loans or initial Letters of Credit, accompanied by payment instructions;
          (t) all fees and expenses required to be paid hereunder, including without limitation, under the Fee Letter and all fees and expenses invoiced on or before the Closing Date shall have been paid in full in cash or will be paid on the Closing Date; and

          (u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
The Administrative Agent shall notify the Administrative Borrower and the Lenders that the conditions specified in Section 5.1 have been satisfied or waived and that the Closing Date has occurred, and such notice, absent manifest error, shall be conclusive and binding.
     Section 5.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of the Lenders to make the Loans, including the initial Loans, or of the Issuing Lender to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;
          (b) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto; and
          (c) Total Outstandings (after giving effect to such requested Loan or Letter of Credit) shall not exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment.
ARTICLE 6
SECURITY INTEREST AND COLLECTION
     Section 6.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Loan Party hereby grants to the Administrative Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a Lien upon, and a right of set off against, and hereby pledges to the Administrative Agent, for itself and the benefit of Secured Parties, as security, of each Loan Party’s right, title and interest in and to the following, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the respective Obligations at any time granted to or held or acquired by the Administrative Agent or any Secured Party, collectively, the “Collateral”):
          (a) all Accounts;
          (b) all Inventory;
          (c) all deposit accounts and securities accounts;
          (d) all tax refunds, rebates or other similar payments or credits;

          (e) all contracts, contract rights, general intangibles, including, without limitation, all payment intangibles and Intellectual Property, commercial tort claims described on Schedule 6.1, chattel paper (including tangible and electronic chattel paper), documents, instruments and supporting obligations;
          (f) all goods, including, without limitation, Equipment (including all vehicles and related certificates of title);
          (g) all Real Property and fixtures;
          (h) all books and records and related data processing software; and
          (i) all documents;
          (j) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (k) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (l) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Loan Party now or hereafter held or received by or in transit to the Administrative Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and
          (m) all accessions to, substitutions for and all replacements, products and proceeds of any of the items described in clauses (a) through (l) above, in any form, including without limitation insurance proceeds, all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral, letters of credit and letter of credit rights.
     Section 6.2 Perfection of Security Interests.
          (a) Each Loan Party irrevocably and unconditionally authorizes the Administrative Agent (or its agent) to prepare and file at any time and from time to time such financing statements, together with any amendments and continuations with respect thereto, with respect to the Collateral naming the Administrative Agent or its designee as the secured party and such Loan Party as debtor, as the Administrative Agent may require, and including any other information with respect to such Loan Party or otherwise as the Administrative Agent may determine, and as may be required by Article 9 of the UCC to perfect the security interest granted by such Loan Party to the Administrative Agent under this Agreement which authorization shall apply to all financing statements filed on, prior to or after the Closing Date, including, without limitation, any financing statement that describes the Collateral as “all personal property” or “all assets” of such Loan Party or that describes the Collateral in some other manner as the Administrative Agent reasonably deems necessary. Each Loan Party hereby ratifies and approves all financing statements naming the Administrative Agent or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Administrative Agent prior to the Closing Date and ratifies and confirms the authorization of the Administrative Agent to file such financing statements (and amendments, if any). Each Loan Party hereby authorizes the Administrative Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming the Administrative Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Loan Party at any time file, or permit or cause to be filed, any continuation, amendment or termination with respect to any financing statement naming the Administrative Agent or its designee as secured party and such Loan Party as debtor.
          (b) No Loan Party has any chattel paper (whether tangible or electronic) or instruments as of the Closing Date, except as set forth on Schedule 6.2(b). In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the Closing Date, Loan Parties shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall deliver, or cause to be delivered, to the Administrative Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify, in each case except as the Administrative Agent may otherwise agree. At the Administrative Agent’s option, each Loan Party shall, or the Administrative Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Administrative Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as the Administrative Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the Administrative Agent’s request, such Loan Party shall take, or cause to be taken, such actions as the Administrative Agent may request to give the Administrative Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any deposit account, as of the Closing Date, or other similar account with any bank or other financial institution, as of the Closing Date, in each case except for the deposit accounts identified on Schedule 8.10. Subject to Section 6.3(a), Loan Parties shall not, directly or indirectly, after the Closing Date open, establish or maintain any deposit account (other than an Excluded Bank Account)

unless on or before the opening of such deposit account, such Loan Party shall have obtained a Deposit Account Control Agreement with respect to such deposit account, duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained.
          (e) No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the Closing Date, or have any investment account, securities account, commodity account, futures account or other similar account with any bank or other financial institution or other securities intermediary, commodity intermediary or futures intermediary as of the Closing Date, in each case except for investment, securities and commodities accounts identified on Schedule 8.10 and securities identified on Schedule 8.12.
          (i) In the event that any Loan Party shall be entitled to or shall at any time after the Closing Date hold or acquire any certificated securities, such Loan Party shall promptly (and in any event within five (5) Business Days) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities, now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall promptly (and in any event within five (5) Business Days) notify the Administrative Agent thereof and shall as the Administrative Agent may specify, either cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Loan Party or such nominee, or arrange for the Administrative Agent to become the registered owner of the securities.
          (ii) Loan Parties shall not, directly or indirectly, after the Closing Date open, establish or maintain any investment account, securities account, commodity account, futures account or any other similar account (other than an Excluded Bank Account) with any securities intermediary, commodity intermediary or futures intermediary unless each of the following conditions is satisfied: the Administrative Agent shall have received prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity the name of the account, the owner of the account, the name and address of the securities intermediary, commodity intermediary or futures intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account, the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to the Administrative Agent, and on or before the opening of such investment account, securities account or other similar account with a securities intermediary, commodity intermediary or futures intermediary, such Loan Party shall as the Administrative Agent may specify either (A) execute and deliver, and cause to be executed and delivered to the Administrative Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Loan Party and such securities intermediary, commodity intermediary or futures intermediary or (B) arrange for the Administrative Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Administrative Agent.
          (f) Loan Parties are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Closing Date. In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument whether as beneficiary thereof or otherwise after the Closing Date, such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing.

Such Loan Party shall immediately, as the Administrative Agent may specify, either (i) deliver, or cause to be delivered to the Administrative Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to the Administrative Agent, consenting to the assignment of the proceeds of the letter of credit to the Administrative Agent by such Loan Party and agreeing to make all payments thereon directly to the Administrative Agent or as the Administrative Agent may otherwise direct or (ii) cause the Administrative Agent to become, at the Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) The Loan Parties do not have any commercial tort claims as of the Closing Date. In the event that any Loan Party shall at any time after the Closing Date have any such commercial tort claims (excluding any commercial tort claim where a Responsible Officer of such Loan Party has reasonably determined that the amount likely to be recovered in respect of such claim will not exceed $500,000), such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to the Administrative Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to the Administrative Agent shall be deemed to constitute such grant to the Administrative Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of the Administrative Agent provided in Section 6.2(a) or otherwise arising by the execution by such Loan Party of this Agreement or any of the other Loan Documents, the Administrative Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming the Administrative Agent or its designee as secured party and such Loan Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Loan Party shall promptly upon the Administrative Agent’s request, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such other agreements, documents and instruments as the Administrative Agent may reasonably require in connection with such commercial tort claim.
          (h) Material Government Contracts.
          (i) No Loan Party is party to any Material Government Contract except for Material Government Contracts identified on Schedule 8.15 (as such schedule may be updated from time to time after the Closing Date to reflect (x) the addition of any new Material Government Contracts entered into after the Closing Date and (y) the deletion of any Material Government Contracts upon the expiration or termination thereof after the Closing Date or if any scheduled Government Contract is no longer a Material Government Contract). In the event that any Loan Party shall at any time after the Closing Date become a party to any Material Government Contract, such Loan Party shall promptly (and in any event within five (5) Business Days) deliver to the Administrative Agent (A) a copy of such Material Government Contract and (B) a duly executed and completed Instrument of Assignment and Notice of Assignment with respect to such Material Government Contract. In addition, in the event that any Material Government Contract is terminated or amended in any manner materially adverse to the Company and its Subsidiaries, the Loan Parties shall promptly (and in any event within five (5) Business Days) notify the Administrative Agent thereof in accordance with Section 9.6(b)(ii).
          (ii) If (A) at any time, Excess Availability is less than the Filing Threshold Amount, (B) a Material Event of Default shall have occurred and be continuing or (C) any other

Event of Default (other than a Material Event of Default) shall have occurred and be continuing without waiver or cure for sixty (60) consecutive days after the occurrence thereof (which sixty (60) consecutive days shall be inclusive of any applicable grace period with respect to such Event of Default required to elapse in order for the corresponding Default, if any, to mature into such Event of Default), then, in any such case, the Administrative Agent may deliver all Instruments of Assignment and all Notices of Assignment to the applicable U.S. Governmental Authority for each Material Government Contract and the Loan Parties shall use their commercially reasonable efforts to have such Notices of Assignment acknowledged in writing by the applicable U.S. Governmental Authority.
          (i) Except as set forth in Schedule 8.2, the Loan Parties do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the Closing Date, except for goods located in the United States in transit to a location of a Loan Party set forth in Schedule 8.2 in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the Closing Date in the custody, control or possession of such carriers, Loan Parties shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the Administrative Agent’s request, Loan Parties shall take all reasonable steps to deliver to the Administrative Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Loan Party that is the owner of such Collateral.
          (j) Loan Parties shall take any other actions reasonably requested by the Administrative Agent from time to time to cause the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in any and all of the Collateral (subject only to the Liens permitted under Section 10.2), including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC and other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (ii) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral.
     Section 6.3 Collection of Accounts.
          (a) The Borrowers shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner, into one or more deposit accounts of the Borrowers subject to a Deposit Account Control Agreement (the “Blocked Accounts”). Each Deposit Account Control Agreement entered into with respect to a Blocked Account shall provide that all payments to the Blocked Accounts shall be swept daily to the Administrative Agent Payment Account. Each Loan Party agrees that all payments made to such Blocked Accounts or other funds received and collected by the Administrative Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to the Administrative Agent and the Lenders in respect of the Obligations and therefore shall constitute the property of the Administrative Agent and the Lenders to the extent of then outstanding Obligations. All payments to the Blocked Accounts shall be swept daily to the Administrative Agent Payment Account and applied to repay the Obligations in the manner set forth in Section 3.5. Notwithstanding the foregoing, amounts on deposit in the MAR-VEL Bank Account shall not be required to be swept to the Administrative Agent Payment Account until an Event of Default shall have occurred and be continuing.
          (b) For purposes of calculating (i) the amount of the Loans available to each Borrower and (ii) interest on the Obligations, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by the Administrative Agent of immediately available funds in the Administrative Agent Payment Account provided such payments and notice thereof are received in accordance with the Administrative Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.
          (c) The Borrowers, promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) upon the request of the Administrative Agent, shall deliver to the Administrative Agent a schedule of all deposit accounts (other than deposit accounts described in clause (A) of the definition of Excluded Bank Account), that are maintained by the Loan Parties, which schedule shall include, with respect to each depository (i) the name and address of such depository, (ii) the account name and number(s) maintained with such depository and (iii) a contact person at such depository.
          (d) Each Loan Party and their respective employees, agents and Subsidiaries shall, acting as trustee for the Administrative Agent, receive, as the property of the Administrative Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in a Blocked Account, or remit the same or cause the same to be remitted, in kind, to the Administrative Agent. In no event shall the same be commingled with any Loan Party’s other funds. The Borrowers agree to reimburse the Administrative Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of the Administrative Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of the Borrowers to reimburse the Administrative Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
ARTICLE 7
COLLATERAL REPORTING AND COVENANTS
     Section 7.1 Collateral Reporting.
          (a) The Administrative Borrower shall provide the Administrative Agent with the following documents in a form satisfactory to the Administrative Agent:
          (i) as soon as available after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis (A) a Borrowing Base Certificate, (B) perpetual inventory reports and inventory reports by location and category (and including the amounts of Inventory and the Value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) and (D) schedules of sales made, credits issued and cash received, as well as purchases made; and
          (ii) such other reports as to the Collateral as the Administrative Agent shall reasonably request from time to time.
          (b) If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Administrative Agent and to follow the Administrative Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
          (c) If Excess Availability falls below the Threshold Amount or an Event of Default exists or has occurred and is continuing, the Administrative Agent will require more frequent reporting of certain of the foregoing information set forth in this Section 7.1, such frequency to be determined in the Administrative Agent’s reasonable discretion (including, without limitation, delivery of weekly Borrowing Base Certificates).
     Section 7.2 Accounts Covenants.
          (a) The Administrative Borrower shall notify the Administrative Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, in each case, where the amount in controversy is $500,000 or more, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any account debtor obligated in respect of Accounts having an aggregate value of $500,000 or more and (iii) any event or circumstance which, to the knowledge of any Responsible Officer of any Loan Party, would cause the Administrative Agent to consider any then existing Accounts having a value of $500,000 or more as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, except in the ordinary course of a Loan Party’s business in accordance with practices and policies or as otherwise disclosed to the Administrative Agent. So long as no Event of Default has occurred and is continuing, Loan Parties may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) The Administrative Agent shall have the right at any time or times, in the name of any applicable Loan Party, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts or other Collateral, by mail, telephone, facsimile transmission or otherwise; provided, that so long as no Default or Event of Default has occurred and is continuing, prior to conducting any such verifications, the Administrative Agent shall consult with the Borrowers and the Administrative Agent may use third party government billing systems (“My Invoice”) or another similar system to make such verifications.
     Section 7.3 Inventory Covenants; Appraisals. With respect to the Inventory:

          (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and such Loan Party’s cost therefore and daily withdrawals therefrom and additions thereto;
          (b) Loan Parties shall conduct a physical count of the Inventory at least once each year but at any time or times as the Administrative Agent may request upon the occurrence and during the continuation of an Event of Default or if Excess Availability falls below the Threshold Amount, and promptly following such physical inventory shall supply the Administrative Agent with a report in the form and with such specificity as may be satisfactory to the Administrative Agent concerning such physical count;
          (c) Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Administrative Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein;
          (d) From time to time as requested by the Administrative Agent, at the cost and expense of the Borrowers, the Administrative Agent shall be entitled to obtain an Inventory appraisal, which appraisal shall be in form, scope and methodology acceptable to the Administrative Agent and such appraisal shall be addressed to the Administrative Agent and shall expressly permit reliance thereon by Administrative Agent and the Lenders; provided, that the Borrowers shall be required to incur the costs and expenses of not more than one (1) such appraisal during any twelve (12) consecutive fiscal month period; provided, further, that if Excess Availability is less than the Threshold Amount or upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of appraisals which may be requested by the Administrative Agent, each at the Borrowers’ expense;
          (e) Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
          (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof;
          (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;
          (h) Loan Parties shall keep the Inventory in good and marketable condition;
          (i) Loan Parties shall not sell Inventory to any customer on approval, or any basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; and
          (j) Loan Parties shall not, without prior written notice to the Administrative Agent or the specific identification of such Inventory in a report with respect thereto provided by the Administrative Borrower to the Administrative Agent pursuant to Section 7.1(a), acquire or accept any Inventory on consignment or approval.
     Section 7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) Loan Parties shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Loan Parties shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in the business of Loan Parties and not for personal, family, household or farming use; (d) Loan Parties shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Loan Party in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Loan Parties shall not permit any of the Equipment to be or become a part of or affixed to real property; and (f) each Loan Party assumes all responsibility and liability arising from the use of the Equipment and Real Property.
     Section 7.5 Power of Attorney. Each Loan Party hereby irrevocably designates and appoints the Administrative Agent (and all persons designated by the Administrative Agent) as such Loan Party’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in such Loan Party’s or the Administrative Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Accounts or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms as permitted by applicable law, for such amount and at such time or times as the Administrative Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Accounts or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral to an address designated by the Administrative Agent, and open and dispose of all mail addressed to such Loan Party and handle and store all mail relating to the Collateral; (ix) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (x) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Loan Party’s name, the Administrative Agent’s name or the name of the Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or the Administrative Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; (xi) sign such Loan Party’s name on any verification of Accounts and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof and (xii) do all acts and things which are necessary, in the Administrative Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement and the other Loan Documents and (b) at any time, to (i) take control in any manner of any item of payment in respect of Accounts or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by the Administrative Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral are sent or received, and (iii) endorse such Loan Party’s name upon any items of payment in respect of Accounts or constituting Collateral or otherwise received by the Administrative Agent and any Lender and deposit the same in the Administrative Agent Payment Account for application to the Obligations. Each Loan Party hereby releases the Administrative Agent and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except to the extent resulting from the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     Section 7.6 Right to Cure. The Administrative Agent may, upon notice to the Administrative Borrower and upon the occurrence and during the continuation of an Event of Default, (a) cure any default by any Loan Party under any material agreement with a third party that affects the Collateral, its value or the ability of the Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Administrative Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in the Administrative Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent and the Lenders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by the Borrowers on demand. The Administrative Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Administrative Agent or any Lender under this Section 7.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
     Section 7.7 Access to Premises; Field Audits. From time to time as requested by the Administrative Agent, at the cost and expense of the Borrowers, (a) the Administrative Agent or its designee shall have complete access to all of each Loan Party’s premises during normal business hours and after reasonable prior notice to the Administrative Borrower, or at any time and without notice to the Administrative Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Loan Party’s books and records, including the Records, and (b) each Loan Party shall promptly furnish to the Administrative Agent such copies of such books and records or extracts therefrom as the Administrative Agent may request, and the Administrative Agent or any Lender or the Administrative Agent’s designee may use during normal business hours such of any Loan Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, if an Event of Default has occurred and is continuing, for the collection of Accounts and realization of other Collateral. In addition to the foregoing, the Administrative Agent shall be permitted to conduct no more than two (2) field examinations (it being understood that for the purposes hereof a single field examination may consist of examinations conducted at multiple relevant sites and involving each of the relevant Loan Parties and their assets) during any twelve (12) consecutive fiscal month period, each at the Borrowers’ expense; provided that if Excess Availability is less than the Threshold Amount or upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of field examinations which may be conducted by the Administrative Agent, each at the Borrowers’ expense.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
     Each Loan Party, on behalf of itself and each of its Subsidiaries, hereby represents and warrants to the Administrative Agent, the Lenders and the Issuing Lender the following (which shall survive the execution and delivery of this Agreement):
     Section 8.1 Corporate Existence, Power and Authority. Each Loan Party and each Subsidiary thereof is a corporation, limited liability company, limited partnership or other legal entity duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company, limited partnership, or other legal entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereunder and thereunder (a) are all within each Loan Party’s corporate, limited liability company, limited partnership or other comparable powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Loan Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement, undertaking or Material Contract to which any Loan Party is a party or by which any Loan Party or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any property of any Loan Party (other than Liens in favor of the Administrative Agent on behalf of itself and the Secured Parties). This Agreement and the other Loan Documents to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
     Section 8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of each Loan Party as of the Closing Date is as set forth on the signature page of this Agreement and in Schedule 8.2. No Loan Party has, during the five (5) year period ending on the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 8.2.
          (b) As of the Closing Date, each Loan Party is an organization of the type and organized in the jurisdiction set forth in Schedule 8.2. Schedule 8.2 accurately sets forth as of the Closing Date the organizational identification number of each Loan Party or accurately states that such Loan Party has none and accurately sets forth the federal employer identification number of each Loan Party.
          (c) As of the Closing Date, the chief executive office and primary mailing address of each Loan Party and each Loan Party’s Records concerning Accounts and all other Collateral locations are set forth in Schedule 8.2.
     Section 8.3 Financial Statements; No Material Adverse Effect. All financial statements relating to the Borrowers which have been or may hereafter be delivered by any Borrower to the Administrative Agent and the Lenders have been prepared on a combined basis in accordance with GAAP (except as to any (a) monthly financial statements and (b) quarterly financial statements, to the extent such quarterly statements are subject to normal quarter-end and year-end adjustments and do not include any notes) and fairly present in all material respects the combined financial condition and the results of operation of the Borrowers as at the dates and for the periods set forth therein. Since December 31, 2008, there has been no act, condition or event having, or that could reasonably be expected to have, a Material Adverse Effect. The projections that have been delivered to the Administrative Agent pursuant to Section 5.1(o) or any projections hereafter delivered to the Administrative Agent have been prepared in light of the past operations of the businesses of Borrowers and are based upon estimates and assumptions stated therein, all of which the Borrowers have determined to be reasonable and fair in light of then current conditions and current facts and reflect the good faith and reasonable estimates of the Borrowers of the future financial performance of the Borrowers and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections).

     Section 8.4 Priority of Liens; Title to Properties. The Liens granted to the Administrative Agent under this Agreement and the other Loan Documents constitute valid and perfected first priority Liens and security interests in and upon the Collateral, subject only to the Liens permitted under Section 10.2. Each Loan Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets, subject only to the Liens permitted under Section 10.2.
     Section 8.5 Tax Returns. Each Loan Party and each Subsidiary thereof has filed, or caused to be filed, in a timely manner all Federal and all material State, county, local and foreign income, excise, property and other material tax returns which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Loan Party and each Subsidiary thereof has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or such Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
     Section 8.6 Litigation. Except for matters existing on the Closing Date and as set forth in Schedule 8.6, (a) there is no investigation by any Governmental Authority pending, or to the knowledge of any Responsible Officer of any Loan Party threatened, against or affecting any Loan Party, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Loan Party’s knowledge threatened, against any Loan Party or any Subsidiary thereof or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement before any court or arbitrator or any governmental body, agency or official, in each case, which if adversely determined against such Loan Party has or could reasonably be expected to have a Material Adverse Effect.
Section 8.7 Compliance with Other Agreements and Applicable Laws.
          (a) The Loan Parties and their Subsidiaries are not in default in any respect under, or in violation in any respect of the terms of, any Material Contract or any Material Government Contract. Loan Parties are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.
          (b) The Loan Parties and their Subsidiaries have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except for those the failure to obtain could not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened that seek the revocation, cancellation, suspension or modification of any such Permits.
     Section 8.8 Environmental Compliance.
          (a) No Loan Party and no Subsidiary thereof has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any respect any applicable Environmental Law or Permit, except any violation which could not reasonably be expected to have a Material Adverse Effect. The operations of each Loan Party and each Subsidiary thereof comply with all Environmental Laws and all Permits, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.
          (b) There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or any Subsidiary thereof or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any respect any Loan Party or its or their business, operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials and which is likely to result in costs or liabilities to the Loan Parties in excess of $500,000.
          (c) Neither any Loan Party nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.
          (d) Loan Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of the Loan Parties under all Environmental Laws and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except, in each case where the failure to so obtain or maintain such Permits could not reasonably be expected to have a Material Adverse Effect.
     Section 8.9 Employee Benefits.
          (a) As of the Closing Date, each Plan is set forth in Schedule 8.9. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law, except where any noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the knowledge of any Responsible Officer of any Loan Party, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending, or to the knowledge of any Responsible Officer of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in material liability to any Loan Party.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as set forth in Schedule 8.9, based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Loan Party, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
     Section 8.10 Bank Accounts. As of the Closing Date, all of the deposit accounts, investment accounts, securities accounts, commodity accounts, futures accounts or any other similar accounts in the name of or used by any Loan Party maintained at any bank or other financial institution or securities intermediary are set forth in Schedule 8.10.
     Section 8.11 Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or presently proposed by its management to be conducted. As of the Closing Date, Loan Parties do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 and have not granted any licenses with respect thereto other than as set forth in Schedule 8.11. To the knowledge of the Responsible Officers of the Loan Parties, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the knowledge of the Responsible Officers of the Loan Parties, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Loan Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Loan Party contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the agreements or other arrangements of each Loan Party pursuant to which such Loan Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the Closing Date and the dates of the expiration of such agreements or other arrangements of such Loan Party as in effect on the Closing Date (collectively, together with such agreements or other arrangements as may be entered into by any Loan Party after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Loan Party which is owned by another person, or owned by such Loan Party subject to any Lien in favor of any person other than the Administrative Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Loan Party under applicable law (including the United States Copyright Act of 1976).
     Section 8.12 Subsidiaries; Affiliates; Capitalization; Solvency.
          (a) As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12.
          (b) Each Loan Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of its Subsidiaries listed in Schedule 8.12 as being owned by such Loan Party and there are no proxies, irrevocable or otherwise, with respect to such shares and, except as set forth in Schedule 8.12, no equity securities of any of the Loan Parties are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Loan Party is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.
          (c) As of the Closing Date, all of the issued and outstanding shares of Capital Stock of each Loan Party are directly and beneficially owned and held by the persons indicated in Schedule 8.12, and in each case all of such shares have been duly authorized, in the case of corporations, and are fully paid and non-assessable, and are free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to the Administrative Agent prior to the Closing Date.
          (d) (i) Holdings and its Subsidiaries, taken as a whole, are Solvent and (ii) each Borrower is Solvent and, in each case, will continue to be Solvent immediately after the creation or incurrence from time to time of the Obligations, the security interests of the Administrative Agent and the other transactions contemplated hereunder.
     Section 8.13 Labor Disputes.
          (a) Set forth in Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party on the Closing Date.
          (b) There is (i) no significant unfair labor practice complaint pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against any Loan Party.
     Section 8.14 Burdensome Restrictions. Except as permitted in Section 10.7, there are no contractual or consensual restrictions on any Loan Party or any of its Subsidiaries that (a) prohibit or otherwise restrict the transfer of cash or other assets (i) between any Loan Party and any of its Subsidiaries or (ii) between any Subsidiaries of any Loan Party or (b) prohibit or otherwise restrict the ability of any Loan Party or any of its Subsidiaries to incur Indebtedness or grant Liens to the Administrative Agent or any Lender in the Collateral.
     Section 8.15 Material Contracts and Material Government Contracts. Schedule 8.15 (as such schedule may be updated from time to time after the Closing Date) sets forth all Material Contracts and Material Government Contracts to which any Loan Party is a party or is bound. The Loan Parties have delivered true, correct and complete copies of all Material Contracts and Material Government Contracts (in each case, with redactions as deemed appropriate) in existence on the Closing Date to the Administrative Agent. No Loan Party is in breach of or in default under any Material Contract or Material Government Contract.
     Section 8.16 Real Property. Schedule 8.16 contains a list of all Real Property owned or leased by any Loan Party as of the Closing Date. Each Loan Party has (a) good and marketable fee simple title to or valid leasehold interests in all of its Real Property and (b) good and marketable title to all of its other property (including without limitation, all property in each case as reflected in the financial statements delivered to the Administrative Agent hereunder), and in case of each (a) and (b) subject to no Liens other than permitted Liens pursuant to Section 10.2. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession of all its Real Property and there is no pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened condemnation proceeding relating to any such Real Property. No material default exists under any leases evidencing any leasehold interests of the Loan Parties (the “Leases”). All of the Real Property owned, leased or used by each Loan Party or any of its Subsidiaries in the conduct of their respective businesses is (i) structurally sound with no known defects which could reasonably be expected to have a Material Adverse Effect, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (iv) sufficient for the operation of the businesses of each Loan Party and its Subsidiaries as currently conducted, and (v) in compliance with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where any noncompliance could not reasonably be expected to have a Material Adverse Effect.
     Section 8.17 Payable Practices. No Loan Party has made any material change in its historical accounts payable practices from those in effect immediately prior to the Closing Date.
     Section 8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby is, and all such information thereafter furnished will be, true, accurate and complete in every material respect on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to the Administrative Agent in writing prior to the Closing Date.
     Section 8.19 Margin Security and Investment Company Act. No Loan Party owns any margin stock and no portion of the proceeds of any Loans or Letters of Credit shall be used by any Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement. No Loan Party is subject to regulation under the Investment Company Act of 1940, as amended. In addition, none of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by such a company.
     Section 8.20 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.
     Section 8.21 Accounts; Inventory. Each Account (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditor’s rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to the Administrative Agent in writing), defense, set off, claim or counterclaim of a material nature against any Loan Party except as to which the Loan Parties would have notified the Administrative Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or a material amount of such Collateral except as to which the Loan Parties have notified the Administrative Agent in writing; (d) arising from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens except Liens permitted by Section 10.2; and (f) is for a liquidated amount maturing as stated in the invoice therefor. To the knowledge of the Responsible Officers of each Loan Party, each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth in this Agreement and each item of Inventory included in the Borrowing Base as Eligible Inventory meets all of the requirements of Eligible Inventory set forth in this Agreement.
     Section 8.22 Anti-Terrorism Laws. Neither the making of the Loans hereunder nor the Borrowers’ use of the proceeds thereof will violate the Patriot Act, OFAC, the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation in force in the United States or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), in each case, to the extent applicable to any Borrower. None of the Borrowers, any Subsidiary of any Borrower or any Affiliate of any Borrower: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable laws. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     Section 8.23 Senior Indebtedness. The monetary Obligations hereunder rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior indebtedness of the Borrowers; provided that the prior secured claims of any other senior indebtedness solely with respect to particular collateral will not be deemed to result in such Obligations not being at least pari passu in right of payment to such other senior indebtedness.
     Section 8.24 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Administrative Agent and the Lenders on the date of the making of a Loan or the issuance of a Letter of Credit (and on the effective date of any Facility Increase) and shall be conclusively presumed to have been relied on by the Administrative Agent and the Lenders regardless of any investigation made or information possessed by the Administrative Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to the Administrative Agent or any Lender under any other Loan Documents.
ARTICLE 9
AFFIRMATIVE COVENANTS
     Section 9.1 Maintenance of Existence.
          (a) Except as otherwise permitted pursuant to Section 10.4 or 10.5, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times (i) preserve, renew and keep in full force and effect its legal existence and, (ii) except those that expire or otherwise terminate in accordance with their terms, maintain in full force and effect all registrations, approvals, authorizations, consents and Permits necessary to carry on the business as presently or from time to time proposed to be conducted.

          (b) No Loan Party shall change its name, its type of organization, its jurisdiction of organization or its legal structure unless each of the following conditions is satisfied: (i) the Administrative Agent shall have received prior written notice from the Administrative Borrower of such proposed change in its name, which notice shall accurately set forth the new name, type of organization, jurisdiction or structure, as applicable; and (ii) not more than 30 days following the effectiveness of such change, the Administrative Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Loan Party providing for such change certified by the Secretary of State or other applicable government official of the jurisdiction of incorporation or organization of such Loan Party or other similar Governmental Authority as soon as it is available.
          (c) No Loan Party shall change its chief executive office or its primary mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Administrative Agent shall have received prior written notice from the Administrative Borrower of such proposed change, which notice shall accurately set forth such change and the Administrative Agent shall have received such agreements as the Administrative Agent may reasonably require in connection therewith.
     Section 9.2 New Collateral Locations. From time to time, each Loan Party may open new locations owned or leased by such Loan Party on which Collateral is stored or located only within the continental United States or Canada provided such Loan Party gives the Administrative Agent prior written notice of the intended opening of any such new location.
     Section 9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, comply with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any Governmental Authority in each case, except where the failure to so comply or observe could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not apply with respect to Intellectual Property (which is the subject of Section 9.9 below).
          (b) The Loan Parties shall give written notice to the Administrative Agent immediately upon any Loan Party’s receipt of any notice of, or any Loan Party’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material is likely to result in costs or liabilities to the Loan Parties in excess of $500,000 or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: any non-compliance with or violation of any Environmental Law by any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material if the threatened or actual release, spill or discharge, or the alleged or actual non-compliance or violation of Environmental Law by any Loan Party is likely to result in costs or liabilities to the Loan Party in excess of $500,000 (collectively for purposes of this Section 9.3, a “Material Release or Non-Compliance”). Upon request of the Administrative Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations (if any) shall be promptly furnished, or caused to be furnished, by such Loan Party to the Administrative Agent. Each Loan Party shall take prompt action to respond to any Material Release or Non-Compliance and shall regularly report to the Administrative Agent on such response, if so requested by the Administrative Agent.
          (c) Each Loan Party shall indemnify and hold harmless the Administrative Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Loan Party and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     Section 9.4 Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Federal taxes and all other material taxes, assessments and other similar governmental charges upon or against it or its properties or assets, except for taxes, assessments and governmental charges the validity of which is being contested in good faith by appropriate proceedings diligently pursued, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
     Section 9.5 Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by Persons of established reputation engaged in the same or similar businesses and similarly situated (including, without limitation, hazard and business interruption insurance). Said policies of insurance shall be reasonably satisfactory to the Administrative Agent as to form, amount and insurer. Loan Parties shall furnish certificates, policies or endorsements to the Administrative Agent as the Administrative Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, the Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Borrowers. All policies insuring loss or damage to Collateral shall provide for at least thirty (30) days prior written notice to the Administrative Agent of any cancellation or reduction of coverage and that the Administrative Agent may act as attorney for each Loan Party in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Loan Parties shall cause the Administrative Agent to be named as a lender’s loss payee on any policies of property insurance covering the Collateral and an additional insured on any policies of general liability insurance (but without any liability for any premiums) and the Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies for property insurance covering the Collateral in form and substance reasonably satisfactory to the Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Administrative Agent as its interests may appear and further specify that the Administrative Agent and the Lenders shall be paid regardless of any act or omission by any Loan Party or any of its Affiliates. Without limiting any other rights of the Administrative Agent or Lenders, any insurance proceeds received by the Administrative Agent at any time with respect to Collateral shall be applied to payment of the Obligations, whether or not then due, in accordance with Section 2.5(c)(ii). Upon application of such proceeds to the applicable Revolving Loans, such Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.
     Section 9.6 Financial Statements and Other Information.
          (a) Each Loan Party shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party and its Subsidiaries in accordance with GAAP (other than the books and records of Foreign Subsidiaries (if any) that are kept in accordance with local accounting rules and converted to GAAP monthly). The Borrowers shall furnish or cause to be furnished to the Administrative Agent and the Lenders, the following:

          (i) promptly upon becoming available and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, an audited combined and combining balance sheet of the Borrowers as at the end of such fiscal year and the related audited combined and combining statements of income and loss, statements of cash flow and statements of shareholders’ equity for such fiscal year and a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended, including the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the combined financial position and the results of the operations of the Borrowers as of the end of and for such fiscal year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year certified by the chief financial officer, treasurer, or corporate controller of the Company as fairly presenting, in all material respects, the combined financial condition and results of operations of the Borrowers, together with the unqualified opinion of Goodman & Company, LLP or other independent certified public accountants of nationally recognized standing selected by the Administrative Borrower and acceptable to the Administrative Agent, that such audited combined and combining financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the Borrowers as of the end of and for the fiscal year then ended. Each of the foregoing shall be accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the twelve (12) consecutive fiscal month period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;
          (ii) promptly upon becoming available and in any event thirty (30) days after the end of each fiscal month of the Borrowers, an unaudited combined and combining balance sheet of the Borrowers for such fiscal month, and the related unaudited combined and combining statements of income and loss and a summary of cash flow items for such fiscal month in substantially the same form as delivered to the Administrative Agent prior to the Closing Date (or such other form as may be mutually agreed to by the Administrative Agent and the Administrative Borrower), fairly presenting in all material respects the combined financial position and the results of the operations of the Borrowers as of the end of and through such fiscal month, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year, accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the twelve (12) consecutive fiscal month period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;
          (iii) promptly upon becoming available, but in any event at least thirty (30) days before the end of each fiscal year (commencing with the fiscal year of the Borrowers ending December 31, 2010) of the Borrowers, a projected combined financial budget (including forecasted balance sheets, statements of income and loss and summary cash flow items) of the Borrowers for the immediately following fiscal year, all in reasonable detail, and in a format reasonably acceptable to the Administrative Agent, together with such supporting information as the Administrative Agent may reasonably request. Such projected financial budget shall also include projected borrowings and Letter of Credit usage and pro forma calculations of Excess Availability and the Fixed Charge Coverage Ratio. Such projected combined financial budget shall be prepared on a monthly basis for the period commencing on January 1, 2011 through December 31, 2011 and on a quarterly basis for each succeeding fiscal year thereafter. Such projected combined financial budget shall represent the reasonable best estimate by the Borrowers of the future combined financial performance of the Borrowers for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein that the Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial budget). The Borrowers shall provide to the Administrative Agent a quarterly update to such projected combined financial budget for each upcoming quarter or, at any time a Default or Event of Default exists or has occurred and is continuing or if Excess Availability falls below the Threshold Amount, more frequently as the Administrative Agent may request; and
          (iv) promptly upon becoming available, but in no event later than ten (10) days after the end of each fiscal quarter or, as otherwise requested by the Administrative Agent, a contract backlog report of all Government Contracts and all other Material Contracts (in form and substance reasonably satisfactory to the Administrative Agent but including, without limitation, such contract’s end date, the tenor of such contract, the renewal options of such contract, the type of contract and whether the applicable Loan Party party thereto is a prime contractor or a sub-contractor with respect thereto).
          (b) The Loan Parties shall, and shall cause each Subsidiary thereof to, promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $750,000 or which if adversely determined would result in any Material Adverse Effect, (ii) any Material Contract or Material Government Contract being terminated or amended in any manner materially adverse to the Company and its Subsidiaries or any new Material Contract or new Material Government Contract entered into (in which event the Loan Parties shall provide the Administrative Agent with (x) a copy of such Contract, if requested by the Administrative Agent, (y) an updated Schedule 8.15 and (z) with respect to any new Material Government Contract, a Notice of Assignment and Instrument of Assignment with respect to such Material Government Contract in accordance with Section 6.2(h)(i)), (iii) any order, judgment or decree in excess of $750,000 shall have been entered against any Loan Party or any of its Subsidiaries or any of its or their respective properties or assets, (iv) any notification of a violation of laws or regulations received by any Responsible Officer of a Loan Party that could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, and (vi) upon any Responsible Officer having knowledge thereof, the occurrence of any Material Release or Non-Compliance and (vii) upon any Responsible Officer having knowledge thereof, the occurrence of any Default or Event of Default.
          (c) Promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) after the sending or filing thereof, the Borrowers shall send to the Administrative Agent copies of (i) all reports which the Company or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which the Company or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as the Administrative Agent may hereafter specifically identify to the Administrative Borrower that the Administrative Agent will require be provided to the Administrative Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Loan Party made available by any Loan Party to the public.
          (d) Promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) upon receipt thereof, the Borrowers shall send to the Administrative Agent copies of any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by any U.S. Governmental Authority or by any prime contractor to any Loan Party or any Subsidiary thereof asserting or seeking to investigate any alleged fraud, malfeasance or other willful misconduct of any Loan Party or any Subsidiary thereof with respect to any Material Government Contract or any subcontract with remaining payments of at least $750,000.
          (e) Each Loan Party shall, and shall cause each Subsidiary to, furnish or cause to be furnished to the Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Loan Parties, as the Administrative Agent may, from time to time, reasonably request.
          (f) The Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Loan Parties to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Loan Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to the Administrative Agent, at Borrowers’ expense, copies of the financial statements of any Loan Party and any final reports or management letters prepared by such accountants or auditors on behalf of any Loan Party and to disclose to the Administrative Agent and Lenders such information as they may have regarding the business of any Loan Party; provided that the Loan Parties shall notify the Administrative Agent of any such reports or management letters received and, upon the Administrative Agent’s request, shall use its commercially reasonable efforts to cause such reports or management letters to be delivered to the Administrative Agent in accordance with this clause (e). Any documents, schedules, invoices or other papers delivered to the Administrative Agent or any Lender may be destroyed or otherwise disposed of by the Administrative Agent or such Lender one (1) year after the same are delivered to the Administrative Agent or such Lender, except as otherwise designated by the Administrative Borrower to the Administrative Agent or such Lender in writing.
          (g) Information required to be delivered pursuant to this Section 9.6 shall be deemed to have been delivered if such information, or one or more annual or other reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access; provided that the Company shall deliver paper copies of such information to the Administrative Agent or any Lender that requests such delivery.
     Section 9.7 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law, except to the extent that noncompliance would not result in a material liability to such Loan Party or such ERISA Affiliate; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Loan Party or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.
     Section 9.8 End of Fiscal Years; Fiscal Quarters. Each Loan Party shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 each year.

     Section 9.9 Intellectual Property.
          (a) Each Loan Party (either itself or through licensees) shall refrain from taking any act that knowingly uses any owned Intellectual Property to infringe the Intellectual Property rights of any other third party.
          (b) Each Loan Party (either itself or through licensees) will (i) not abandon any Trademark used in connection with any goods and services reflected in current catalogs, brochures and price lists unless the Loan Party discontinues the associated goods or services or determines to change the Trademark used in connection therewith, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such Trademark unless the Administrative Agent, shall obtain a perfected Lien upon such Trademark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become abandoned or dedicated to the public; other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Trademark.
          (c) Each Loan Party (either itself or through licensees) will not do any act, or knowingly omit to do any act, whereby any material Patent may become abandoned or dedicated to the public other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Patent.
          (d) Each Loan Party (either itself or through licensees) will not do any act or knowingly omit to do any act, whereby any material Copyright may become abandoned or dedicated to the public other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Copyright.
          (e) Each Loan Party will notify the Administrative Agent and Lenders immediately if it knows, or has reason to know, that any of the registered Intellectual Property is the subject of any order of any Governmental Authority declaring that the Loan Party does not own the registered Intellectual Property or the registered Intellectual Property is invalid or unenforceable.
          (f) Concurrently with the next delivery of financial statements of such Loan Party pursuant to Section 9.6, the Loan Parties shall provide an update as to all registered Intellectual Property then owned by the Loan Parties, including therewith the information described in Section 8.11(b). Upon the request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and Lenders’ Lien upon such registered Intellectual Property and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby consistent with the terms of this Agreement.
          (g) In the event that a Loan Party becomes aware that any owned Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Loan Party shall (i) take such actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect such owned Intellectual Property and (ii) if such owned Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns of its infringement, misappropriation or dilution and, to the extent such Loan Party determines in its reasonable business judgment it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

     Section 9.10 After Acquired Real Property. Subject to the last sentence of this Section 9.10, if any Loan Party hereafter acquires any Real Property or fixtures and such Real Property or fixtures has a fair market value in an amount greater than $500,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of the Administrative Agent or any Lender, or duties or obligations of any Loan Party, promptly upon the Administrative Agent’s request, such Loan Party shall execute and deliver to the Administrative Agent a mortgage, deed of trust or deed to secure debt, as the Administrative Agent may determine, in form and substance reasonably satisfactory to the Administrative Agent and, as to any provisions relating to specific state laws, reasonably satisfactory to the Administrative Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to the Administrative Agent a valid Lien and mortgage on such Real Property or fixtures and such other agreements, documents and instruments as the Administrative Agent may require in connection therewith.
     Section 9.11 Further Assurances. At the request of the Administrative Agent at any time and from time to time, each Loan Party shall, and shall cause each of its Subsidiaries to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as the Administrative Agent may reasonably determine to be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.
     Section 9.12 Additional Borrowers and Guarantors.
          (a) Within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) of any Person becoming a direct or indirect Subsidiary of the Company, the Administrative Borrower will provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Subsidiary to execute and deliver to the Administrative Agent a joinder agreement in substantially the form of Exhibit E, causing such Subsidiary to become a party to (i) this Agreement, as a joint and several “Borrower” (provided that only a wholly-owned Subsidiary shall be permitted to be a Borrower), granting a first priority Lien upon its Collateral, subject to permitted Liens under Section 10.2 and (ii) the Pledge Agreement, as a joint and several “Pledgor”, causing all of its issued and outstanding shares of Capital Stock, together with all of the issued and outstanding shares Capital Stock of its Subsidiaries and sixty-five percent (65%) of the issued and outstanding shares of the Capital Stock of each of its first-tier Foreign Subsidiaries to be delivered to the Administrative Agent (together with undated stock powers signed in blank and pledged to the Administrative Agent) (b) cause any such Subsidiary that is added as a Borrower to execute and deliver to the Administrative Agent Notes in favor of the Lenders, if so requested by the Lenders, and, if it owns any Real Property that has a fair market value in an amount greater than $500,000, a mortgage or deed of trust thereon in favor of the Administrative Agent, and (c) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Deposit Account Control Agreements, Investment Property Control Agreements, certified resolutions and other organizational and authorizing documents of such Subsidiary and upon the request of the Administrative Agent favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that in lieu of the foregoing, at the option of the Administrative Agent (and so long as the Company has consented to the exercise of such option in lieu of joining such Person as a Borrower), Loan Parties shall cause such Subsidiary to execute and deliver to the Administrative Agent a joinder agreement in substantially the form of Exhibit E causing such Subsidiary to become a party to the Guaranty as a joint and several

“Guarantor”, and each of the documents described in clauses (a)(ii), (b) and (c) above, as applicable, and with the same effect set forth above, all as the Administrative Agent reasonably shall request.
     Section 9.13 Use of Proceeds. Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general corporate purposes of such Borrower not otherwise prohibited by the terms hereof, including to finance Permitted Acquisitions, the refinancing of the Existing Facility and to make the distributions permitted pursuant to Section 10.6(c). None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
     Section 9.14 Fixed Charge Coverage Ratio. The Borrowers shall, as of the end of each fiscal month, maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.
     Section 9.15 Post-Closing Conditions. The Borrowers shall perform the obligations set forth on Schedule 9.15, in each case within the time limits set forth on Schedule 9.15 or such longer period as determined by the Administrative Agent in its sole discretion.
ARTICLE 10
NEGATIVE COVENANTS
     Section 10.1 Limitations on Indebtedness. No Loan Party shall, nor shall it permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
          (a) the Obligations;
          (b) Indebtedness entered into in the ordinary course of business pursuant to a Hedge Agreement in order to manage existing or anticipated interest rate, exchange rate or commodity price risks; provided that (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;
          (c) Indebtedness existing on the Closing Date and listed on Schedule 10.1 and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;
          (d) Indebtedness incurred in connection with Capital Leases and Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person (provided that such Indebtedness is incurred not more than one hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment), in an aggregate amount not to exceed $1,000,000 at any time outstanding;
          (e) Indebtedness of a Person existing at the time such Person became a Subsidiary or Indebtedness assumed in connection with the acquisition of assets, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) no Loan Party or any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding;
          (f) guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section 10.1;
          (g) unsecured intercompany Indebtedness owed by (i) any Borrower to any other Borrower, (ii) any Borrower to any Subsidiary Loan Party or any other Subsidiary (provided that any Indebtedness permitted by this clause (ii) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent) and (iii) any Subsidiary Loan Party or any other Subsidiary to a Borrower in an amount, when added together with all Investments made pursuant to Section 10.3(b)(ii), not to exceed $1,000,000 in the aggregate at any time;
          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
          (i) Subordinated Indebtedness of the Company and its Subsidiaries; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Company would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness, (iii) such Subordinated Indebtedness does not require principal payments to be made at any time prior to the Maturity Date; and (iv) the proceeds of such Indebtedness shall be paid to the Administrative Agent for application to the Obligations in the manner set forth in Section 2.5(c)(i);
          (j) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing; and
          (k) additional Indebtedness not otherwise permitted pursuant to this Section 10.1 in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.
     Section 10.2 Limitations on Liens. No Loan Party shall, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such assets or properties, except:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens in existence on the Closing Date and described on Schedule 10.2, including Liens incurred in connection with any Permitted Refinancing Indebtedness pursuant to Section 10.1(c);
          (c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, that (i) are not overdue for a period of more than sixty (60) days or are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP, (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries and (iii) do not secure Indebtedness;
          (e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
          (f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;
          (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Company and its Subsidiaries;
          (h) Liens securing Indebtedness permitted under Section 10.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
          (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(e) or securing appeal or other surety bonds relating to such judgments; provided that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such Liens is in effect and (iv) the Administrative Agent may establish a Reserve with respect thereto;
          (j) (i) Liens on tangible property or tangible assets (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Company or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Company or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (2) are applicable only to specific tangible property or tangible assets (excluding Accounts and Inventory), (3) are not “blanket” or all asset Liens and (4) do not attach to any other property or assets of the Company or any of its Subsidiaries and (B) the Indebtedness secured by such Liens is permitted under Section 10.1(e));
          (k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;
          (l) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract; and
          (m) Liens on cash of the Loan Parties and their Subsidiaries securing Indebtedness in respect of letters of credit with financial institutions that are not Bank Product Providers to the extent that such Indebtedness is permitted pursuant to Section 10.1(k).
     Section 10.3 Limitations on Investments. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make or agree to make, any Investment in any other Person, except:
          (a) Investments existing on the Closing Date and described on Schedule 10.3;
          (b) Investments made after the Closing Date to or in (i) any Borrower or (ii) any Subsidiary Loan Party or any other Subsidiary in an amount, when added together with Indebtedness outstanding under Section 10.1(g)(iii), not to exceed $1,000,000 in the aggregate at any time;
          (c) Investments in cash and Cash Equivalents;
          (d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 10.2;
          (e) Hedge Agreements permitted pursuant to Section 10.1;
          (f) Investments by a Borrower in the form of Permitted Acquisitions;
          (g) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $100,000;
          (h) Investments in the form of Indebtedness permitted pursuant to Section 10.1(g)(i) and (g)(ii);
          (i) guaranties of the Loan Parties and their Subsidiaries permitted pursuant to Section 10.1;
          (j) stock or obligations issued to any Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; and
          (k) other additional Investments not otherwise permitted pursuant to this Section 10.3 not exceeding $500,000 in the aggregate in any fiscal year.
     For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

     Section 10.4 Limitations on Fundamental Changes. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, merge or consolidate with or into any other Person or dissolve or liquidate (or suffer any liquidation or dissolution) except:
          (a) (i) any Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Borrower and the Company shall comply with Section 9.12 in connection therewith) or (ii) any Subsidiary of the Company may be merged, amalgamated or consolidated with or into any Subsidiary Loan Party (provided that the Subsidiary Loan Party shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Loan Party and the Company shall comply with Section 9.12 in connection therewith);
          (b) any Subsidiary of the Company may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Borrower and, after any such dissolution or winding up to any Borrower by a Subsidiary of the Company, such Subsidiary may be voluntarily liquidated, dissolved or wound-up;
          (c) dispositions permitted by Section 10.5;
          (d) any Subsidiary of the Company may merge with or into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Loan Party shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Loan Party and the Company shall comply with Section 9.12 in connection therewith); and
          (e) any Person may merge into the Company or any Subsidiary Loan Party in connection with a Permitted Acquisition; provided that the continuing or surviving Person shall be the Company or such Subsidiary Loan Party.
     Section 10.5 Limitations on Asset Dispositions. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, sell, issue, assign, lease, license, transfer, abandon, or otherwise dispose of any Capital Stock, Indebtedness, or any or all of its assets (whether in one transaction or a series of transactions) to any other Person except
          (a) the sale of inventory in the ordinary course of business;
          (b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Company or any of its Subsidiaries;
          (c) the transfer of assets to any Borrower pursuant to Section 10.4(a) and any other transaction permitted pursuant to Section 10.4;
          (d) the Company or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
          (e) (i) issuances of Capital Stock in the ordinary course of business and (ii) the issuance of Capital Stock of the Company or any Subsidiary pursuant to an employee stock incentive plan or grant or similar equity plan or 401(k) plans of the Company or any Subsidiary for the benefit of directors, officers, employees or consultants;

          (f) the disposition of any Hedge Agreement;
          (g) dispositions of Investments in cash and Cash Equivalents;
          (h) (i) any Subsidiary may transfer assets to any Borrower and (ii) any Borrower may transfer assets to any Subsidiary Loan Party or any other Subsidiary in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;
          (i) dispositions in connection with insurance and condemnation events; provided that the requirements of Section 2.5(c) are complied with in connection therewith; and
          (j) dispositions not otherwise permitted by this Section 10.5 in an aggregate amount not to exceed $250,000 in any calendar year.
     Section 10.6 Limitations on Restricted Payments. No Loan Party shall, nor shall it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) the Company or any Subsidiary thereof may declare and pay dividends in shares of its own Qualified Capital Stock;
          (b) any Subsidiary of the Company may pay cash dividends to the Company or any Subsidiary Loan Party or ratably to all holders of its outstanding Qualified Capital Stock;
          (c) the Company may make distributions to Holdings (to allow Holdings to declare and pay cash dividends to the holders of its Capital Stock and, subject to this clause (c), Holdings may declare and pay such cash dividends) (i) on the Closing Date in an amount up to the maximum amount permissible so long as Excess Availability, after giving effect to such distribution, the application of proceeds of the Revolving Loans made on the Closing Date and the payment of fees and expenses associated with the Transactions, is greater than the Threshold Amount as of the Closing Date and on a projected basis for the thirty (30) consecutive days following the Closing Date (such dividend, the “Closing Date Dividend”) and (ii) after the Closing Date, one (1) time per fiscal year (but no later than December 31 of such fiscal year), in each case, in an amount up to the maximum amount then permissible, so long as (A) the Administrative Agent shall have received the financial statements described in Section 9.6(a)(i) with respect to the preceding fiscal year together with an unqualified opinion of Goodman & Company, LLP (or other independent certified public accountants of nationally recognized standing selected by the Administrative Borrower and acceptable to the Administrative Agent), (B) Excess Availability, both immediately before and after giving effect to such distribution, is greater than the Threshold Amount as of the date of such distribution and on a projected basis for the thirty (30) consecutive days following the date of such distribution, (C) no Default or Event of Default has occurred and is continuing or would result from such distribution and (D) the Fixed Charge Coverage Ratio for the most recently ended twelve (12) consecutive fiscal month period for which financial statements have been delivered to the Administrative Agent pursuant to Section 9.6 is at least 1.25 to 1.00 after giving pro forma effect to such distribution;
          (d) so long as the Company is a Subchapter S corporation (or a qualified subsidiary thereof or is otherwise a “disregarded entity” for federal income tax purposes), the Company may make quarterly distributions to Holdings, and Holdings may in turn make quarterly distributions to the owners of its Capital Stock (the “Holdings Owners”), for the sole purpose of allowing the Holdings Owners (i) to pay federal, state and local income taxes on the estimated amount of the taxable income of the Company and its Subsidiaries that is allocated to such Holdings Owners, as determined in good faith by the

Company in consultation with its tax advisors and after taking into account all available credits and deductions (provided, that neither the Company nor any of its Subsidiaries shall make any distribution to Holdings for further distribution to any Holdings Owner in any amount greater than such Holding Owner’s share of such taxes arising out of the Company’s net income and actually due and payable by such Holdings Owner, and in no event, shall the aggregate amount of all such distributions for income taxes in any period exceed 42% of the Company’s net income that is allocated to such Holdings Owners for such period (provided, that such percentage may be increased upon the Administrative Agent’s receipt of reasonably satisfactory evidence of the application of a higher tax bracket)) and (ii) to pay franchise taxes and other fees required to maintain the existence of Holdings (together with the distributions described in clause (d)(i) above, collectively, the “Permitted Tax Distributions”); and
          (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an amount not to exceed $1,000,000 during any fiscal year.
     Section 10.7 Transactions with Affiliates. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of assets, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:
          (i) transactions permitted by Sections 10.1, 10.3, 10.4, 10.6 and 10.13;
          (ii) transactions existing on the Closing Date and described on Schedule 10.7;
          (iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;
          (iv) employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and
          (v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and its Subsidiaries.
     Section 10.8 Limitation on Certain Accounting Changes and Amendments to Organizational Documents. No Loan Party shall (a) change its fiscal year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.

     Section 10.9 Limitation on Payments and Modifications of Subordinated Indebtedness. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly,
          (a) amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder;
          (b) cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except:
          (A) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted Section 10.1(i) and (k), and by any subordination agreement applicable thereto; and
          (B) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 10.1(i) and (k) (other than any such payments prohibited by the subordination provisions thereof).
     Section 10.10 Limitation on Modifications of Material Contracts and Material Government Contracts. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Material Contract or any Material Government Contract, in either case, in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.
     Section 10.11 No Further Negative Pledges; Restrictive Agreements. No Loan Party shall, nor shall it permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Loan Party or any Subsidiary of such Loan Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or any Subsidiary of such Loan Party, (b) make loans or advances to such Loan Party or any Subsidiary of such Loan Party, (c) transfer any of its properties or assets to such Loan Party or any Subsidiary of such Loan Party, or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Subsidiary of such Loan Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Subsidiary of such Loan Party, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Loan Party prior to the date on which such Subsidiary was acquired by such Loan Party and outstanding on such acquisition date, (vi) customary restrictions contained in an agreement related to the sale of assets (to the extent such sale is permitted pursuant to Section 10.5) that limit the transfer of such assets pending the consummation of such sale, (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) any document or agreement evidencing contractual obligations in existence on the Closing Date or the extension or continuation of such obligations; provided that any such encumbrances or restrictions contained in any document or agreement evidencing an extension or continuation are no less favorable to Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued and (ix) Indebtedness incurred after the Closing Date and permitted under Section 10.1(d); provided that any encumbrance or restriction shall be effective only against the assets financed thereby or the proceeds thereof.
     Section 10.12 Nature of Business. No Loan Party shall, nor shall it permit any Subsidiary to, engage in any business other than a Permitted Line of Business.
     Section 10.13 Disposal of Subsidiary Interests. No Loan Party will permit any Subsidiary to be a non-wholly-owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 10.4 or 10.5.
     Section 10.14 Limitation on Holdings. Permit Holdings to engage in any business or other activity other than (a) the ownership of all outstanding Capital Stock of the Company, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.
ARTICLE 11
EVENTS OF DEFAULT AND REMEDIES
     Section 11.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) Payment Default. The Borrowers fail to pay when due (i) any principal of Loans or any reimbursement obligation in respect of any Letter of Credit or (ii) any interest on the Loans, any fees payable hereunder or under the Fee Letter or any other Obligation and such failure to pay under clause (ii) continues for three (3) or more Business Days.
          (b) Covenant Default. Any Loan Party fails to perform (i) any of the covenants contained in Sections 6.2(d), 6.3(a), (b) or (d), 7.1(a), 7.7, 9.1(a)(i), 9.6(a) or (b)(v) or (b)(vii), 9.12, 9.13, 9.14 or 9.15 or Article 10 or (ii) any of the terms, covenants, conditions or provisions contained in this Agreement (other than as specified in clause (i)) or any of the other Loan Documents and such failure shall continue for thirty (30) days after the earlier of receipt by such Loan Party of notice thereof from the Administrative Agent or any Lender or after any Responsible Officer of the Administrative Borrower or of such Loan Party obtains knowledge thereof.
          (c) Misrepresentation. Any representation, warranty or statement of fact made by or on behalf of any Loan Party in this Agreement, the other Loan Documents or any other written agreement, certificate, schedule or confirmatory assignment delivered in connection with this Agreement that (i) is subject to a materiality or Material Adverse Effect qualification shall be false or misleading when made or deemed made or (ii) is not subject to a materiality or Material Adverse Effect qualification shall be false or misleading in any material respect when made or deemed made.
          (d) Guarantor Default. Any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the Guaranty.
          (e) Judgment. Any judgment for the payment of money is rendered against any Loan Party in an amount that exceeds, individually or in the aggregate with all unsatisfied judgments against all Loan Parties, $500,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed or bonded pending appeal or otherwise, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution having a value in excess of $500,000 is rendered against any Loan Party or any of the Collateral.
          (f) Involuntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its respective properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.
          (g) Voluntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its respective property or any Loan Party makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them.
          (h) Indebtedness Cross-Default. Any Loan Party or any Subsidiary thereof shall (i) default in respect of any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired), including, without limitation, any “put” of such Indebtedness to any such Loan Party or Subsidiary.
          (i) Failure of Agreements. Any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Administrative Agent, the Lenders, the Issuing Lender and the Swingline Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be, or shall be asserted by any Loan Party to have ceased to be, or is otherwise not valid, binding or enforceable in accordance with its terms, or any Lien provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority Lien in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein).
          (j) ERISA Event. An ERISA Event shall occur that results in or could reasonably be expected to result in liability of any Loan Party or any Subsidiary thereof in an aggregate amount in excess of $500,000.

          (k) Change of Control. Any Change of Control shall occur.
          (l) Material Contract; Material Government Contract. (i) A termination of any Material Contract or Material Government Contract, which termination could reasonably be expected to have a Material Adverse Effect or (ii) a default under any (A) Material Contract or (B) Material Government Contract, shall exist beyond (1) the expiration of any cure period, after notice of such default (if required under such contract), available to any Loan Party or Subsidiary party thereto pursuant to the terms of such contract or (2) the date on which the other contracting party is entitled to exercise its rights and remedies under such contract as a consequence of such default, in either clause (A) or (B) above, the result of which default could reasonably be expected to have a Material Adverse Effect; provided that, with respect to clause (ii)(A) only, no default shall occur under this Agreement if, and for so long as, the existence of such contract default is being contested by the Company or any such Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Company or such Loan Party to the extent required by GAAP.
          (m) Governmental Authority. (i) Any Loan Party or any Subsidiary thereof is debarred or suspended from contracting with the United States or any of its departments, agencies or instrumentalities; (ii) a notice of debarment or suspension has been issued to or received by any Loan Party or any Subsidiary thereof under any Government Contract which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or (iii) an investigation or inquiry by any Governmental Authority relating to any Loan Party or any Subsidiary thereof and involving fraud, deception or willful misconduct shall have been commenced in connection with any Material Government Contract or Material Contract or any Loan Party’s or any Subsidiary’s activities which could reasonably be expected to have a Material Adverse Effect; or (iv) the actual termination of any Government Contract due to alleged fraud, deception or willful misconduct which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided, that with respect to clauses (ii) and (iii) above, no Event of Default shall occur under clause (m)(ii) or (m)(iii), as applicable, if, and for so long as, the existence of Governmental Authority actions in such clauses (m)(ii) or (m)(iii) is not final and conclusive and is being contested by the Company or any other Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Company to the extent required by GAAP.
     Section 11.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, the Administrative Agent and the Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Administrative Agent and the Lenders hereunder, under any of the other Loan Documents, the UCC and other applicable law, are cumulative, not exclusive and enforceable, in the Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Loan Documents. Subject to Section 13, the Administrative Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Administrative Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to the Administrative Borrower, accelerate the payment of all Obligations (other than Bank Product Obligations) and demand immediate payment thereof to the Administrative Agent for itself and the benefit of the Lenders (provided that upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), all Obligations (other than Bank Product Obligations) shall automatically become immediately due and payable) and/or (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Lender to issue any Letter of Credit shall immediately terminate (provided that upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), the Commitments and any other obligation of the Administrative Agent, the Issuing Lender or a Lender hereunder shall automatically terminate).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Administrative Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Loan Party, at the Borrowers’ expense, to assemble and make available to the Administrative Agent any part or all of the Collateral at any place and time designated by the Administrative Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Administrative Agent or elsewhere) at such prices or terms as the Administrative Agent may deem reasonable, for cash, upon credit or for future delivery, with the Administrative Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Loan Party, which right or equity of redemption is hereby expressly waived and released by Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by the Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Administrative Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Administrative Agent to the Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Loan Parties waive any other notice. In the event the Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Loan Party waives the posting of any bond which might otherwise be required.
          (d) At any time an Event of Default has occurred and is continuing, upon the Administrative Agent’s or the Issuing Lender’s request, the Borrowers will either, as the Administrative Agent shall specify, furnish cash collateral to the Issuing Lender to be used to secure and fund the reimbursement obligations to the Issuing Lender in connection with any Letter of Credit Obligations or furnish cash collateral to the Administrative Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.
          (e) At any time or times that an Event of Default exists or has occurred and is continuing, the Administrative Agent may, in its discretion, enforce the rights of any Loan Party against any account debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, the Administrative Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to the Administrative Agent and that the Administrative Agent has a Lien therein and the Administrative Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Accounts directly to the Administrative Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and the Administrative Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the Administrative Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default has occurred and is continuing, at the Administrative Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Administrative Agent and are payable directly and only to the Administrative Agent and the Loan Parties shall deliver to the Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Administrative Agent may require. In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, the Borrowers shall, upon the Administrative Agent’s request, hold the returned Inventory in trust for the Administrative Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Administrative Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Administrative Agent’s prior written consent.
          (f) To the extent that applicable law imposes duties on the Administrative Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on, or any adverse claims against, Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent or the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent or the Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.2(f) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent or any Lender would not be commercially unreasonable in the exercise by the Administrative Agent or any Lender of remedies against the Collateral and that other actions or omissions by the Administrative Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.2(f). Without limitation of the foregoing, nothing contained in this Section 11.2(f) shall be construed to grant any rights to any Loan Party or to impose any duties on the Administrative Agent or the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.2(f).
          (g) For the purpose of enabling the Administrative Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and be continuing) without payment of royalty or other compensation to any Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Loan Party, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (h) At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may apply the cash proceeds of Collateral actually received by the Administrative Agent from any sale, lease, foreclosure or other disposition of such Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. The Loan Parties shall remain liable to the Administrative Agent and the Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.
          (i) Without limiting the foregoing, (i) at any time a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may, at the Administrative Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, the Administrative Agent and the Lenders shall, without notice, cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to the Borrowers and (ii) the Administrative Agent may, at its option, establish such Reserves as the Administrative Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.
     Section 11.3 Crediting Payments and Proceeds.
          (a) In the event that the Obligations have been accelerated or the Commitments have been terminated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth herein or any other Loan Document, all payments received by the Administrative Agent or the Lenders upon the Obligations and all net proceeds from the enforcement of all the Obligations (including proceeds of any Collateral) shall be applied as follows (except as otherwise provided herein with respect to Defaulting Lenders):
          first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, Issuing Lender and Swingline Lender, each in their capacity as such, from any Loan Party (ratably among the Administrative Agent, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause first payable to them);
          second, to pay interest due in respect of Special Agent Advances (ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them);

          third, to pay principal due in respect of Special Agent Advances (ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them);
          fourth, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from any Loan Party (ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them);
          fifth, to pay interest due in respect of Swingline Loans and Settlement Advances (ratably to the Swingline Lender and the Administrative Agent in proportion to the respective amounts described in this clause fifth payable to them);
          sixth, to pay principal in respect of any Swingline Loans and Settlement Advances (ratably to the Swingline Lender and the Administrative Agent in proportion to the respective amounts described in this clause sixth payable to them);
          seventh, to pay interest due in respect of any Revolving Loans (ratably among the Lenders in proportion to the respective amounts described in this clause seventh payable to them);
          eighth, to (a) pay principal in respect of all Revolving Loans, (b) to pay any Obligations arising under or pursuant to any Noticed Bank Products consisting of Hedge Agreements (on a pro rata basis among such Noticed Bank Products and, in each case, based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider), (c) to pay the aggregate amount of all drawings under Letters of Credit for which the Issuing Lender has not at such time been reimbursed and (d) to cash collateralize any other Letter of Credit Obligations pursuant to Section 11.2(d) (ratably among the Lenders, the Bank Product Providers and the Issuing Lender in proportion to the respective amounts described in this clause eighth payable to them);
          ninth, to pay or repay any Obligations arising under or pursuant to any Noticed Bank Products (other than Noticed Bank Products consisting of Hedge Agreements), on a pro rata basis among such Noticed Bank Products and, in each case, based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider;
          tenth, to pay or prepay any and all other Obligations then due and owing (other than Obligations owed to Defaulting Lenders) including Bank Product Obligations (based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider), on a pro rata basis;
          eleventh, to pay or prepay any and all Obligations owed to Defaulting Lenders; and
          last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers.
          (b) Notwithstanding anything to the contrary contained in any of the Loan Documents, to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first, to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes, and second, to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.
     Section 11.4 Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 14.4) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 14.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE 12
THE ADMINISTRATIVE AGENT
     Section 12.1 Appointment, Powers and Immunities. Each Lender and the Issuing Lender irrevocably designates, appoints and authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) Wachovia to act as the Administrative Agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Administrative Agent may employ agents, bailees, custodians and attorneys in fact and shall not be responsible for the negligence or misconduct of any such persons selected by it in good faith. The Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Administrative Agent shall have been delivered to and acknowledged by the Administrative Agent.
     Section 12.2 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of the Administrative Agent and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.
     Section 12.3 Events of Default.
          (a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until the Administrative Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that the Administrative Agent receives such a Notice of Default or Failure of Condition, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 13.9) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders (and shall direct the Issuing Lender and the Swingline Lender in a manner consistent with any such direction); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of the Lenders (and shall direct the Issuing Lender and the Swingline Lender in a manner consistent with this standard).
          (b) Except with the prior written consent of the Administrative Agent, no Lender or Issuing Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Loan Party or any of the Collateral or other property of any Loan Party.
     Section 12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as the Administrative Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as the Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Section 12.5 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Swingline Lender and Issuing Lender, each acting in its capacity as such (to the extent not reimbursed by the Borrowers hereunder and without limiting any obligations of the Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Persons (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that such Person is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
     Section 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Loan Parties and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. The Administrative Agent will use reasonable efforts to provide the Lenders with any information received by the Administrative Agent from any Loan Party which is required to be provided to the Lenders or deemed to be requested by the Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by the Administrative Agent from any Borrower or any Lender; provided that the Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or deemed requested by the Lenders hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.
     Section 12.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.6 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     Section 12.8 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     Section 12.9 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by the Administrative Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report”), appraisals with respect to the Collateral and financial statements with respect to the Company and its Subsidiaries received by the Administrative Agent;
          (b) expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel; and
          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 14.9, and not to distribute or use any Report in any other manner.
     Section 12.10 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.12 below, or (ii) constituting property being sold or disposed of if the Administrative Borrower or any Loan Party certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 10.5 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Loan Documents, or (v) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders, or (vi) having a value in the aggregate in any twelve (12) consecutive fiscal month period of less than $5,000,000, and to the extent the Administrative Agent may release its security interest in, and Lien upon, any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by the Lenders. Upon request by the Administrative Agent at any time, the Lenders will promptly confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10. In no event shall the consent or approval of Issuing Lender or any Bank Product Provider (in its capacity as such) to any release of Collateral be required.

          (b) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent, at its option and in its discretion, to release a Borrower as a “Borrower” or a Guarantor from the Guaranty so long as: (i) such Borrower or Guarantor has ceased to be, or simultaneously with such release will cease to be, a Subsidiary pursuant to a transaction permitted by Section 10.4 or 10.5, (ii) in the case of a Guarantor, such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary, (iii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such release, and (iv) the Administrative Agent shall have received, at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the proposed date of release of a Borrower, such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such release. In no event shall the consent or approval of Issuing Lender or any Bank Product Provider (in its capacity as such) to any release of any Borrower or Guarantor be required.
          (c) Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by the Administrative Agent, the authority to release Collateral or Loan Parties conferred upon the Administrative Agent under this Section 12.10. The Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Loan Party or security interest, mortgage or Liens granted to the Administrative Agent upon any Collateral to the extent set forth above; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligations or entail any consequence other than the release of such Loan Party, security interest, mortgage or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.
          (d) The Administrative Agent shall have no obligation whatsoever to any Lender, Issuing Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the Liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its discretion, given the Administrative Agent’s own interest in the Collateral as a Lender and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender or Issuing Lender.
          (d) Each Lender represents to the Administrative Agent and each other Lender that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 12.11 Agency for Perfection. Each Lender and Issuing Lender hereby appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent and each other Lender and Issuing Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and the Administrative Agent and each Lender and Issuing Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of the Secured Parties. Should any Lender or Issuing Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
     Section 12.12 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 12 and Section 14.4 shall inure to its benefit as to any actions taken or omitted by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days after the date of a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any Collateral held by the existing Administrative Agent on behalf of the Secured Parties under the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed).
     Section 12.13 Other Agent Designations. The Administrative Agent may at any time and from time to time determine that a Lender may, in addition, be a “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by the Administrative Agent to the Administrative Borrower of any such designation. Any Lender that is so designated as a Syndication Agent, Documentation Agent or such similar designation by the Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE 13
GUARANTY
     Section 13.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder or any Lender (or its Affiliates) to provide any Bank Products and in recognition of the direct benefits to be received by the Guarantors from the extensions of credit hereunder and the provision of Bank Products, each Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations. Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional. If any or all of the Obligations becomes due and payable hereunder or in connection with any Bank Product, each Guarantor unconditionally promises to pay such Obligations to the Administrative Agent, the Lenders, the Issuing Lender or their respective order, on demand, together with any and all reasonable expenses that may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state).
     Section 13.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees, jointly and severally, the payment of any and all Obligations whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Sections 11.1(f) and 11.1(g), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of itself and the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Loan Party shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Loan Party, the estate of a Loan Party, a trustee, receiver, interim receiver, monitor or any other party under any bankruptcy law, state, federal, provincial or foreign law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 13.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by a Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution or termination of, or increase, decrease or change in personnel by, a Loan Party, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations that the Administrative Agent or such Lenders repay a Loan Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 13.4 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Loan Party in respect of the Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Loan Party and whether or not any other Loan Party is joined in any such action or actions.
     Section 13.5 Authorization. Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement or the agreements governing Bank Products, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers or obligors.
     Section 13.6 Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Borrower or other obligor of the Obligations or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 13.7 Waiver.
          (a) Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Obligations, including without limitation any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on or otherwise enforce its rights under any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.
          (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s or other obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
          (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of the Lenders against any Borrower or any other guarantor or other obligor of the Obligations owing to the Administrative Agent and the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party that it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of any Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Administrative Agent and the Lenders to secure payment of the Obligations until such time as the Obligations shall have been paid in full and the Commitments have been terminated.
     Section 13.8 Contribution. Each Guarantor hereby agrees that to the extent that another Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions set forth in Section 13.7. The provisions of this Section 13.8 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount of the Obligations of such Guarantor hereunder.
     Section 13.9 Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of itself and the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
     Section 13.10 Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations that are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, Guarantors or any other Person that such Obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 14.2.
ARTICLE 14
MISCELLANEOUS
     Section 14.1 Notices.
          (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 14.1 below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section 14.1):

If to any Loan Party:	Atlantic Diving Supply, Inc.
Pinehurst Centre, Suite 350
477 Viking Drive
Virginia Beach, Virginia 23452
Attn: Patricia Bohlen, Chief Financial Officer
Telephone No.: (757) 965-8356
Telecopy No.: (757) 440-3011

with a copy to:	Morrison & Foerster LLP
1650 Tysons Blvd., Suite 400
McLean, VA 22102
Attn: Charles W. Katz, Esq.
Telephone No.: (703) 760-7319
Telecopy No.: (202) 912-2326

If to the Administrative Agent,
Swingline Lender or Issuing Lender:	Wachovia Bank, National Association
12 East 49th Street
New York, NY 10017
Attn: Tom Martin, Portfolio Management
Telephone No.: (212) 545-4367
Telecopy No.: (212) 545-4283

with a copy to:	Winston & Strawn LLP
214 North Tryon Street, Suite 2200
Charlotte, NC 28202
Attn: Molly McGill, Esq.
Telephone No.: (704) 350-7767
Telecopy No.: (704) 350-7800
          (b) Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.
     Section 14.2 Amendments and Waivers.
          (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Administrative Agent and the Required Lenders or at the Required Lenders’ option, by the Administrative Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Loan Documents, by each Loan Party (except for amendments to Article 12 that relate solely to the rights, duties and obligations of the Administrative Agent and are not adverse to the interests of the Loan Parties) and such amendment, waiver, discharge or termination shall be effective and binding as to the Administrative Agent, all the Lenders and the Issuing Lender only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

          (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Obligations, in each case without the consent of each Lender directly affected thereby (it being understood and agreed that any change to the definition of Average Excess Availability or Excess Availability or in each case in the component definitions thereof shall not constitute a reduction in the rate of interest); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate during the continuance of an Event of Default,
          (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of such Lender,
          (iii) subordinate the priority of any Liens granted to the Administrative Agent under the Loan Documents to Liens granted to any other Person (other than Liens permitted pursuant to Section 10.2) without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender);
          (iv) release all or substantially all of the value of the Collateral or release all a substantially all of the value of the Guaranties of the Guarantors under the Loan Documents (except as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 12.10), without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender),
          (v) reduce any percentage specified in the definition of Required Lenders without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender),
          (vi) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement (except as permitted pursuant to Section 10.4), without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender),
          (vii) amend, modify or waive any terms of this Section 14.2, the definition of Pro Rata Shares or the application of payments in Section 3.4 or 11.3, without the consent of the Administrative Agent and all of the Lenders, and
          (viii) increase the advance rates constituting part of the Borrowing Base (or amend or modify any of the defined terms used therein that would have the direct effect of increasing the Borrowing Base or Excess Availability) or increase the Letter of Credit Limit, without the consent of the Administrative Agent and all of the Lenders.
     Notwithstanding the foregoing clause (a):
          (A) this Agreement may be amended to increase the interest rate or any fees hereunder solely with the consent of the Administrative Agent and Borrowers;
          (B) this Agreement and the other Loan Documents may be amended to reflect definitional, technical and conforming modifications to the extent necessary to effectuate any Facility Increase pursuant to Section 2.7 with the prior written consent of the Administrative Agent, the Loan Parties and each Lender or Eligible Assignee participating in such Facility Increase pursuant to documentation satisfactory to the

Administrative Agent and the Loan Parties without the consent of any other Lender or Issuing Lender;
          (C) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional collateral to the Administrative Agent for the benefit of the Secured Parties with the prior written consent of the Administrative Agent and the Loan Parties pursuant to documentation satisfactory to the Administrative Agent and the Loan Parties without the consent of any Lender or Issuing Lender; and
          (D) if the Administrative Agent and the Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
          (b) The Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Administrative Agent, any Lender or Issuing Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to, or waiver of, any such right, power and/or remedy which the Administrative Agent, any Lender or Issuing Lender would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 14.2(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then the Administrative Borrower may, at its sole expense and effort, replace such Non-Consenting Lender within one hundred twenty (120) days thereafter by requiring such Non-Consenting Lender to sell, assign and transfer to an Eligible Assignee, without recourse, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto; provided that such Eligible Assignee consents to such amendment, waiver, discharge or termination. The Administrative Borrower shall provide the Administrative Agent and the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section 14.2(c), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be made in accordance with, and subject to, the provisions of Section 14.11 (including, without limitation, payment to the Administrative Agent by the Administrative Borrower of the assignment fee specified in Section 14.11) and pursuant to the terms of an Assignment and Assumption (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, such Eligible Assignee specified by the Administrative Borrower, shall pay to the Non-Consenting Lender (except as the Eligible Assignee and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Non-Consenting Lender fails to execute same.

          (d) The consent of the Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Administrative Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2 and the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 14.2. The consent of Issuing Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Lender hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2, provided that the consent of Issuing Lender shall not be required for any other amendments, waivers or consents. The consent of the Swingline Lender shall be required for any amendment, waiver or consent affecting the rights or duties of the Swingline Lender hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2. Notwithstanding anything to the contrary contained in Section 14.2(a) above, (i) in the event that the Administrative Agent shall agree that any items otherwise required to be delivered to the Administrative Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the Closing Date (including, without limitation, pursuant to Section 9.15), the Administrative Agent may, in its discretion, agree to extend the date for delivery of such items to a date not later than 180 days after the Closing Date or take such other action as the Administrative Agent may deem appropriate as a result of the failure to receive such items as the Administrative Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) the Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Loan Party or any of its Subsidiaries not prohibited by the terms of this Agreement and amend the terms hereof or of any of the other Loan Documents as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.
          (e) The consent of the Administrative Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any such Hedge Agreements of a Loan Party or other Bank Products as set forth in Section 11.3.
     Section 14.3 Costs and Expenses. Subject to any and all limitations and restrictions on the obligation of the Loan Parties to pay fees, costs and expenses contained elsewhere in this Agreement or any other Loan Document, the Loan Parties, jointly and severally, shall pay (a) to the Administrative Agent and its Affiliates on demand all reasonable out-of-pocket costs, expenses (including all reasonable fees, charges and disbursements of counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, and administration of this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, (b) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to the Administrative Agent all reasonable out-of-pocket costs and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the collection, liquidation, enforcement and defense of the Obligations and the Administrative Agent’s rights in the Collateral, including, without limitation: (i) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) costs and expenses and fees for insurance premiums, inspections, appraisal fees and search fees, costs and expenses of Patriot Act compliance, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with the Administrative Agent’s customary charges and fees with respect thereto; (iii) costs and expenses of preserving and protecting the Collateral; (iv) costs and expenses paid or actually incurred in connection with obtaining payment of the Obligations, enforcing the Liens of the Administrative Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters) and (v) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Closing Date is $1,000 per person per day) and (d) all reasonable out-of-pocket costs and expenses of the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) actually incurred in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (ii) in connection with the Loans made or the Letters of Credit issued hereunder, including all reasonable out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of any Loans or Letters of Credit.
     Section 14.4 Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold the Administrative Agent (and each sub-agent thereof), each Lender and Issuing Lender and each Arranger, and their respective officers, directors, agents, employees, partners, advisors and counsel and their respective affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable fees, disbursements, settlement costs and other reasonable charges of counsel) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to (i) the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or thereby, (ii) any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel or (iii) any Loan or Letter of Credit or any documents, drafts or acceptances relating thereto, or the use or proposed use of the proceeds therefrom or any action taken by the Issuing Lender with respect to any Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided, that Loan Parties shall not have any obligation under this Section 14.4 to indemnify an Indemnitee to the extent such losses, claims, damages, liabilities, costs or expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document and such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.4 may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under applicable law to the Indemnitees in satisfaction of indemnified matters under this Section 14.4. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby. All amounts due under this Section 14.4 shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
     Section 14.5 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) The Loan Parties, the Administrative Agent, the Lenders and the Issuing Lender irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever the Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Administrative Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which the Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).
          (c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mail, or, at the Administrative Agent’s option, by service upon any Loan Party (or the Administrative Borrower on behalf of such Loan Party) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Loan Party shall appear in answer to such process, failing which such Loan Party shall be deemed in default and judgment may be entered by the Administrative Agent against such Loan Party for the amount of the claim and other relief requested.
          (d) THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) The Administrative Agent, the Lenders and the Issuing Lender shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Administrative Agent, such Lender and the Issuing Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, the Administrative Agent, the Lenders and the Issuing Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Loan Party: (i) certifies that neither the Administrative Agent, the Lender, the Issuing Lender nor any representative, the Administrative Agent or attorney acting for or on behalf of the Administrative Agent, the Lender or the Issuing Lender has represented, expressly or otherwise, that the Administrative Agent, the Lenders and the Issuing Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, the Administrative Agent, the Lenders and the Issuing Lender are relying upon, among other things, the waivers and certifications set forth in this Section 14.5 and elsewhere herein and therein.
     Section 14.6 Waiver of Notices. To the extent permitted under applicable law, each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which the Administrative Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.
     Section 14.7 [INTENTIONALLY OMITTED].
     Section 14.8 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     Section 14.9 Confidentiality.
          (a) Each Lending Party agrees to keep confidential any Information (as hereinafter defined); provided that nothing herein shall prevent any Lending Party from disclosing such Information (i) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, auditor, attorney or advisor of any Lending Party or Affiliate of any Lending Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to any other Person if it is reasonably necessary for the administration of the Credit Facility provided hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) as required by any law, rule, or regulation, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory agency or authority, (vi) that is or becomes available to the public or that is or becomes available to any Lending Party (or any Affiliate of any Lender Party) on a non-confidential basis other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (vii) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (viii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (ix) subject to provisions substantially similar to those contained in this Section 14.9, to any actual Participant or Eligible Assignee or any Person proposed to become a Participant or Eligible Assignee and (x) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information customarily found in such publications). Each Borrower hereby authorizes the Administrative Agent to use the name, logos and other insignia of such Borrower provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Administrative Agent. As used herein, the term “Information” means all written and electronic information concerning the Company or any of its Subsidiaries that is furnished (whether before or after the date hereof) in connection with this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, by, or on behalf of the Company or any such Subsidiary by any of its respective affiliates, directors, officers, employees, advisors or authorized agents (collectively, “Representatives”) to any Lender Party, including, but not limited to, all information, data or documents about any Loan Party’s finances, organization, operations, research and development, manufacturing, technology, sales, pricing, costs, cost structure, strategies, contracts, marketing, management, processes and procedures, products or other business information, as well as any other information related to this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, and all analyses, notes, compilations, or other documents prepared by any Lender Party which contain, reflect or are derived from any such information.
          (b) In no event shall this Section 14.9 or any other provision of this Agreement, any of the other Loan Documents or applicable law be deemed to (i) apply to or restrict disclosure of information that has been or is made public by any Loan Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) apply to or restrict disclosure of information that was or becomes available to the Administrative Agent, any Lender (or any Affiliate of any Lender) or Issuing Lender on a non-confidential basis from a person other than a Loan Party or (iii) require the Administrative Agent, any Lender or the Issuing Lender to return any materials furnished by a Loan Party to the Administrative Agent, a Lender or the Issuing Lender or prevent the Administrative Agent, a Lender or the Issuing Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of the Administrative Agent, the Lenders and the Issuing Lender under this Section 14.9 shall supersede and replace the obligations of the Administrative Agent, the Lenders and the Issuing Lender under any confidentiality letter signed prior to the Closing Date or any other arrangements concerning the confidentiality of information provided by any Loan Party to the Administrative Agent or any Lender.
          (c) Each of the Lenders and the Issuing Lender acknowledges that (i) Information may include material non-public information concerning an Loan Party or Subsidiary thereof; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.
     Section 14.10 Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Administrative Agent, the Lenders, the Issuing Lender, Loan Parties and their respective successors and assigns, except that a Borrower may not assign its rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of the Administrative Agent and the Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement, except as provided in Section 14.11 below. The terms and provisions of this Agreement and the other

Loan Documents are for the purpose of defining the relative rights and obligations of Loan Parties, the Administrative Agent, the Lenders and the Issuing Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.
     Section 14.11 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Administrative Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Administrative Borrower prior to such fifth (5th) Business Day;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The assignor and assignee to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made to Holdings, the Company or any of their respective Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.2, 4.3, 4.4, 4.5, 4.6 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption and accession agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings, the Company or any of the their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.2, 4.3, 4.4, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.4 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.2, 4.3, 4.4, 4.5 and 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.5 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.5 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Assignment by Issuing Lender or Swingline Lender. Any Lender that is an Issuing Lender or the Swingline Lender may at any time assign all of its Commitments pursuant to this Section 14.11. If such Issuing Lender or Swingline Lender ceases to be a Lender, it may, at its option, resign as Issuing Lender or Swingline Lender. Upon such resignation, the Issuing Lender’s or Swingline Lender’s obligations to issue Letters of Credit or make Swingline Loans shall terminate but it shall retain all of the rights and obligations of the Issuing Lender or Swingline Lender hereunder with respect to Letters of Credit or Swingline Loans outstanding as of the effective date of its resignation and all Letter of Credit Obligations or Swingline Loans with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations or Swingline Loans), shall continue.
     Section 14.12 Term.
          (a) This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the

Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, the Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to the Administrative Agent (which notice shall be irrevocable), such termination to become effective upon the repayment in full of the Obligations. Upon the Maturity Date or any other effective date of termination of the Loan Documents, the Obligations shall be repaid in full and the Commitments shall be terminated.
          (b) Any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations shall mean that the Borrowers shall:
          (i) pay to the Administrative Agent all outstanding and unpaid Obligations (including, without limitation, loan fees, service fees, professional fees, interest (including interest accrued after the commencement of any case under the U.S. Bankruptcy Code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the United States Bankruptcy Code or any similar statute in any jurisdiction, but excluding (A) contingent obligations in respect of indemnification, (B) Bank Product Obligations, (C) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (D) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (C) and (D) above only to the extent that such amounts are disallowed in any case under the United States Bankruptcy Code); and
          (ii) furnish cash collateral to the Administrative Agent (or at the Administrative Agent’s option, a letter of credit issued for the account of the Borrowers and at the Borrowers’ expense, in form and substance reasonably satisfactory to the Administrative Agent, by an issuer reasonably acceptable to the Administrative Agent and payable to the Administrative Agent as beneficiary) in such amounts as the Administrative Agent determines in good faith are reasonably necessary to secure the Administrative Agent, the Lenders, the Issuing Lender and the Bank Product Providers from loss, cost, damage or expense, (including attorneys’ fees and expenses) in connection with:
          (A) any contingent Obligations (including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which the Administrative Agent or any Lender has not yet received full and final payment);
          (B) any continuing obligations of the Administrative Agent or any Lender pursuant to any Deposit Account Control Agreement; and
          (C) any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (as certified to the Administrative Agent pursuant to and in accordance with Section 3.8 (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner reasonably satisfactory to such Bank Product Provider)).
     The amount of such cash collateral (or letter of credit, as the Administrative Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in immediately available Federal funds to the Administrative

Agent Payment Account or such other bank account of the Administrative Agent, as the Administrative Agent may, in its discretion, designate in writing to the Administrative Borrower for such purpose. Interest and fees shall be due until and including the next Business Day, if the amounts so paid by the Borrowers to the Administrative Agent Payment Account or other bank account designated by the Administrative Agent are received in such bank account later than 2:00 p.m.
          (c) No termination of the Commitments, this Agreement or any of the other Loan Documents shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Loan Documents until all Obligations have been fully and finally discharged and paid, and the Administrative Agent’s continuing Lien upon the Collateral and the rights and remedies of the Administrative Agent and the Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and the Administrative Agent shall not be required to send such termination statements to Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full; provided that the Administrative Agent may release such security interests and take such further actions as authorized pursuant to Section 12.10.
     Section 14.13 Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     Section 14.14 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify such person in accordance with the Patriot Act and any other applicable law. Loan Parties are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     Section 14.15 Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Administrative Agent, the Lenders, and the Loan Parties have caused these presents to be duly executed as of the day and year first above written.

BORROWER:

ATLANTIC DIVING SUPPLY, INC.

By:	/s/ Luke Hillier

Name:	Luke Hillier
Title:	Pres/CEO

HOLDINGS:

TACTICAL HOLDCORP, INC.

By:	/s/ Luke Hillier

Name:	Luke Hillier
Title:	President

SUBSIDIARY GUARANTORS:

MAR-VEL INTERNATIONAL, INC.

By:	/s/ Luke Hillier

Name:	Luke Hillier
Title:	President
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

THE ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Issuing Lender and Swingline Lender

By:	/s/ Thomas A. Martin

Name:	Thomas A. Martin
Title:	Director
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas A. Martin

Name:	Thomas A. Martin
Title:	Director
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

SUNTRUST BANK, as a Syndication Agent and a Lender

By:	/s/ Edward D. Ridenhour

Name:	Edward D. Ridenhour
Title:	Managing Director
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, NA, as a Syndication Agent and a Lender

By:	/s/ Brian Baker

Name:	Brian Baker
Title:	Vice President
[Loan and Security Agreement-Atlantic Diving Supply, Inc.]

BANK OF AMERICA, N.A., as a Syndication Agent and a Lender

By:	/s/ Bryan Smith

Name:	Bryan Smith
Title:	Senior Vice President
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ David Kantes

Name:	David Kantes
Title:	Senior Vice President

By:	/s/ Jennifer Humphrey

Name:	Jennifer Humphrey
Title:	Vice President
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Janeann Fehrle

Name:	Janeann Fehrle
Title:	SVP
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as a Lender

By:	/s/ Michael S. Burns

Name:	Michael S. Burns
Title:	Senior Vice President
[Loan and Security Agreement — Atlantic Diving Supply, Inc.]

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignees hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Administrative
	Borrower:	Atlantic Diving Supply, Inc.

[1]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.

[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	Wachovia Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	Loan and Security Agreement dated as of February 18, 2010 among Tactical Holdcorp, Inc., as Holdings, Atlantic Diving Supply, Inc., as Company, certain Subsidiaries of the Company party thereto as Borrowers or Subsidiary Guarantors, the Lenders parties thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	_________][4]
[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date: ______ __, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEES See Schedules attached hereto

3

[Consented to and][5] Accepted: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent
By
Title:

[Consented to:][6] ATLANTIC DIVING SUPPLY, INC., as Administrative Borrower, on behalf of itself and the other Borrowers
By
Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Loan Agreement. May also use a Master Consent.

[6]	To be added only if the consent of the Administrative Borrower is required by the terms of the Loan Agreement. May also use a Master Consent.

4

SCHEDULE 1
To Assignment and Assumption
By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

	Aggregate Amount		Percentage
	of Commitment/	Amount of	Assigned of
Facility	Loans for all	Commitment/	Commitment/
Assigned[7]	Lenders[8]	Loans Assigned[9]	Loans[10]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE][11] [and is an Affiliate/Approved Fund of [identify Lender]12]
By:
Title:

[7]	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g. “Commitment”)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	Add additional signature blocks, as needed.

[12]	Select as applicable.

5

ANNEX 1
to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 14.1l(b)(iii), (v) and (vi) of the Loan Agreement (subject to such consents, if any, as may be required under Section 14.1l(b)(iii) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.6 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

A-6

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-7

EXHIBIT B
to
LOAN AND SECURITY AGREEMENT
FORM OF BORROWING BASE CERTIFICATE
[see attached]

B-1

Exhibit B	Wells Fargo Capital Finance
12 East 49th Street
New York, NY 10017
Phone: 212-545-4367
Fax: 212-545-4283
BORROWING BASE AND LOAN REPORT
Pursuant to the Loan and Security Agreement and other financing documents (collectively the “Loan Agreement”) made by and between the undersigned borrower and you, the undersigned hereby delivers this Borrowing Base and Loan Report to you to induce you to make loans to the undersigned pursuant to the Loan Agreement.

BORROWER: Atlantic Diving Supply, Inc.	DATE	—/—/—
ADDRESS: 621 Lynnhaven Parkway, Fourth Floor, Virginia Beach, VA 23452

		Commercial	Government	Total
1	GROSS ACCOUNTS RECEIVABLE ( AGING DATED — /— /— )			0.00
2	LESS INELIGIBLES :
	Past Due > 90 Days from Invoice Date			0.00
	Credits > 90 days from invoice Date			0.00
	Cross Age (35%)			0.00
	Affiliate / Intercompany			0.00
	Contra			0.00
	Deferred Revenue			0.00
	Chargebacks			0.00
	Unreconciled Variance			0.00
	Other — Bill & Hold			0.00
	TOTAL INELIGIBLE ACCOUNTS RECEIVABLE	0.00	0.00	0.00
3	ELIGIBLE ACCOUNTS RECEIVABLE	0.00	0.00	0.00
4	ACCOUNTS RECEIVABLE AVAILABILITY (85% Commercial; 90% Government)	0.00	0.00	0.00

5	GROSS FINISHED GOODS INVENTORY (PERPETUAL REPORT DATED — / — / — )			0.00
6	LESS INELIGIBLE INVENTORY:
	In-Transit
	Offsite			0.00
	Outside Processors			0.00
	Slow Moving/Obsolete			0.00
	Deferred Revenue			0.00
	Unreconciled Variance			0.00
	TOTAL INELIGIBLE INVENTORY			0.00
7	ELIGIBLE INVENTORY			0.00
8	INVENTORY AVAILABILITY (LESSER OF 65% OF LINE 7 OR 85% NOLV)			0.00
9	NET INVENTORY AVAILABILITY (LESSER OF LINE 8 OR $55,000,000.00 )			0.00
10	TOTAL BORROWING BASE (LINE 4 PLUS LINE 9)			0.00
11	THE LESSER OF LINE 10 AND TOTAL COMMITMENT $180,000,000.00			0.00

12	LESS: Loans Outstanding			0.00
13	LESS: Letters of Credit Outstanding			0.00
14	LESS: Rent Reserves			0.00

15	Net Availability (Overadvance)			0.00
The undersigned borrower certifies to you that: (A) this report, including all other reports and schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Loan Agreement; (B) as of the date hereof, all of the representations & warranties of the undersigned contained in the Loan & Security Agreement are true & correct in all material respects and (C) no default or event of default or any event or condition which, with the giving of notice or the passage of time, would constitute a default or event of default under the Loan Agreement, exists.

AUTHORIZED SIGNATURE
Patricia Bohlen, CFO PRINT NAME / TITLE

EXHIBIT C
to
LOAN AND SECURITY AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
Date: [                                        ]

To:	Wachovia Bank, National Association
12 East 49th Street
New York, NY 10017
Attn: Tom Martin, Portfolio Management
Telephone No.: (212) 545-4367
Telecopy No.: (212) 545-4283
Ladies and Gentlemen:
     I, solely in my capacity as an officer of the Company (as defined below) and not in my individual capacity, hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:
     1. I am the duly elected Chief Financial Officer of Atlantic Diving Supply, Inc., a Virginia corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), dated as of February 18, 2010, among Holdings, the Company, certain Subsidiaries of the Company, as borrowers (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Company, as guarantors (each individually a “Subsidiary Guarantor” and together with Holdings, the “Guarantors”), the financial institutions party thereto, as lenders (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
     2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal [month][year].
     3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [month] [year], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.
     4. The Fixed Charge Coverage Ratio for the Borrowers as of the end of the twelve (12) consecutive fiscal month period most recently ended is [      ] to 1.00, as more particularly described by the calculations set forth on Schedule II attached hereto. Such Fixed Charge Coverage Ratio demonstrates that the Borrowers are [or would be] in compliance with the covenant set forth in Section 9.14 of the Loan Agreement for such twelve (12) consecutive fiscal month period (which requires the Borrowers to maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 as of the end of each fiscal month.

     The foregoing certifications are made and delivered as of the date first above written.

ATLANTIC DIVING SUPPLY, INC.
By:
Name:
	Title:	Chief Financial Officer

SCHEDULE I
DEFAULTS AND EVENTS OF DEFAULT

SCHEDULE II
FIXED CHARGE COVERAGE RATIO
(each item listed below is calculated for twelve (12) consecutive fiscal month period most recently ended)

1. EBITDA, determined on a combined basis for the Borrowers in accordance with GAAP, (a) Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Net Income: (i) Interest Expense for such period, (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrowers for such period, (iii) depreciation and amortization of the Borrowers for such period, (iv) any non-cash charges for such period (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (v) non-cash losses for such period from the proposed or actual disposition of material assets, (vi) Transaction Costs for such period, (vii) costs and expenses incurred in connection with the relocation of the Company’s headquarters for such period and (viii) financial advisory and other related fees and expenses for such period in an amount acceptable to the Administrative Agent, minus (c) without duplication, the sum of the following to the extent included in calculating Net Income: (i) non-cash, extraordinary or non-recurring gains for such period and (ii) non-cash gains for such period from the proposed or actual disposition of material assets.
$

2. Cash interest income	$

3. Unfinanced Capital Expenditures	$

4. Cash Taxes	$

5. Numerator: Item 1 plus Item 2 minus Item 3 minus Item 4	$

6. Denominator: Fixed Charges (Interest Expense paid in cash by the Borrowers for such period plus Scheduled Indebtedness Payments made by the Borrowers during such period plus Cash Dividends paid in cash by the Borrowers for such period)
$

7. Item 5 divided by Item 6		: 1.0
***In lieu of the table provided above, the Administrative Agent and the Company may agree to use an alternative format for this Schedule II; provided that such format accurately calculates the applicable Fixed Charge Coverage Ratio, as set forth in the Loan Agreement.***

EXHIBIT D
to
LOAN AND SECURITY AGREEMENT
FORM OF INFORMATION CERTIFICATE
[see attached]

D-1

GUIDELINES FOR PREPARATION OF INFORMATION CERTIFICATE
     Annexed hereto is a form of Information Certificate which you should complete carefully and accurately.
     Please note:
     1. The Information Certificate should be completed by you in consultation with your attorneys and accountants.
     2. To the extent there is insufficient space provided in the Information Certificate for a response to any question, please include additional pages as exhibits to the certificate.
     3. The Information Certificate should be returned to us as soon as possible since the information in it is necessary for us to prepare the loan documentation.
     4. The Information Certificate will be included as an exhibit to the Loan and Security Agreement between us. The numbers of the schedules provided for in the Information Certificate correspond to the sections of the Loan and Security Agreement covering the applicable matter where such schedules are referenced.
     If you have any questions in connection with the preparation of the Information Certificate, please let us know.
     Thank you for your cooperation and we look forward to continuing to work with you.

Wachovia Bank, National Association

INFORMATION CERTIFICATE
OF
ATLANTIC DIVING SUPPLY, INC.
                                        , 2009
Wachovia Bank, National Association, as Agent
In connection with certain financing provided or to be provided or arranged for Wachovia Bank, National Association (“Wachovia”) and certain other lenders (together with Wachovia in its individual capacity, collectively, “Lenders”) and for whom Wachovia will be acting as agent (in such capacity, “Agent”), each of the undersigned (individually, a “Company” and, collectively, the “Companies”) jointly and severally represents and warrants to Agent and Lenders the following information about it, its organizational structure and other matters of interest to Agent and Lenders:
1.	The full and exact name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

2.	Each Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

3.	Each Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):

	Date of	Jurisdiction of
Company	Organization	Organization

4.	The organizational identification number of each Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

Company	ID No.

5. The Federal Employer Identification Number of each Company is as follows:

Company	FEIN

6.	Each Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

Company	Jurisdiction

7.	Since the date of its organization, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

Company	Date of Change	Prior Name

8.	Since the date of five (5) years prior to the date hereof, each Company has made or entered into the following mergers or acquisitions:

Company	Merger/Acquisition	Date

9.	The chief executive office and mailing address of each Company is located at the address indicated for such Company on Schedule 8.2 hereto.

10.	The books and records of each Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for such Company on Schedule 8.2 hereto.

11.	Each Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated for such Company on Schedule 8.2 hereto.

12.	The places of business or other locations of any assets used by each Company during the last four (4) months other than those listed above are as indicated for such Company on Schedule 8.2 hereto.
13.	Each Company’s assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth on Schedule 8.4 hereto.

14.	There are no judgments or litigation pending by or against any Company, its subsidiaries and/or affiliates or any of its officers/principals, except as set forth on Schedule 8.6 hereto.

15.	Each Company is in compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 8.8 hereto.

16.	No Company has any deposit accounts, investment accounts, securities account or similar accounts with any bank, savings and loan or other financial institution, except as set forth on Schedule 8.10 hereto for the purposes and of the types indicated therein.

17.	No Company owns or licenses any trademarks, patents, copyrights or other intellectual property, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

18.	Each Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

19.	The names of the stockholders (or members or partners, including general partners and limited partners) of each Company and their holdings are as set forth on Schedule 8.12 hereto (if stock or other interests are widely held indicate only holders owning 10% or more of the voting stock or other interests).

20.	No Company is a party to or bound by an collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 8.13 hereto (indicate date of agreement, parties to agreement, description of employees covered, and date of termination).

21.	No Company is a party to or bound by any “material contract” except as set forth on Schedule 8.15 hereto. For this purpose a “material contract” means any contract or other agreement, written or oral, of such Company involving monetary liability of or to any Person in an amount in excess of $ in any fiscal year and any other contract or other agreement, whether written or oral, to which such Company is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Company or the validity or enforceability of any agreements of such Company with Agent and Lenders or any of the rights and remedies of Agent and Lenders under any of such agreements.

22.	No Company has any “indebtedness” except as set forth on Schedule 9.9 hereto. For this purpose, the term “indebtedness” means any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Company or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an affiliate) created, incurred, assumed or guaranteed by such Company in the ordinary course of business of such Company in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with generally accepted accounting principles recorded as capital leases; (d) any contractual obligation, contingent or otherwise, of such Company to pay or be liable for the payment of any indebtedness described in this definition of another person or entity, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Company; (f) all reimbursement obligations and other liabilities of such Company with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Company’s account; (g) all indebtedness of such Company in respect of indebtedness of another person or entity for borrowed money or indebtedness of another person or entity otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Company, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Company, all as of such time; (h) all obligations, liabilities and indebtedness of such Company (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Company under license agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Company under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with generally accepted accounting principles.

23.	No Company has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth on Schedule 9.10 hereto.

24.	No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:

25.	No Company has any commercial tort claims, except as follows:

26.	There is no provision in the certificate of incorporation, certificate of formation, articles of organization, by-laws or operating agreement of any Company (as applicable) or the other organizational documents of such Company, or in the laws of the State of its organization, requiring any vote or consent of it shareholders, members or other holders of the equity interests therein to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of such Company or any subsidiary. Such power is vested exclusively in its Board of Directors (or in the case of a limited partnership, the general partner that is the signatory hereto, or in the case of a limited liability company, the manager that is the signatory hereto).

27.	The officers of each Company and their respective titles are as follows:

Company	Title	Name

(a) Company:

(b) Company:

(c) Company:

(d) Company:

The following will have signatory powers as to all transactions of each Company with Agent and Lenders:

28.	The members of the Board of Directors of each Company (or, if the Company is a limited partnership, the general partner or, if the Company is a limited liability company, the managers) are:

Company	Directors

29.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

Company	Taxes

30.	Certified Public Accountants for each Company is the firm of:
Name
Address
Partner Handling Relationship
Were statements uncertified for any fiscal year?

     Agent and Lenders shall be entitled to rely upon the foregoing in all respects and each of the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company for which he or she is signing.

Very truly yours, ATLANTIC DIVING SUPPLY, INC.
By:
Title:

SCHEDULE 8.2
to
INFORMATION CERTIFICATE
Locations
A. Company:
31. Chief Executive Office
32. Location of Books and Records
33. Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party*	Name/Address of Lessor or Third Party, as Applicable
34. Locations of Assets in Prior 4 Months not Listed Above

*	Indicate in this column next to applicable address whether the location is owned by each Company, leased by each Company or owned and operated by a third party (e.g., warehouse, processor, consignee, etc.)

B. Company:
35. Chief Executive Office
36. Location of Books and Records
37. Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party*	Name/Address of Lessor or Third Party, as Applicable
38. Locations of Assets in Prior 4 Months not Listed Above

*	Indicate in this column next to applicable address whether the location is owned by each Company, leased by each Company or owned and operated by a third party (e.g., warehouse, processor, consignee, etc.)

C. Company:
39. Chief Executive Office
40. Location of Books and Records
41. Locations of Inventory, Equipment and Other Assets

Address	Owned/Leased/Third Party*	Name/Address of Lessor or Third Party, as Applicable
42. Locations of Assets in Prior 4 Months not Listed Above

*	Indicate in this column next to applicable address whether the location is owned by each Company, leased by each Company or owned and operated by a third party (e.g., warehouse, processor, consignee, etc.)

SCHEDULE 8.4
to
INFORMATION CERTIFICATE
Existing Liens*

Name of Company	Name of Secured Party	Description Of Collateral	File No. of Financing Statement/Jurisdiction (Optional)

*	Do not indicate liens of existing lender(s) to be repaid with proceeds of initial disbursements of loans under new Wachovia facility.

SCHEDULE 8.6
to
INFORMATION CERTIFICATE
Pending Litigation

SCHEDULE 8.8
to
INFORMATION CERTIFICATE
Environmental Compliance

SCHEDULE 8.10
to
INFORMATION CERTIFICATE
Deposit Accounts; Investment Accounts
A. Part I — Deposit Accounts

Name of	Name and Address of
Company	Bank	Account No.	Purpose*

B. Part 2- Investment and Other Accounts

Name and Address
	of Broker			Types of
Name of Company	or Other Institution	Account No.	Purpose	Investments	Balance as of

*	For the “purpose” indicate either: (a) “collection account” if proceeds of receivables or other assets are deposited in it, and note “lockbox” if it is subject to lockbox servicing arrangements with the applicable bank or “disburdement account” if it is a checking account or (b) account used for transferring funds to third parties, and in addition, indicate if it is used for a specific purpose, e.g., “payroll”, “medical”, etc.

SCHEDULE 8.11
to
INFORMATION CERTIFICATE
Intellectual Property
43. Company:
(a)	Trademarks
(i)	Owned

	Registration	Registration	Expiration
Trademark	Number	Date	Date

Trademark	Application/Serial	Application
Application	Number	Date

(ii)	Licensed

	Registration	Registration	Expiration	Owner/
Trademark	Number	Date	Date	Licensor

Trademark	Application/Serial	Application
Application	Number	Date

(b)	Patents
(i)	Owned

Patent	Registration	Registration	Expiration
Description	Number	Date	Date

Patent	Application/Serial	Application
Application	Number	Date

(ii)	Licensed

Patent	Registration	Registration	Expiration	Owner/
Description	Number	Date	Date	Licensor

Patent	Application/Serial	Application
Application	Number	Date

(c)	Copyrights
(i)	Owned

	Registration	Registration
Copyright	Number	Date

(ii)	Licensed

Patent	Registration	Registration	Expiration	Owner/
Description	Number	Number	Date	Licensor

(d)	Other
44. Company:
(a)	Trademarks
(i)	Owned

	Registration	Registration	Expiration
Trademark	Number	Date	Date

Trademark	Application/Serial
Application	Number	Application Date

(ii)	Licensed

	Registration	Registration	Expiration	Owner/
Trademark	Number	Date	Date	Licensor

Trademark	Application/Serial	Application
Application	Number	Date

(b)	Patents
(i)	Owned

Patent	Registration	Registration	Expiration
Description	Number	Date	Date

Patent	Application/Serial	Application
Application	Number	Date

(ii)	Licensed

Patent	Registration	Registration	Expiration	Owner/
Description	Number	Date	Date	Licensor

Patent	Application/Serial	Application
Application	Number	Date

(c)	Copyrights
(i)	Owned

	Registration	Registration
Copyright	Number	Date

(ii)	Licensed

Patent	Registration	Registration	Expiration
Description	Number	Number	Date	Owner/ Licensor

(d)	Other

(e)	License Agreements

Licensed
Name of	Date of			Intellectual
Document	Document	Licensor	Term	Property

SCHEDULE 8.12
to
INFORMATION CERTIFICATE
Subsidiaries; Affiliates; Investments
45. Subsidiaries (More than 50% owned by Company indicated)

		Jurisdiction of	Percentage
Company	Subsidiary	Incorporation	Owned

46. Affiliates (Less than 50% Owned by Company)

Jurisdiction of
Company	Affiliate	Incorporation	Percentage Owned

47. Affiliates (Subject to common ownership with Company)

		Jurisdiction of		Percentage
Company	Affiliate	Incorporation	Parent	Owned

48. Shareholders (If widely held, only holders with more than 10%)

		Jurisdiction of	Percentage
Company	Shareholders	Incorporation	Owned

*	If Shareholders are individuals, indicate “N/A”

SCHEDULE 8.13
to
INFORMATION CERTIFICATE
Labor Matters

Date of
	Name of	Date of	Parties to	Expiration /
Company	Agreement	Agreement	Agreement	Termination

1.
2.
3.

SCHEDULE 8.15
to
INFORMATION CERTIFICATE
Material Contracts

Date of
	Name of	Date of	Parties to	Expiration /
Company	Agreement	Agreement	Agreement	Termination

1.
2.
3.

SCHEDULE 9.9
to
INFORMATION CERTIFICATE
Existing Indebtedness*
49. Direct Debt

	Name/Address	Principal Balance
Company	of Payee	as of	Nature of Debt	Term

50. Guarantees

Name /
	Primary	Address	Principal Balance	Nature of
Company	Obligor	of Payee	as of	Debt	Term

*	Do not indicate debt of existing lender to be repaid with proceeds of initial disbursements of loans under Wachovia facility, if any.

**	The nature of debt might be: “purchase money”, term”, capital lease” revolving”, etc.

SCHEDULE 9.10
to
INFORMATION CERTIFICATE
Loans and Advances

	Name/Address of	Outstanding Balance	Secured /
Company	Debtor	of Loan as of	Unsecured	Due Date

EXHIBIT E
to
LOAN AND SECURITY AGREEMENT
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (the “Agreement”), dated as of [                    ], is by and between [                    ], a [                    ] (the “[Applicant Borrower][Joining Guarantor]”) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (the “Administrative Agent”) under that certain Loan and Security Agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement), dated as of February 18, 2010, among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), Atlantic Diving Supply, Inc., a Virginia corporation (the “Company”), certain Subsidiaries of the Company, as borrowers (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Company, as guarantors (together with Holdings, each individually a “Guarantor” and collectively, the “Guarantors”), the financial institutions party thereto, as lenders (the “Lenders”) and the Administrative Agent.
     [The Applicant Borrower has indicated its desire to become a Borrower under the Loan Agreement.]
     [The Joining Guarantor is required to become a Guarantor pursuant to the terms of the Loan Agreement.]
     Accordingly, the [Applicant Borrower] [Joining Guarantor] hereby agrees as follows:
     1. The [Applicant Borrower][Joining Guarantor] hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the [Applicant Borrower][Joining Guarantor] will be deemed to be a party to the Loan Agreement and a “[Borrower][Guarantor]” for all purposes of the Loan Agreement and the other Loan Documents, and shall have all of the obligations of a [Borrower] [Guarantor] thereunder as if it has executed the Loan Agreement and the other Loan Documents, as applicable. The [Applicant Borrower] [Joining Guarantor] hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement and in the Loan Documents, including without limitation (i) all of the representations and warranties of the Loan Parties set forth in Section 8 of the Loan Agreement, as supplemented from time to time in accordance with the term thereof, and (ii) all of the affirmative and negative covenants set forth in Sections 9 and 10 of the Loan Agreement.
     2. To secure payment and performance of all Obligations, the [Applicant Borrower] [Joining Guarantor] hereby grants to the Administrative Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a Lien upon, and a right of set off against, and hereby pledges to the Administrative Agent, for itself and the benefit of Secured Parties, as security, of such [Applicant Borrower][Joining Guarantor]’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired or existing, and wherever located. The term “Collateral” as used in the Loan Agreement and in all other Loan Documents shall include all applicable Collateral of such [Applicant Borrower][Joining Guarantor].
     3. The [Applicant Borrower] [Joining Guarantor] acknowledges and confirms that it has received a copy of the Loan Agreement and the schedules and exhibits thereto. The schedules to the Loan Agreement are amended to provide the information shown on the attached Schedule I.

     4. The [Applicant Borrower][Joining Guarantor] confirms that all of the Obligations under the Loan Agreement, upon the [Applicant Borrower] [Joining Guarantor] becoming a [Borrower][Guarantor] will and shall continue to be, in full force and effect and that immediately upon the [Applicant Borrower][Joining Guarantor] becoming a [Borrower][Guarantor], the term “Obligations” as used in the Loan Agreement shall include all applicable Obligations of such [Applicant Borrower] [Joining Guarantor] under the Loan Agreement and under each other Loan Document.
     5. The [Applicant Borrower] [Joining Guarantor] hereby agrees that upon becoming a [Borrower] [Guarantor] it will assume all Obligations of a [Borrower] [Guarantor] as set forth in the Loan Agreement.
     6. The [Applicant Borrower][Joining Guarantor] agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effectuate the purposes of this Agreement.
     7. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     8. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The [Applicant Borrower] [Joining Guarantor] each irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever the Administrative Agent may elect, waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters may be heard in the courts described above (except that the Administrative Agent and the Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which the Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the [Applicant: Borrower] [Joining Guarantor] has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first written above.

[APPLICANT BORROWER] [JOINING GUARANTOR]
By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

SCHEDULE I
SCHEDULES TO LOAN AGREEMENT

EXHIBIT F
to
LOAN AND SECURITY AGREEMENT
FORM OF NOTICE OF BORROWING
Date: [                    ]
Wachovia Bank, National Association
12 East 49th Street
New York, NY 10017
Attn: Tom Martin, Portfolio Management
Telephone No.: (212) 545-4367
Telecopy No.: (212) 545-4283
Ladies and Gentlemen:
     The undersigned, Atlantic Diving Supply, Inc., a Virginia corporation (the “Company” or the “Administrative Borrower”), on behalf of itself and the other Borrowers party to the Loan and Security Agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement), dated as of February 18, 2010, among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), the Company, certain Subsidiaries of the Company, as borrowers (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Company, as guarantors (together with Holdings, each individually a “Guarantor” and collectively, the “Guarantors”), the financial institutions party thereto, as lenders (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), hereby gives you notice, irrevocably, pursuant to Section 2.4(a)(i) of the Loan Agreement that the Company hereby requests, on behalf of the Borrowers, borrowings under the Loan Agreement, and in that connection sets forth below the information relating to such borrowings (the “Proposed Borrowings”) as required by Section 2.4(a)(i) of the Loan Agreement:

1.	Date of Loan:	————————————————
(Complete with a Business Day in accordance with Section 2.4(a)(i) of the Loan Agreement)

2.	Principal Amount:	$————————————————
(Complete with an amount in accordance with Section 2.4(a)(i) of the Loan Agreement)

3.	Type of Loan:	☐ Revolving Loan ☐ Swingline Loan

4.	Rate of Loan:	☐ Base Rate (Revolving Loans or Swingline Loans)
☐ Eurodollar Rate (Revolving Loans only)

5.	Interest Period :	☐ One (1) month
☐ Two (2) months
☐ Three (3) months
     The Administrative Borrower hereby certifies, on behalf of the Borrowers, that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (a) all representations and warranties contained in the Loan Agreement and in the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan set forth above and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;
     (b) no Default or Event of Default exists or has occurred and is continuing on and as of the date of the making of the Proposed Borrowing and after giving effect thereto; and
     (c) Total Outstandings (after giving effect to the Proposed Borrowing) do not exceed the lesser of (i) the Borrowing Base in effect as of the date hereof and (ii) the Aggregate Commitment in effect as of the date hereof.
     If notice of this Proposed Borrowing has been given previously by telephone, then this notice should be considered a written confirmation of such telephone notice as may be required by Section 2.4 of the Loan Agreement.
     The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account:

     ABA Routing Number:
     Account Number:
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[1]	Only needed for Eurodollar Rate Loans.

ATLANTIC DIVING SUPPLY, INC., as Administrative Borrower on behalf of the Borrower
By:
Name:
Title:

EXHIBIT G
to
LOAN AND SECURITY AGREEMENT
FORM OF NOTICE OF PREPAYMENT
Dated as of:
Wachovia Bank, National Association
12 East 49th Street
New York, NY 10017
Attn: Tom Martin, Portfolio Management
Telephone No.: (212) 545-4367
Telecopy No.: (212) 545-4283
Ladies and Gentlemen:
     This Notice of Prepayment is delivered to you pursuant to Section 2.5(b) of the Loan and Security Agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement), dated as of February 18, 2010, among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), Atlantic Diving Supply, Inc., a Virginia corporation (the “Company” or the “Administrative Borrower”), certain Subsidiaries of the Company, as borrowers (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Company, as guarantors (together with Holdings, each individually a “Guarantor” and collectively, the “Guarantors”), the financial institutions party thereto, as lenders (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
     1. The Administrative Borrower, on behalf of the Borrowers, hereby provides notice to the Administrative Agent that they shall repay the following [Base Rate Loans] and/or [Eurodollar Rate Loans]:                     . (Complete with an amount in accordance with Section 2.4(b) of the Loan Agreement.)
2.	The Loan to be prepaid is a [check each applicable box]
☐	Swingline Loan

☐	Revolving Credit Loan
3.	The Borrowers shall repay the above-referenced Loans on the following Business Day: . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any Eurodollar Rate Loan).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

G-1

     IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

ATLANTIC DIVING SUPPLY, INC. as Administrative Borrower on behalf of the Borrowers
By:
Name:
Title:

G-2

EXHIBIT H
to
LOAN AND SECURITY AGREEMENT
FORM OF NOTICE OF CONVERSION OR CONTINUATION
Date:[_____]

To:	Wachovia Bank, National Association 12 East 49th Street New York, NY 10017 Attn: Tom Martin, Portfolio Management Telephone No.: (212) 545-4367 Telecopy No.: (212) 545-4283
Ladies and Gentlemen:
     The undersigned, Atlantic Diving Supply, Inc., a Virginia corporation (the “Company” or “Administrative Borrower”), on behalf of itself and the other Borrowers party to the Loan and Security Agreement (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement), dated as of February 18, 2010, among Tactical HoldCorp, Inc., a Delaware corporation (“Holdings”), the Company, certain Subsidiaries of the Company, as borrowers (together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Company, as guarantors (together with Holdings, each individually a “Guarantor” and collectively, the “Guarantors”), the financial institutions party thereto, as lenders (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), hereby gives you notice, irrevocably, pursuant to Section 3.1(b) of the Loan Agreement that the Borrowers hereby request conversions and/or continuations under the Loan Agreement, and in that connection set forth below the information relating to such conversions and/or continuations (the “Conversions/Continuations”) as required by Section 3.1(b) of the Loan Agreement:

1. Type of Loans to be [converted] [continued][1] :	☐ Base Rate Loans ☐ Eurodollar Rate Loans

2. Last day of Interest Period[2]:	______________________________

3. Effective date of [conversion][continuation]:	______________________________
(complete with a Business Day)

4. Principal Amount[3]:	$ ______________________________

5. Interest Period[4]:	☐ One (1) month

[1]	In the case of a conversion of Base Rate Loans into, or the continuation of, Eurodollar Rate Loans, no Event of Default shall have occurred and be continuing.

[2]	Only needed for Eurodollar Rate Loans.

[3]	Complete with a principal amount in accordance with Section 3.1 (b) of the Loan Agreement.

[4]	Only needed for Eurodollar Rate Loans.

☐ Two (2) months
☐ Three (3) months
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ATLANTIC DIVING SUPPLY, INC. as Administrative Borrower on behalf of the Borrowers
By:
Name:
Title:

EXHIBIT I
to
LOAN AND SECURITY AGREEMENT
FORM OF NOTE

$__________	__________ , 20___
     FOR VALUE RECEIVED, each of the undersigned, ATLANTIC DIVING SUPPLY, INC., a Virginia corporation and [______________], a [__________] corporation (each a “Borrower” and collectively, the “Borrowers”), jointly and severally, promises to pay to______________(the “Lender”), at the place and times provided in the Loan Agreement referred to below, the principal sum of______________ DOLLARS ($__________) or, if less, the unpaid principal amount of all Revolving Loans made by the Lender from time to time pursuant to that certain Loan and Security Agreement, dated as of February 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), the Borrowers, the Lenders who are or may become a party thereto, as Lenders, and Wachovia Bank, National Association, as the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.
     The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Loan Agreement and shall bear interest as provided in Section 3.1 of the Loan Agreement. All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Loan Agreement.
     This Note is entitled to the benefits of, and evidences Obligations incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which each Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.
     THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.
     The Indebtedness evidenced by this Note is senior in right of payment to all Subordinated Indebtedness referred to in the Loan Agreement.
     Each Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Loan Agreement) notice of any kind with respect to this Note.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I-1

     IN WITNESS WHEREOF, the undersigned have executed this Note under seal as of the day and year first above written.

ATLANTIC DIVING SUPPLY, INC.
By:
Name:
Title:

I-2

EXHIBIT J
to
LOAN AND SECURITY AGREEMENT
FORM OF INSTRUMENT OF ASSIGNMENT
INSTRUMENT OF ASSIGNMENT
     ASSIGNMENT (this “Agreement”), dated as of [______________] by and among Atlantic Diving Supply, Inc., a Virginia corporation, with its chief executive offices at 477 Viking Drive, Suite 350, Virginia Beach, Virginia 23452 (the “Assignor”) in favor of Wachovia Bank, National Association, as Administrative Agent (the “Assignee”), for the ratable benefit of the banks and other financial institutions (the “Lenders”) from time to time parties to the Loan and Security Agreement dated as of February 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), the Assignor and certain Subsidiaries thereof, as Borrowers, certain Subsidiaries of the Assignor, as Guarantors, the Lenders who are or may become a party thereto, as Lenders, and Wachovia Bank, National Association, as the Administrative Agent.
STATEMENT OF PURPOSE
     Pursuant to the Loan Agreement, the Lenders have agreed to make Loans to the Borrowers upon the terms and subject to the conditions set forth therein. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Loan Agreement.
     It is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrowers under the Loan Agreement that the Assignor shall have executed and delivered this Agreement to the Assignee, for itself and the ratable benefit of the Secured Parties.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Assignee and the Lenders to enter into the Loan Agreement and to induce the Lenders to make their respective Loans thereunder, the Assignor hereby agrees with the Assignee, for itself and the ratable benefit of the Secured Parties, as follows:
     SECTION 1. Assignment. The Assignor hereby sells, assigns and transfers to the Assignee, for itself and the ratable benefit of the Secured Parties, all of the Assignor’s rights, title and interest in and to all moneys due and to become due from the United States of America, or from any Agency or Department thereof, together with all rights to receive the same, under a certain [______________], dated as of [______________] (as amended, restated, supplemented or otherwise modified from time to time, the “Contract”), under the Contract No. [______________] between the United States of America acting through [_____________________] and the Assignor, including any letter of intent, letter of award, letter of acceptance of bid or proposal, informal or incomplete contract or agreement, order, authorization to commence performance or similar instrument or communication made or received by the Assignor in anticipation of or in connection with the Contract.
     SECTION 2. Direction of Payment. The Assignor hereby authorizes and directs the United States of America to make all payments due under the Contract directly to the Assignee, in accordance with any payment instructions received therefrom, by checks or other orders, payable to the order of the Assignee, and constitutes and appoints the Assignee its true and lawful attorney, irrevocably with full power of substitution for it, in its name or in the name of the Assignor or otherwise, to ask, require, demand and receive and give acquittance for any and all said monies due or to become due, and to endorse the name of the Assignor on any checks, drafts or other orders for the payment of money payable to the Assignor in payment thereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ATLANTIC DIVING SUPPLY, INC., as Assignor
By:
Name:
Title:

ATTEST:

By:
Name:
	Title:	[Assistant] Secretary[1]

(Affix Corporate Seal)2
STATE OF
COUNTY OF
     On the                      day of                      , 20      before me personally appeared                      to me known, who, being by me duly sworn, did say that he is the                      of Atlantic Diving Supply, Inc.; and that he signed his name thereto by his free act and deed and acknowledged the said Assignment to be the free act and deed of said corporation.

Notary Public
My Commission Expires:

[1]	Must be the secretary or an assistant secretary.

[2]	Must (a) include the corporate seal or (b) attach a corporate resolution authorizing the assignment.

EXHIBIT K
to
LOAN AND SECURITY AGREEMENT
FORM OF NOTICE OF ASSIGNMENT
NOTICE OF ASSIGNMENT OF GOVERNMENT CONTRACT
Dated as of:
TO: [Include (a) contracting officer or the agency head; (b) surety on any bond applicable to the contract and (c) disbursing officer designated in the contract to make payment]
     Reference is made to Contract No. [                      ], dated as of [                      ] (as amended, restated, supplemented or otherwise modified from time to time, the “Contract”), between the United States of America acting through [                    ][Government agency, name of office and address] and Atlantic Diving Supply, Inc., a Virginia corporation, with its chief executive offices at 477 Viking Drive, Suite 350, Virginia Beach, Virginia 23452 (the (“Assignor”).
     Moneys due or to become due under the Contract have been assigned to the undersigned under the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15.
     A true copy of the Instrument of Assignment, dated as of [     ] executed by the Assignor in favor of Wachovia Bank, National Association, as Administrative Agent (the “Assignee”) for itself and the ratable benefit of the banks and other financial institutions (the “Lenders”) from time to time parties to the Loan and Security Agreement dated as of February 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Tactical Holdcorp, Inc., a Delaware corporation (“Holdings”), the Assignor and certain Subsidiaries thereof, as Borrowers, certain Subsidiaries of the Borrowers, as Guarantors, the Lenders and the Assignee, is attached to the original notice.
     Payments due or to become due under the Contract should be made to the Assignee.
     Please return to the undersigned the three enclosed copies of this Notice of Assignment with appropriate notations showing the date and hour of receipt, and signed by the person acknowledging receipt on behalf of the addressee. Please mail the three copies of this Notice of Assignment and all inquiries and correspondence regarding this matter to the address specified on the signature page hereto.
[Signature Page Follows]

Very truly yours, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

Address of Administrative Agent:
Wachovia Bank, National Association
12 East 49th Street
New York, NY 10017
Attn: Tom Martin, Portfolio Management
Telephone No.: (212) 545-4367
Telecopy No.: (212) 545-4283

[Acknowledgement Follows]

ACKNOWLEDGEMENT
     Receipt of the foregoing Notice of Assignment of Government Contract dated as of [                      ] from Wachovia Bank, National Association, as Administrative Agent, to the undersigned along with the Assignment of Government Contract attached thereto (collectively, the “Assignment Documents”) is hereby acknowledged. The Assignment Documents were received at [                      ] (a.m.) (p.m.) on [                      ], [                      ].

[ ] [Government agency]

By:
Name:
Title:

On behalf of:

SCHEDULE 1.1(a)
Lenders and Commitments

Lenders	Commitment Amount
Wachovia Bank, National Association	$40,000,000
RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, NA	$30,000,000
Suntrust Bank	$30,000,000
Bank of America, N.A.	$25,000,000
Siemens Financial Services, Inc.	$25,000,000
PNC Bank National Association	$20,000,000
Capital One Leverage Finance Corporation	$10,000,000
Total	$180,000,000

Schedule 1.1(b)
EXISTING CASH EQUIVALENTS
None

Schedule 6.1
COMMERCIAL TORT CLAIMS
None

Schedule 6.2(b)
CHATTEL PAPER; INSTRUMENTS
None

Schedule 8.2
NAME; STATE OF ORGANIZATION; CHIEF EXECUTIVE OFFICE; COLLATERAL
LOCATIONS
Legal Name: Tactical Holdcorp Inc.
DBA, etc. in Past 5 Years: None
Mergers or Acquisitions in Past 5 Years: None
Organization Type: Corporation
Jurisdiction of Organization: Delaware
Organizational ID Number: 4738156
Federal Employer ID Number: 27-1083344
Chief Executive Office: 477 Viking Drive, Suite 350, Virginia Beach, VA 23452
Primary Mailing Address: 477 Viking Drive, Suite 350, Virginia Beach, VA 23452
Legal Name: Atlantic Diving Supply, Inc.
DBA, etc. in Past 5 Years: ADS, Inc.
Mergers or Acquisitions in Past 5 Years: Acquired Mar-Vel International, Inc. on May 9, 2008
Organization Type: Corporation
Jurisdiction of Organization: Virginia
Organizational ID Number: 0490857-0
Federal Employer ID Number: 54-1867268
Chief Executive Office: 477 Viking Drive, Suite 350, Virginia Beach, VA 23452
Primary Mailing Address: 477 Viking Drive, Suite 350, Virginia Beach, VA 23452
Legal Name: Mar-Vel International, Inc.
DBA, etc. in Past 5 Years: None
Mergers or Acquisitions in Past 5 Years: None
Organization Type: Corporation
Jurisdiction of Organization: New Jersey
Organizational ID Number: 0100363368
Federal Employer ID Number: 22-2854453
Chief Executive Office: 7115 Airport Hwy, Pennsauken, NJ, 08109
Primary Mailing Address: 7115 Airport Hwy, Pennsauken, NJ, 08109

Schedule 8.6
LITIGATION
None

Schedule 8.9
EMPLOYEE BENEFITS
Employee Benefit Plans:
None

Schedule 8.10
DEPOSIT ACCOUNTS; AND SECURITIES ACCOUNTS
Atlantic Diving Supply, Inc.:
WACHOVIA -OPERATING — 2XXXXXXXX0090
WACHOVIA -DISBURSEMENT — 2XXXXXXXX5077
WACHOVIA — INTERNATIONAL
MERRILL LYNCH — WCMA — 7XX-X7232
TOWNE BANK — PAYROLL — 02XXXX3556
TOWNE BANK — WAREHOUSE — 02XXXX5253
CHARTER BANK — 02****833 01
Mar- Vel International, Inc.:
PNC Bank — Operating — 802****055

Schedule 8.11
INTELLECTUAL PROPERTY
Registered or subject to pending applications:
Atlantic Diving Supply, Inc.:

Registration
Owned Trademark	Number

ADS	3,546,088

Official GEN III/	3,523,476
ECWCS and Design

Free Fire Resistant	Pending
Environmental
Ensemble and Design

Mar-Vel International, Inc.:

Registration
Owned Trademark	Number

Mar-Vel	3,519,591
International
Licenses granted with respect to Intellectual Property:
None
Agreements or arrangement to use Intellectual Property owned by another Person:
None

Schedule 8.12
SUBSIDIARIES; AFFILIATES; CAPITALIZATION; SOLVENCY
Subsidiaries
Tactical Holdcorp, Inc.:
Direct Subsidiary: Atlantic Diving Supply, Inc.
Indirect Subsidiary: Mar-Vel International, Inc.
Equityholders: Luke Hillier (58.42%); R. Scott LaRose (24.95%); Daniel Clarkson (16.63%)
Atlantic Diving Supply, Inc.:
Direct Subsidiary: Mar-Vel International, Inc.
Equityholder: Tactical Holdcorp, Inc. (100%)
Mar-Vel International, Inc.:
Equityholder: Atlantic Diving Supply, Inc. (100%)
Affiliates
Tactical Properties LLC
Tactical Air, LLC
Tactical Pilot Ops, LLC
Lynnhaven Dive Center
Mythics, Inc.
Tactical Warehouse, LLC
Tactical Office, LLC
Tactical Exporters, Inc.
Blauer Tactical USA LLC
Tactical Distributors, LLC
Tactical Holdings, LLC
Tactical Hawker, LLC
ADS International, LLC (ceased operations in 2008)
Tactical Equipment, LLC

Schedule 8.13
LABOR DISPUTES
None

Schedule 8.15
MATERIAL CONTRACTS; MATERIAL GOVERNMENTAL CONTRACTS
Material Contracts

Contract Type	Customer PO No.	Customer
Commercial Purchase Order	3012	SEK Solutions
Commercial Purchase Order	3013	SEK Solutions
Commercial Purchase Order	1562	SEK Solutions
Commercial Purchase Order	31-5038370	BAE Systems
Commercial Purchase Order	NT1315	SEK Solutions
Material Government Contracts

Contract No.	Start Date	End Date	Option	Description	Issuing Agency
FA8629-07-A-2368	9/1/2007	8/30/2008	4 — one year	BAMS BPA	USAF/AFMC

H92244-08-A-9001	4/23/2008	4/22/2011	N/A	DEV GROUP BPA	Naval Special Warfare Development Group

FA5215-08-A-7000	5/1/2008	4/30/2013	N/A	PACAF BPA	15th Contracting Squadron

SPM7M9-08-D-5029	2/3/2009	2/3/2010	3 — one year	Eotech IQC	Defense Supply Center Columbus - Maritime Supply Chain

SPM2D1-08-D-0252	9/11/08	9/10/2009	1 — one year	LBT Medical Bag IDPO	Defense Supply Center Philadelphia - Medical Supply Chain

SPM7M9-09-D-5003	2/3/2009	2/3/2010	3 — one year	TRIJICON: REFLEX SIGHT	Defense Supply Center Columbus - Maritime Supply Chain

EMALL GSA BPA #SPM7W108DE055	9/5/2008	8/31/2009	N/A	Email BPA	Defense Supply Center Columbus

FESGL #SPM8EG08D0008	12/28/2007	12/28/2009	3 — one year	FES TLS Great Lakes	Defense Supply Center Philadelphia C&E

FESMW #SPM8EG08D0012	12/28/2007	12/28/2009	3 — one year	FES TLS Midwest	Defense Supply Center Philadelphia C&E

FESNE #SPM8EG08D0005	12/28/2007	12/28/2009	3 — one year	FES TLS Northeast	Defense Supply Center Philadelphia C&E

FESSE #SPM8EG08D0002	12/28/2007	12/28/2009	3 — one year	FES TLS Southeast	Defense Supply Center Philadelphia C&E

FESWT #SPM8EG08D0016	12/28/2007	12/28/2009	3 — one year	FES TLS West	Defense Supply Center Philadelphia C&E

Contract No.	Start Date	End Date	Option	Description	Issuing Agency
W91CRB07D0033	6/18/2007	6/18/2008	3 — one year	FREE	US ARMY RDECOM ACQ CTR — W91CRB

HQ0034-08-D-1002	11/29/2007	11/30/2008	4 — one year	PENTAGON POLICE BODY ARMOR	WHS ACQUISITION & PROCUREMENT OFFICE

HQ0034-08-D-1003	11/29/2007	11/30/2008	4 — one year	PENTAGON POLICE UNIFORMS	WHS ACQUISITION & PROCUREMENT OFFICE

SOFLCS W911QY08D0011	5/9/2008	5/8/2013	N/A	SOF LCS	NATICK CONTRACTING DIVISION

SPM8EJ-09-D-0003	1/9/2009	1/8/2011	3 — one year	ADS Spec Ops TLS	Defense Supply Center Philadelphia

GS-07F-6072P	9/15/2004	9/14/2009	2 — five year	Sports, Promotional, Outdoor, Recreation, Trophies, and Signs (SPORTS)	GSA General Products Acquisition Center (7FC)

GS-02F-0238R	9/23/2005	9/23/2010	2 — five year	SIN 27-400 Instructor-Led Training	General Services Administrative, 2FYA

GS-07F-5965P	9/1/2004	8/31/2009	2 — five year	Law enforcements and security equipments, special purpose clothing, firefighting and rescue equipment	GSA General Products Acquisition Center (7FC)

W911QY-07-D-0003	12/20/2006	12/20/2007	4 — one year	GEN III ECWCS	Natick Contracting Division

SP4701-09-D-0026	8/27/2009	8/27/2012	1 — two year	CDUM II	DLA Contracting Services Office Philadelphia

19745	3/29/2005	5/31/2010	N/A	H.I.R.E. (New York State contract)	State of New York Executive Department

Schedule 8.16
REAL PROPERTY
Atlantic Diving Supply, Inc.:

Address	Owned/Leased	Landlord
477 Viking Drive, Suite 350 Virginia Beach, VA 23452	Leased	Ranco Road Associates L.C. 150 West Main Street, Suite 1100 Virginia Beach, VA 23510

1355 London Bridge Road Virginia Beach, VA 23453	Leased	Kettler Realty Corp. 1355 London Bridge Road Virginia Beach, VA 23453

2505 Aviator Drive Virginia Beach, VA 23453	Leased	Tactical Warehouse, LLC 477 Viking Drive, Suite 350 Virginia Beach, VA 23452

7401 Katelyn Court San Diego, CA	Subleased	CORT Business Services Corporation 11250 Waples Mill Road Suite 500 Fairfax, VA 22030

621 Lynnhaven Parkway, Suite 400 Virginia Beach, Virginia 23452	Leased	Tactical Office, LLC 477 Viking Drive, Suite 350 Virginia Beach, VA 23452

“Green Village” off of Jalalabad Road, PD#6 Kabul, Afghanistan	Leased	Stratex Construction “Green Village” off of Jalalabad Road, PD#6, Kabul, Afghanistan
Mar-Vel International, Inc.:

Address	Owned/Leased	Landlord
7115 Airport Hwy Pennsauken, NJ, 08109	Leased	7115 Airport Highway LLC 7115 Airport Hwy Pennsauken, NJ 08109

Schedule 9.15
POST CLOSING CONDITIONS
To the extent not delivered on the Closing Date, each applicable Loan Party shall perform the obligations set forth below, as soon as reasonably practicable, but in no event later than the number of days after the Closing Date applicable to each item set forth below. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement.
     1. Within thirty (30) days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), the Company shall deliver to the Administrative Agent a certificate of good standing for the Company under the laws of the State of California.
     2. Within thirty (30) days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), MAR-VEL International, Inc. (“MAR-VEL”) shall deliver to the Administrative Agent a duly executed Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent with respect to MAR-VEL’s operating account with PNC Bank, National Association (account number 802****055).
     3. Within thirty (30) days after the Closing Date (unless extended by the Administrative Agent in its sole discretion), MAR-VEL shall deliver to the Administrative Agent a copy of the certificate of incorporation of MAR-VEL as recently certified by the New Jersey Department of Treasury.
     4. Within thirty (30) days after the Closing Date (unless extended by the Administrative Agent in it sole discretion), the Company shall deliver to the Administrative Agent all insurance endorsements required under the terms of the Loan Agreement and under the other Loan Documents, which endorsements shall be in form and substance satisfactory to the Administrative Agent.

Schedule 10.1
EXISTING INDEBTEDNESS
Commercial Guaranty dated as of July 23, 2008 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Warehouse, LLC owing to TowneBank in the current outstanding amount of $6,122,990.96
Commercial Guaranty dated as of February 19, 2009 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Office, LLC owing to TowneBank in the current outstanding amount of $6,270,034.56
Advance by Atlantic Diving Supply, Inc. to Mar-Vel International, Inc. in the principal amount of $2,516,665.76 on February 15, 2010

Schedule 10.2
EXISTING LIENS
Atlantic Diving Supply, Inc.:

File No. of Financing
Name of		Statement/Jurisdiction
Secured Party	Description of Collateral	(Optional)
Dell Financing Services LP 12234 N. IH- 35, Bldg B Austin, TX 78753	All computer equipment and peripherals (collectively “Equipment”) wherever located, financed under and described in the Master Lease Agreement (“MLA”), entered into between Lessee and Lessor and all of Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the MLA, along with any modifications or supplements to the MLA and which are incorporated or evidenced in writing and all substitutions, additions, assessions, and replacements to the Equipment or Software now or hereafter installed in or affixed to or used in conjunction with the Equipment of Software and the proceeds thereof together with all payments, insurance proceeds, credits or refunds obtained by Lessee from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to such Equipment, Software or the MLA.	0802067157-0 Virginia

File No. of Financing
Name of		Statement/Jurisdiction
Secured Party	Description of Collateral	(Optional)
De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	All equipment leased or financed by Secured Party to or for Debtor pursuant to Secured Party’s contract number 24942625, together with all additions, attachments, accessories and substitutions to or for the same, and all proceeds of the foregoing.	0811107177-0 Virginia

US Bancorp 1310 Madrid Street Marshall, MN 56258	For informational purposes only: 1 C451 A00K010016123; 1 421 A0R6011005147/ Equipment Lease	0905157184-4 Virginia

US Bancorp 1310 Madrid Street Marshall, MN 56258	For informational purposes only: 1 4260S MAE498408 / Equipment Lease	0908217120-9 Virginia

US Bancorp 1310 Madrid Street Marshall, MN 56258	For informational purposes only: 1 WC7435PPBB007768 / Equipment Lease	1001297099-7 Virginia
Mar- Vel International, Inc.:

File No. of Financing
Name of Secured		Statement/Jurisdiction
Party	Description of Collateral	(Optional)
US Bancorp	Certain leased equipment	2443524-6 New Jersey

Barudan America, Inc.	Certain equipment	2530258-5 New Jersey

Schedule 10.3
EXISTING INVESTMENTS
Commercial Guaranty dated as of July 23, 2008 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Warehouse, LLC owing to TowneBank in the current outstanding amount of $6,122,990.96
Commercial Guaranty dated as of February 19, 2009 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Office, LLC owing to TowneBank in the current outstanding amount of $6,270,034.56
Advance by Atlantic Diving Supply, Inc. to Mar-Vel International, Inc. in the principal amount of $2,516,665.76 on February 15, 2010
Equity investment by Atlantic Diving Supply, Inc. to Mar-Vel International, Inc. in the amount of $5,264,239.00 on December 31, 2009

Schedule 10.7
EXISTING AFFILIATE TRANSACTIONS
Commercial Guaranty dated as of July 23, 2008 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Warehouse, LLC owing to TowneBank in the current outstanding amount of $6,122,990.96
Commercial Guaranty dated as of February 19, 2009 by Atlantic Diving Supply, Inc. in favor of TowneBank guaranteeing debt of Tactical Office, LLC owing to TowneBank in the current outstanding amount of $6,270,034.56
Advance by Atlantic Diving Supply, Inc. to Mar-Vel International, Inc. in the principal amount of $2,516,665.76 on February 15, 2010
Equity investment by Atlantic Diving Supply, Inc. to Mar-Vel International, Inc. in the amount of $5,264,239.00 on December 31, 2009
So long as Tactical Exporters, Inc. is an Interest Charge-Domestic International Sales Corporation, payment of commissions in the ordinary course of business by any Borrower on the sale of goods outside of the United States from time to time after the Closing Date to Tactical Exporters, Inc., provided that (a) the amount of such payments at any time does not exceed the allowable amount for such payments permitted by the Internal Revenue Service for Interest Charge-Domestic International Sales Corporations and (b) no Event of Default has occurred and is continuing at the time of such payment or immediately after giving effect thereto.